As filed with the Securities and Exchange Commission on June 25, 2007
                           Registration No. 333-137950

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SYSVIEW TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

        Delaware                          3679                   59-3134518
--------------------------------------------------------------------------------
 (State or jurisdiction         (Primary Standard             (I.R.S. Employer
    of incorporation         Industrial Classification       Identification No.)
    or organization)                 Code Number)

                              1772 Technology Drive
--------------------------------------------------------------------------------
                           San Jose, California 95110
--------------------------------------------------------------------------------
                                 (408) 436-9888
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                                    Darwin Hu
                              1772 Technology Drive
                           San Jose, California 95110
--------------------------------------------------------------------------------
                                 (408) 436-9888
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                              Jody R. Samuels, Esq.
                             Richardson & Patel LLP
                              The Chrysler Building
                        405 Lexington Avenue, 26th Floor
                            New York, New York 10174
                                 (212) 907-6686

Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH CLASS                                        PROPOSED MAXIMUM  PROPOSED MAXIMUM
        OF SECURITIES                           AMOUNT TO BE     OFFERING PRICE  AGGREGATE OFFERING      AMOUNT OF
       TO BE REGISTERED                          REGISTERED        PER UNIT            PRICE         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
common stock, par value $0.01 per share,     1,150,000 shares(1)   $1.00(2)          $1,150,000            $35.31
underlying preferred stock
----------------------------------------------------------------------------------------------------------------------
common stock, par value $0.01 per share,
underlying warrants                            575,000 shares(1)   $1.50(2)            $862,500            $26.48
----------------------------------------------------------------------------------------------------------------------
common stock, par value $0.01 per share,
underlying warrants                            100,000 shares(1)   $1.50(2)            $150,000             $4.61
----------------------------------------------------------------------------------------------------------------------
     TOTAL                                   1,825,000 shares(1)                     $2,162,500            $66.40(3)
----------------------------------------------------------------------------------------------------------------------

------------

(1) The Registrant has completed a private placement to accredited investors of units consisting of shares of the Registrant's Series B Convertible Preferred Stock and Warrants to purchase shares of the Registrant's Common Stock (the "Private Placement"). The Registrant is registering for resale (i) 1, 150,000 shares of Common Stock issuable upon conversion of shares of the Series B Convertible Preferred Stock, (ii) 575,000 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants issued to the purchasers in the Private Placement, and (iii) 100,000 shares of Common Stock issuable upon the exercise of the Common Stock Purchase Warrants issued to the placement agent in the Private Placement. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling shareholders.

(2) Represents the higher of: (i) the exercise prices of the convertible security and (ii) the offering price of securities of the same class as the common stock underlying the convertible security calculated in accordance with Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

(3)    All of which has previously been paid.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a) may determine.

                            SYSVIEW TECHNOLOGY, INC.

                        1,825,000 SHARES OF COMMON STOCK


         This prospectus relates to the public offering of up to 1,825,000 shares of our common stock, par value $0.001 per share, for sale by the selling stockholders for their own account. These shares include up to 1,150,000 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock and up to 675,000 shares of common stock issuable upon the exercise of warrants. We will pay the expenses of registering these shares.

         Our common stock is quoted on the NASD's Over the Counter Bulletin Board (OTCBB) under the symbol "SYVT". On June 19, 2007, the closing sales price for the common stock on the OTCBB was $0.82 per share.

         To the extent they wish to sell their shares of our common stock as provided for herein, the selling stockholders may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders, but we will receive funds from the exercise of their warrants upon exercise. Any such proceeds will be used by us for working capital and general corporate purposes. Prospective investors should read this prospectus and any amendment or supplement hereto together with additional information described under the heading "Available Information."

         Our principal executive offices are located at 1772 Technology Drive, San Jose, California 95110. Our telephone number is (408) 436-9888.

                      ------------------------------------

         AN INVESTMENT IN THE SHARES OF OUR COMMON STOCK BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 BEFORE YOU DECIDE TO PURCHASE ANY SHARES OF OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------


                     The date of this prospectus is June 25, 2007.

                                TABLE OF CONTENTS

                                                                            PAGE

     Prospectus Summary.......................................................1
     Risk Factors.............................................................4
     Note On Forward Looking Statements......................................14
     Business................................................................15
     Use of Proceeds.........................................................26
     Selling Stockholders....................................................26
     Plan of Distribution....................................................29
     Directors, Executive Officers, Promoters and Control Persons;
     Compliance With Section 16(A) of the Exchange Act.......................31
     Security Ownership of Management........................................34
     Description of Securities...............................................36
     Management's Discussion and Analysis or Plan of Operation...............43
     Certain Relationships and Related Transactions..........................60
     Market for Comon Equity and Related Stockholder Matters.................60
     Executive Compensation..................................................60
     Financial Statements....................................................73
     Legal Matters...........................................................73
     Experts.................................................................73
     Available Information...................................................73

         You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS. IN THIS PROSPECTUS AND ANY AMENDMENT OR SUPPLEMENT HERETO, UNLESS OTHERWISE INDICATED, THE TERMS "SYSVIEW TECHNOLOGY, INC.", "SYVT", "WE", "US", AND "OUR" REFER AND RELATE TO SYSVIEW TECHNOLOGY, INC. AND ITS CONSOLIDATED SUBSIDIARIES. ON JUNE 27, 2006, WE CHANGED OUR NAME FROM SYSCAN IMAGING, INC. TO SYSVIEW TECHNOLOGY, INC.

OUR BUSINESS

         We are in the business of developing, designing and delivering imaging technology solutions. We currently have 14 issued patents held by us, all of which are U.S. patents. Our technology is also covered by 5 issued patents in Taiwan. We also have 5 patent applications currently pending with the US Patent & Trademark Office, 4 of which relate to image display technology and 1 of which relates to image scanning. Our approach to research and development (R&D) is focused on creating new deliverable and marketable technologies. We sell our products to clients throughout the world, including the United States, Canada, Europe, South America, Australia and Asia. We intend to expand our business and product offerings into the much larger image display market where we intend to leverage our experience and expertise. We also believe that we may benefit from a level of transfer of technologies from image capture to image display.

         Our wholly-owned operating subsidiary, Syscan, Inc. ("SI"), was incorporated on May 1, 1995, under the laws of the State of California and is headquartered in San Jose with additional strategic offices in Arnhem (the Netherlands) and Hong Kong. Our majority stockholder is Syscan Imaging Limited, which is wholly-owned by Syscan Technology Holdings Limited. Syscan Technology Holdings Limited is a publicly-held company incorporated in Bermuda whose shares are listed on The Growth Enterprise Market of the Stock Exchange of Hong Kong Limited.

         Our strategy is to expand our image capture product line and technology while leveraging our assets in other areas of the imaging industry. We are actively shipping six categories of image capture products under several "house brands" or their OEM counterparts. We introduced our duplex scanners (DocketPORT) near the end of the third quarter of 2005, which created a broader base of products. Sales of our duplex scanners were approximately $1,936,000 during the year ended December 31, 2006 as compared to $674,000 for the year ended December 31, 2005. In addition to the finished scanner product line, we also design, configure and sell the Contact Image Sensor (CIS) Modules that we use in our products separately as an OEM component to manufacturers.

         While we continue to grow our presence in image capture technology, we have begun creating, through acquisition and research and development, new technology solutions for the substantially larger, image display market. More specifically we are creating products and technologies to accent and enhance the HDTV television market. We believe that these HDTV products will provide advanced image quality at a highly competitive price point, creating a value point product.

         In addition to future products and technologies in various stages of research and development, one of our objectives is to acquire companies in the image capture and display industry that could compliment our business model, improve our competitive positioning and expand our offerings to the marketplace, all of which there can be no assurance. In identifying potential acquisition candidates we will seek to acquire companies with varied distribution channels, rich intellectual property (IP) and high caliber engineering personnel.

         We intend to finance our research and development, commercialization and distribution efforts and our working capital needs primarily through cash flow generated from operations, our line of credit and through funding from other sources, including debt financing and equity financing. While there can be no assurance that such sources will provide adequate funding for our operations, management believes such sources will be available to us.

         Our principal executive offices are located at 1772 Technology Drive, San Jose, California 95110 and our phone number (408) 436-9888.

SERIES B PREFERRED STOCK FINANCING

         On August 8, 2006, we sold $1.150 million of our Series B Preferred Stock to accredited investors. Net proceeds from the financing will be used for marketing and sales, research and development opportunities and for general working capital purposes.

         The Series B Preferred Stock is convertible into shares of our common stock at a conversion price of $1.00 per share. In connection with the financing, we also issued to the selling stockholders common stock purchase warrants to purchase up to 575,000 shares of our common stock at a price equal to $1.50 per share. Starboard Capital Markets, LLC, an NASD member firm, acted as placement agent in the sale of our Series B Preferred Stock and received a cash commission of $80,000 and warrants to purchase up to 100,000 shares of our common stock at an exercise price of $1.50 per share.

         We have agreed, pursuant to a registration rights agreement, to register the shares of common stock underlying the Series B Preferred Stock and warrants, and are fulfilling our agreement by filing the registration statement of which this prospectus is a part with the Securities and Exchange Commission.

THE OFFERING

Outstanding Common Stock      21,842,092 shares as of June 19, 2007

Common Stock Offered          Up to 1,825,000 shares of common stock, including
                              up to 1,150,000 shares of common stock issuable upon conversion of the Series B Preferred Stock and up to 675,000 shares of common stock issuable upon the exercise of warrants, which warrants have an exercise price of $1.50 per share.

Proceeds We will not receive any proceeds from the sale of the common stock issuable upon conversion of the Series B Preferred Stock that may be sold pursuant to this prospectus. We will, however, receive proceeds upon the exercise of the warrants which, if all such warrants are exercised in full, would be $1,012,500. The selling stockholders are under no obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Risk Factors                  The securities offered hereby involve a high
                              degree of risk. See "Risk Factors."


OTC Bulletin Board Symbol     SYVT





                  [remainder of page intentionally left blank]

                                  RISK FACTORS

         AN INVESTMENT IN OUR SECURITIES IS EXTREMELY RISKY. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR SECURITIES. IF ANY OF THE FOLLOWING RISKS ACTUALLY MATERIALIZE, OUR BUSINESS AND PROSPECTS COULD BE SERIOUSLY HARMED, THE PRICE AND VALUE OF OUR SECURITIES COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR BUSINESS

BECAUSE WE DEPEND ON A SMALL NUMBER OF KEY CUSTOMERS, OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO RETAIN THESE CLIENTS AND/OR OBTAIN NEW CLIENTS AT A LEVEL SUFFICIENT TO SUPPORT OUR OPERATIONS AND/OR BROADEN OUR CLIENT BASE.

         During the year ended December 31, 2006 four of our customers accounted for approximately 81% of total revenues and during the three months ended March 31, 2007 three of our customers accounted for approximately 68% of total revenues. During the year ended December 31, 2005, four of our customers accounted collectively for approximately 79% of total revenues. The loss of any of our largest clients could have a material adverse effect on our business.

FOR EACH OF THE YEAR ENDED DECEMBER 31, 2006 AND THE THREE MONTHS ENDED MARCH 31, 2007 WE SUFFERED A NET LOSS AND WE MAY CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

         During the year ended December 31, 2006 and the three months ended March 31, 2007, we had an increase in revenues compared to the previous prior period, but we sustained an operating loss and cannot be sure that we will again operate profitably in the future. During the year ended December 31, 2006, our revenues increased by $4.62 million (58.9%) from $7.85 million for the year ended December 31, 2005 to $12.47 million for the year ended December 31, 2006. In addition, we had a net loss of $5.19 million for the year ended December 31, 2006, as compared to net loss of $1.49 million for the year ended December 31, 2005. During the three months ended March 31, 2007, our revenues increased by $1.69 million (69.3%) from $2.44 million for the three months ended March 31, 2006 to $4.13 million for the three months ended March 31, 2007. In addition, we had a net loss of approximately $808,000 for the three months ended March 31, 2007, as compared to net loss of approximately $272,000 for the three months ended March 31, 2006.

WE OUTSOURCE THE MANUFACTURING OF OUR IMAGE SCANNING PRODUCTS TO SYSCAN TECHNOLOGY HOLDINGS LIMITED (STH), THE PARENT COMPANY OF OUR MAJORITY SHAREHOLDER, AND IF THE OPERATIONS OF STH ARE INTERRUPTED OR IF OUR ORDERS EXCEED THE MANUFACTURING CAPABILITIES OF STH, WE MAY NOT BE ABLE TO DELIVER OUR PRODUCTS TO CUSTOMERS ON TIME.

         We currently utilize the manufacturing services of STH the parent company of our majority stockholder to manufacture all of our current products. STH serves as the exclusive manufacturer of all current and future image capture products to be produced by us, although there is no written agreement between us and STH. STH operates a single facility and if our customers place orders for large quantities of our products, or if STH's other customers place large orders of products, may not be able to produce our products in sufficient quantities. In addition, if the operations of STH were halted or restricted, even temporarily, or they are unable to fulfill large orders, we could experience business interruption, increased costs, damage to our reputation and loss of our customers. Although we have the right to utilize other manufacturers at any time, identifying and qualifying a new manufacturer to replace STH as the manufacturer of our products could take several months during which time, we would likely lose customers and our revenues could be materially delayed and/or reduced.

BECAUSE OF OUR RELATIONSHIP WITH STH, CONFLICTS OF INTEREST MAY ARISE BETWEEN US AND STH.

         Our majority stockholder is a wholly-owned subsidiary of STH and our Chairman of the Board and Chief Executive Officer was formerly an officer of STH. In addition, Darwin Hu our Chairman and Chief Executive Officer serves as a director of our majority stockholder Syscan Imaging Limited, which is wholly-owned by STH. This could create, or appear to create, potential conflicts of interest when members of our senior management are faced with decisions that could have different implications for us and for STH. For example, conflicts of interest could arise between us and STH in various areas such as fundraising, competing for new business opportunities, and other areas. In addition, STH serves as the exclusive manufacturer of our products. No assurance can be given as to how potentially conflicted members of our management team will evaluate their fiduciary duties to us and our majority stockholder, respectively, or how such individuals will act under such circumstances. Furthermore, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS FOR OUR COMPONENTS AND RAW MATERIALS AND ANY INTERRUPTION IN THE AVAILABILITY OF THESE COMPONENTS AND RAW MATERIALS USED IN OUR PRODUCT COULD REDUCE OUR REVENUES.

         We rely on a limited number of suppliers for the components and raw materials used in our image scanning products. Although there are many suppliers for each of our component parts and raw materials, we are dependent on a single or limited number of suppliers for many of the significant components and raw materials. This reliance involves a number of significant risks, including:

     - unavailability of materials and interruptions in delivery of components and raw materials from our suppliers;
     - manufacturing delays caused by such unavailability or interruptions in delivery; and
     - fluctuations in the quality and the price of components and raw materials.

         We do not have any long-term or exclusive purchase commitments with any of our suppliers. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our components and raw materials used in our products in a timely manner. If we are unable to obtain ample supply of product from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers' orders which could reduce our revenues and adversely affect our relationships with our customers

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO ADAPT TO EMERGING AND EVOLVING MARKETS.

         The markets for our products are changing rapidly and evolving and, therefore, the ultimate level of demand for our products is subject to substantial uncertainty. Most of our historic revenue was generated from selling image scanning products only. We expect that our future revenues will be generated by the sale of image scanning and image display products. We intend to expend significant resources towards developing our image display products. Any significant decline in demand for image scanning and/or image display products could materially and adversely affect our business and prospects.

IF WE SHOULD EXPERIENCE RAPID GROWTH, SUCH GROWTH COULD STRAIN OUR MANAGERIAL AND OPERATIONAL RESOURCES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

         Any rapid growth that we may experience would most likely place a significant strain on our managerial and operational resources. If we continue to acquire other companies, we will be required to manage multiple relationships with various clients, strategic partners and other third parties. Further growth (organic or by acquisition) or an increase in the number of strategic relationships may increase this strain on existing managerial and operational resources, inhibiting our ability to achieve the rapid execution necessary to implement our growth strategy without incurring additional corporate expenses.

WE DEPEND ON OUR MANAGEMENT. IF WE FAIL TO RETAIN KEY PERSONNEL, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

         There is intense competition for qualified personnel in the areas in which we operate. The loss of existing personnel or the failure to recruit additional qualified managerial, technical and sales personnel, as well as expenses in connection with hiring and retaining personnel could adversely affect our business. We also depend upon the performance of our executive officers and key employees in particular, Messrs. Darwin Hu and William Hawkins. Although we have entered into employment agreements with each of Messrs. Hu and Hawkins, there can be no assurance that we will be able to retain these key employees, the loss of any of which could have a material adverse effect upon us. In addition, we have not obtained "key man" life insurance on the lives of either Messrs. Hu or Hawkins.

         We will need to attract, train and retain more employees for management, engineering, research and development, sales and marketing and support positions. As noted above, competition for qualified employees, particularly engineers and research and development personnel, continues to be intense. Consequently, we may not be able to attract, train and retain the personnel we need to continue to offer our products to current and future customers in a cost effective manner, if at all.

IF WE FAIL TO RAISE CAPITAL THAT WE MAY NEED TO SUPPORT AND INCREASE OUR OPERATIONS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

Our future capital uses and requirements will depend on numerous factors, including:

     -    the extent to which our products gain market acceptance;
     -    the level of revenues from current and future products;
     -    the expansion of operations;
     - the costs and timing of product developments and sales and marketing activities;
     -    the costs related to acquisitions of technology or businesses; and
     -    competitive developments.

         We may require additional capital in order to continue to support and increase our sales and marketing efforts, continue to expand and enhance the products we offer to current and future customers and fund potential acquisitions. This capital may not be available on terms acceptable to us, if at all. In addition, we may be required to spend greater-than-anticipated funds if unforeseen difficulties arise in the course of these or other aspects of our business. As a consequence, we will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank facilities or other arrangements. We cannot assure you that such additional capital will be available on terms acceptable to us, if at all. Any additional equity financing is expected to be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants and increased interest costs. Our inability to obtain sufficient financing may require us to delay, scale back or eliminate some or all of our expansion programs or to limit the marketing of our products. This could have a material and adverse effect on our business.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE, AND ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF YOUR STOCK.

         We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of your stock. We plan to retain any future earnings to finance growth.

OUR MAJORITY STOCKHOLDER, SYSCAN IMAGING LIMITED, AND ITS PARENT COMPANY STH OWN AND CONTROL A SIGNIFICANT NUMBER OF THE OUTSTANDING SHARES OF OUR COMMON STOCK AND WILL CONTINUE TO HAVE SIGNIFICANT OWNERSHIP OF OUR VOTING SECURITIES FOR THE FORESEEABLE FUTURE.

         Syscan Imaging Limited, our majority stockholder, and STH its parent company, beneficially own approximately 75.1% of our outstanding common stock. As a result, these entities will have the ability to control our affairs and business, including the election of directors and subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership of our common stock may:

     -    delay or prevent a change in the control;
     - impede a merger, consolidation, takeover or other transaction involving us; or
     - discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

THE AUTHORIZATION AND ISSUANCE OF "BLANK CHECK" PREFERRED STOCK COULD HAVE AN ANTI-TAKEOVER EFFECT DETRIMENTAL TO THE INTERESTS OF OUR STOCKHOLDERS.

         Our certificate of incorporation allows the Board of Directors to issue preferred stock with rights and preferences set by our board without further stockholder approval. The issuance of shares of this "blank check preferred" under particular circumstances could have an anti-takeover effect. For example, in the event of a hostile takeover attempt, it may be possible for management and the board to endeavor to impede the attempt by issuing shares of blank check preferred, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us. Our Board of Directors has the right to issue blank check preferred without first offering them to holders of our common stock, as the holders of our common stock have no preemptive rights.

WE MAY NOT BE ABLE TO COMPLY WITH THE SARBANES-OXLEY ACT.

         The enactment of the Sarbanes-Oxley Act in July 2002 created a significant number of new corporate governance requirements and additional requirements may be enacted in the future. Although we expect to implement the requisite changes to become compliant with existing and new requirements when they do apply to us, we may not be able to do so, or to do so in a timely manner.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY AND TECHNOLOGY

UNAUTHORIZED USE OF OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY WILL ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

         Our success and competitive position depend in large part on our ability to obtain and maintain intellectual property rights protecting our products. We currently and may in the future rely on a combination of patents, copyrights, trademarks, service marks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property and proprietary rights. Unauthorized parties may attempt to copy aspects of our products or to obtain, license, sell or otherwise use information that we regard as proprietary. Policing unauthorized use of our products is difficult and we may not be able to protect our technology from unauthorized use. Additionally, our competitors may independently develop technologies that are substantially the same or superior to ours and that do not infringe our rights. In these cases, we would be unable to prevent our competitors from selling or licensing these similar or superior technologies. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States.

         Third parties have claimed and may claim in the future that we are infringing their intellectual property, and we could be exposed to significant litigation or licensing expenses or be prevented from selling our products if such claims are successful. From time to time, we are subject to claims that we or our customers may be infringing or contributing to the infringement of the intellectual property rights of others. We may be unaware of intellectual property rights of others that may cover some of our technologies and products. If it appears necessary or desirable, we may seek licenses for these intellectual property rights. However, we may not be able to obtain licenses from some or all claimants, the terms of any offered licenses may not be acceptable to us, and we may not be able to resolve disputes without litigation. Any litigation regarding intellectual property could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. In the event of a claim of intellectual property infringement, we may be required to enter into costly royalty or license agreements. Third parties claiming intellectual property infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to develop and sell our products.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND RAPIDLY CHANGING, AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY.

         There are a number of companies that develop or may develop products that compete in our targeted markets; however, currently there is no single company that competes with us in all of our product areas. The individual markets in which we compete are highly competitive, and are subject to rapid technological change. Within image capture, we compete directly with Plustek, Mustek and Silitek. Within Image Display, we will compete with Sony, Samsung, Sharp, Sanyo and Phillips. In image scanning, we compete with numerous companies, some of which are our private label partners. In addition, a number of smaller companies in both image scanning and image display technologies are in some markets competitive with our solutions. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of our prospective customers. Most of our competitors in each of the markets in which we compete have significantly greater financial, technical and marketing resources than us. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of products than we do.

         The market for image scanning and image display products is rapidly evolving. Significant technological changes could render our products obsolete. We must adapt to this rapidly changing market by continually improving the functionality and features of our products to meet clients' needs. If we are unable to develop new products and enhance functionalities or technologies to adapt to these changes in a cost-effective and timely manner, our business could be materially and adversely affected.

RISKS RELATING TO ACQUISITIONS

ANY ACQUISITIONS WE MAKE COULD RESULT IN DILUTION TO OUR EXISTING SHAREHOLDERS AND COULD BE DIFFICULT TO INTEGRATE WHICH COULD CAUSE DIFFICULTIES IN MANAGING OUR BUSINESS, RESULTING IN A DECREASE THE VALUE OF YOUR INVESTMENT.

         We believe that we will need to make strategic acquisitions of other businesses in order to achieve growth and profitability. Evaluating acquisition targets is difficult and acquiring other businesses involves risk. Our consummation of the acquisition of other businesses would subject us to a number of risks, including the following:

     - difficulty in integrating the acquired operations and retaining acquired personnel;
     - limitations on our ability to retain acquired sales and distribution channels and customers;
     - diversion of management's attention and disruption of our ongoing business; and
     - limitations on our ability to incorporate acquired technology and rights into our product offerings and maintain uniform standards, controls, procedures and policies.

         Furthermore, we may incur indebtedness or issue equity securities to pay for future acquisitions. The issuance of equity or convertible debt securities would be dilutive to our then existing shareholders.

RISKS RELATING TO OUR COMMON STOCK

THE LIMITED PRIOR PUBLIC MARKET AND TRADING MARKET MAY CAUSE POSSIBLE VOLATILITY IN OUR STOCK PRICE.

         There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained. The Over The Counter Bulletin Board (OTCBB) is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than NASDAQ and the national securities exchange, and quotes for securities quoted on the OTCBB are not listed in the financial sections of newspapers as are those for NASDAQ and the national securities exchange. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations including, but not limited to, the following:

     - quarterly variations in operating results and achievement of key business metrics;
     -    changes in earnings estimates by securities analysts, if any;

     - any differences between reported results and securities analysts' published or unpublished expectations;
     -    announcements of new products by us or our competitors;
     - market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;
     -    demand for our products;
     - shares being sold pursuant to Rule 144 or upon exercise of warrants and options or conversion of Series A Preferred Stock or Series B Preferred Stock; and
     - general economic or stock market conditions unrelated to our operating performance.

         These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

THERE ARE LIMITATIONS IN CONNECTION WITH THE AVAILABILITY OF QUOTES AND ORDER INFORMATION ON THE OTCBB.

         Trades and quotations on the OTCBB involve a manual process and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

THERE ARE DELAYS IN ORDER COMMUNICATION ON THE OTCBB.

         Electronic processing of orders is not available for securities traded on the OTCBB and high order volume and communication risks may prevent or delay the execution of one's OTCBB trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our common stock. Heavy market volume may lead to a delay in the processing of OTCBB security orders for shares of our common stock, due to the manual nature of the market. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR SECURITIES.

         The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our shares of common stock are subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and "accredited investors". For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our shares of common stock and may affect the ability of investors to sell such shares of common stock in the secondary market and the price at which such investors can sell any of such shares.

         Investors should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

     - control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
     - manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
     - "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
     - excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
     - the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

         Our management is aware of the abuses that have occurred historically in the penny stock market.

THERE IS A RISK OF MARKET FRAUD.

         OTCBB securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the OTCBB reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.

THERE IS LIMITED LIQUIDITY ON THE OTCBB.

         When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one's orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of one's order entry.

THERE IS A LIMITATION IN CONNECTION WITH THE EDITING AND CANCELING OF ORDERS ON THE OTCBB.

         Orders for OTCBB securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one's order. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

INCREASED DEALER COMPENSATION COULD ADVERSELY AFFECT THE STOCK PRICE.

         The dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTCBB if the stock must be sold immediately. Further, purchasers of shares of our common stock may incur an immediate "paper" loss due to the price spread. Moreover, dealers trading on the OTCBB may not have a bid price for shares of our common stock on the OTCBB. Due to the foregoing, demand for shares of our common stock on the OTCBB may be decreased or eliminated.

ADDITIONAL AUTHORIZED SHARES OF OUR COMMON STOCK AND PREFERRED STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET.

         We are authorized to issue 50,000,000 shares of our common stock. As of June 19, 2007, there were 22,342,092 and 21,842,092 shares of common stock issued and outstanding, respectively. However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the exercise of options or warrants or the conversion of our Series A Preferred Stock or our Series B Preferred Stock. As of June 19, 2007, we had outstanding 15,650 shares of Series A Preferred Stock, 11,500 shares of Series B Preferred Stock, stock options to purchase up to approximately 7,542,550 shares of our common stock at exercise prices of between $0.01 and $1.01 per share, warrants to purchase up to approximately 1,884,000 shares of our common stock at conversion prices of between $0.65 and $2.00 per share, and of which 45,000 are subject to future vesting, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. Of the reserved shares, a total of 4,700,000 shares are currently reserved for issuance in connection with our stock option plans, of which options to purchase an aggregate of 3,846,000 shares have been granted under the plans. Also of the reserved shares, a total of 3,696,550 shares are currently reserved for issuance in connection with certain non-qualified stock options of which options to purchase that same number of shares have been issued to our officers, directors, key employees and consultants. A significant number of such options and warrants contain provisions for cashless exercise. To the extent such options or warrants are exercised, the holders of our common stock will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

         The exercise of the outstanding derivative securities will reduce the percentage of common stock held by our stockholders. Further, the terms on which we could obtain additional capital during the life of the derivative securities may be adversely affected, and it should be expected that the holders of the derivative securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such derivative securities. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.

         In addition to the above-referenced shares of common stock which may be issued without stockholder approval, we have 2,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. We currently have 60,000 shares of Series A Preferred Stock authorized, 15,650 of which are issued and outstanding and 30,000 shares of Series B Preferred Stock authorized, 11,500 of which are issued and outstanding. While we have no present plans to issue any shares of preferred stock other than the Series A Preferred Stock and the Series B Preferred Stock, our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

         From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933 (Securities Act), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

DIRECTOR AND OFFICER LIABILITY IS LIMITED.

         As permitted by Delaware law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

                       NOTE ON FORWARD LOOKING STATEMENTS

         Certain statements contained in this prospectus constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words "believe," "expect," "anticipate," "intend," "estimate," "plan" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

         We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

                                    BUSINESS

GENERAL

         Sysview Technology, Inc. (referred to herein as "we", "us", "our", "Sysview" or "Company") through our wholly-owned operating subsidiaries develops, designs and delivers various imaging technology solutions to the corporate/enterprise, small office-home office (SOHO), professional practice and consumer markets. We are a provider of USB powered, scanning solutions to a wide variety of industries and market applications. Our proprietary page-imaging devices facilitate the way information is stored, shared and managed in both business and personal use. We market and distribute our products indirectly through a global network of Original Equipment Manufacturers (OEM), private label business channels, system integrators, value-added resellers (VAR's), and distributors. Our products may be viewed on our website at www.syscaninc.com. We believe that the value of our mobile image scanning solutions is best realized in vertical markets that are information and process intensive, such as healthcare, document security, financial services, legal and government.

         We have always developed our business model around intellectual property (IP) driven products sold primarily to OEM's, Private Label brands and VAR's. In keeping with this business model, our wholly owned subsidiary Sysview Technologies, Inc. is currently in the process of developing multiple new technologies related to the High Definition TV (HDTV) market, including an innovative line of large format (42-60 inches) high definition television products that incorporate liquid crystal on silicon (LCoS) rear projection display technology (RPDT). Our core engineering-to-manufacturing experience and resources lend themselves to developing this new technology. Going forward we plan on leveraging certain patents and inventions related to RPDT to forge industry relationships and market channels.

         Our world-wide corporate headquarters and logistics center is currently located at 1772 Technology Drive, San Jose, California 95110. We have additional offices and warehousing facilities in The Netherlands and Southern China. Our Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Proxy Statements relating to our annual meetings of stockholders, Current Reports on Form 8-K and amendments to these reports are available free of charge on our website at www.syscaninc.com, as well as from the SEC's website at www.sec.gov.

BACKGROUND

         Our wholly-owned subsidiary, Syscan, Inc., was founded in Silicon Valley in 1995 to develop and manufacture a new generation of CIS (Contact Image Sensors) that are CMOS-Complimentary Metal Oxide Silicon imaging sensor devices. During the late 1990's, we established many technical milestones and were granted numerous patents based on our linear imaging technology (Contact Image Sensors). Our patented CIS and mobile imaging scanner technology provides very high quality images but at extremely low power consumption, allowing us to deliver very compact scanners in a form ideally suited for the laptop computer users or desktop computer users who need a small "footprint", light weight device to scan and/or fax documents.

         This "enabling" technology is found in a variety of applications such as document management, ID card and passport security scanners, bank note/check verification, business card readers, scanning bar codes and optical mark readers used in lottery terminals. In the past ten years we have grown to be one of the largest OEM - VAR - private label manufacturers of page-fed scanning systems and contact image sensor modules for several hundred companies including major brands such as VISIONEER, PENTAX, CARDSCAN, AMBIR TECHNOLOGY, DIGIMARC, BANKSERV and OMRON. Our vertically integrated design and manufacturing model allows rapid time-to-market for these leading companies. Our manufacturing is completed in China by a wholly-owned subsidiary of the parent company of our majority stockholder, which provides a low-cost manufacturing base for these industrial and consumer products.

MARKET OPPORTUNITIES

         IMAGE CAPTURE TECHNOLOGY

         In the past decade, information has become an increasingly important source of capital for businesses and enterprises, and the speed and sophistication of information exchange is often a defining characteristic of the most successful entities worldwide. Many organizations define their strategy, assess their ability to compete and manage their customer relationships based on the quality, diversity and availability of their information products, services and resources. The medium and optimal format for vital business information is wide and varied, and includes paper, electronic files and Web content.

         Confronted by exponentially increasing information through more and more channels, consumers and business personnel employ a variety of resources for retrieving information, conducting transactions and performing their jobs. The Internet and related corporate infrastructure have emerged as a powerful global communications network and channel for business. These electronic systems have fundamentally changed the way organizations and consumers obtain information, communicate, purchase goods and conduct business.

         Businesses around the world share a common motivation to improve operating efficiency and enhance customer service. Customer satisfaction, employee productivity and company operating results can often be linked to an organization's ability to effectively manage, utilize and communicate information.

         We believe there is a significant opportunity for our solutions to help simplify the way people access, share, manage and use information in business and in daily life. Our strategy is to deliver premier, comprehensive imaging technologies. Our imaging solutions eliminate the need to manually reproduce documents, automate the integration of documents into business systems, and enable the use of electronic documents and forms over the Internet, through mobile faxing and other business applications. Our products and technologies deliver a measurable return on investment to our customers.

OUR IMAGE CAPTURE MARKET SOLUTION

         As a manufacturer of USB powered imaging devices, we set out in late 2004 to create a new opportunity within our own market. We found through our existing sales channels that there was a growing demand for duplex page imaging products that allowed the end-user to scan both sides of a document simultaneously. The overall growth of this market is being propelled by paper conservation cycles that require two-sided printing of official documents and forms. The added availability of duplex printers in the office and home has accelerated the demand for duplex imaging devices. Our introduction in June of 2005, of the world's first duplex image capture device under 2 pounds in weight, allow users to incorporate two-sided images and documents into digital applications, systems and devices. Our new duplex products highly automate the document capture process and help enterprises, professionals and consumers increase productivity, reduce costs and save time. We plan to substantially expand our product offerings in the duplex imaging scanning market and plan to further expand our business to include a wider base of software development tools for our existing patented products used throughout the image capture market.

IMAGE DISPLAY TECHNOLOGY

         Until the year 2001, home televisions have changed very little relying (almost) exclusively on the Cathode Ray Tube (CRT). This technology provided a good quality picture based on the broadcasting (and cable operators) signal limitations, but weight and size limited the screen size to around forty (40) inches. With the relatively new introduction of high definition television
(HDTV) the consumer (and commercial) markets are dramatically increasing the demand for larger screen sizes in order to bring the movie theater experience into the home. In response to this demand various types of liquid crystal display (LCD) and plasma display panel (PDP) models have been introduced to the marketplace. These LCD and PDP models solved the screen size issue, but the picture quality could not achieve the HDTV standard of 1080 active lines (1080p) and the comparatively high pricing versus CRT models allowed them limited consumer market penetration.

         To date PDP technology has been the leader in delivering a price performance value in the larger format screen sizes typically 42" and up. In the past year, Digital Light Processing(TM) (DLP) by Texas Instruments has emerged as the strongest challenger to PDP products, typically offering 720p picture resolution, acceptable brightness characteristics and generally a price tag 20%
- 30% below comparable PDP products. Plasma technology continues to be vulnerable to both the LCD and DLP formats as the size and performance to price ratios converge. We recognize that the television display market is in the process of a major transition, as several technologies challenge plasma technology as the dominant force in large format displays. The current top eight leaders (Samsung, Sony, Sanyo, Toshiba, LG, SAMPO, Panasonic and Hitachi) compete under the different brand names but are frequently in collaboration with each other as well as regional brands in the international markets. The local brand - private label (tier 2) competitors add another 15-20 competitors to the marketplace. In short, there are roughly 30 different competitors worldwide in the large format TV market worldwide. Several of the major suppliers have already announced introduction of "true" 1080p HDTV technology, but they struggle with the reality that plasma, LCD and DLP technology still have difficulty achieving the price performance ratio being demanded by the consumer market.

OUR DISPLAY MARKET SOLUTION

         While continuing R&D on multiple HDTV technology solutions, in October of 2005, Syscan expanded its Sysview HDTV display technology group through the purchase of Nanodisplay Inc., the holder of key intellectual property related to LCoS (liquid crystal on silicon) HDTV technology. Nanodisplay has multiple patents pending surrounding its proprietary methods and technologies that utilize CNT (Carbon Nanotube) technology and advanced assemblage and integration processes. Nanodisplay is in late stage research and development for the production of an advanced high yield LCoS chip with true 1080P resolution. Upon completion of this innovative LCoS technology, of which there can be no assurance, it is expected that technology upgrades to even greater resolutions are likely possible at an accelerated pace. Our ultimate goal is to achieve superior visual performance and resolution at a significant value in large screen format HDTV's.

         Nanodisplay co-founder Dr. Gihong Kim brings a tremendous amount of experience to Syscan and Sysview alike. Dr. Kim has been a research and development engineer in the field of semiconductor materials, process integration and devices, for the majority of his career. He attributes the genesis of his solutions to solving key LCoS challenges and limitations to his involvement with LCoS since the technologies initial R&D stages. To his credit Dr. Kim has over 20 patents issued and has had 13 papers published in the field of semiconductor technology.

OUR COMPETITIVE STRENGTHS

CORE TECHNOLOGY ASSETS. In recent years, we have developed and acquired technology assets, intellectual property and industry expertise in both the image capture and image display markets. We believe a significant investment in capital and time would be necessary for competitors to replicate our current capabilities. We continue to invest in the advancement of our technologies to maintain our market as well as to develop new markets/products. As of March 31, 2007, we had 25 (64%) full-time employees involved in the research and development of our products and our technologies that continue to add to the existing issued patents that we hold in the U.S. and Foreign territories.

BROAD DISTRIBUTION CHANNELS. We maintain an extensive network of distribution channels to address the needs of specific markets such as financial, legal, healthcare and government. We believe that our extensive channel relationships increase the difficulty for competitors to develop a similar channel network and make it difficult for our products to be displaced. In addition, our far-reaching channel network enables us to introduce new products quickly and effectively throughout the global marketplace.

CAPTURING MARKET SHARE. We believe we continue to be a manufacturing leader in USB powered image capture devices. Our customers tend to look to established, experienced vendors when making product selections and as an established manufacturer in our markets, we believe we can target and win more partnership arrangements and new customers than our competition.

INTERNATIONAL FOCUS. Our international experience and diverse heritage allow us to efficiently compete on a global basis. We have established effective bases of operations in the USA, European Union and Asia Pacific. We recognize cultural and language benefits in manufacturing, warehousing and time-to-market sales.

OUR STRATEGY

PURSUE HIGH GROWTH MARKETS IN IMAGE SCANNING. We intend to leverage our technologies and market leadership to expand our opportunities in mobile and other markets. We also intend to pursue emerging opportunities to use our technology within consumer devices, and other wide spread devices. To expand our position in mobile image capture, we intend to continue to introduce new versions of our products and applications; complete new license agreements with customers and partners that will resell our technologies; and make strategic acquisitions that we believe complement our existing solutions and resources in various evolving markets.

EXPAND IMAGE SCANNING SOLUTIONS. We intend to enhance the value of our imaging scanning solutions for enterprises to address the proliferation of security related applications, the expanded use of content management systems, and the widespread adoption of networked multifunction and digital image scanning devices. We intend to introduce new products or new versions of existing products to take advantage of these growth opportunities. We also plan to enhance our software development toolkits so our technologies can be integrated with more third-party solutions.

FOCUS ON SPECIFIC VERTICAL MARKETS. We intend to focus our marketing and sales resources to generate demand and deliver solutions in specific vertical markets. The value of our solutions is best realized in vertical markets that are information and process intensive, such as healthcare, telecommunications, financial services, legal and government. In addition, we intend to offer custom versions of certain applications and products for specific vertical markets such as medical, legal and utilities.

EXPAND WORLDWIDE CHANNELS. We intend to expand our global channel network and build upon our existing distribution channels, especially in Europe, Asia and Latin America. In particular, we intend to replicate our successful North American value-added reseller channel in Europe. Along these lines, we intend to add sales employees in different geographic regions and launch programs and events to help recruit new partners for our channel network.

PURSUE STRATEGIC ACQUISITIONS. We will selectively pursue strategic acquisitions of companies in the image capture and display industry that could compliment our business model, improve our competitive positioning and expand our offerings to the marketplace, of which there can be no assurance. In identifying potential acquisition candidates we will seek to acquire companies with varied distribution channels, rich intellectual property (IP) and high caliber engineering personnel.

         We have begun focusing our sales and marketing efforts substantially towards the vertical markets such as the Value Added Reseller (VAR) and small-office-home-office (SOHO) markets. We believe focusing on these markets is the most effective way to showcase our technological capabilities and manufacturing efficiencies, while enabling us to maintain higher margins, and require fewer resources than working directly with the mass retailers.

         For the HDTV market, we are currently concentrating our efforts and investment towards the completion and mass market delivery of the Nanodisplay LCoS HDTV solution. Although there can be no assurances, we intend to initiate a relationship in the near future with a partner that may allow us to provide a proprietary low cost light engine component which would be used to drive the Nanodisplay imager/chip. We believe that by co-designing and combining these two critical components we will be able to deliver a complete, low cost high performance, LCoS solution to the market. Separately, we also recognize that there are other viable non-TV applications for the Nanodisplay LCoS imager and expect to explore those possibilities.

         Beyond our LCoS initiative we continue development of an LCD product that uses RGB (red, green, and blue) LED's controlled sequentially as an alternative longer life backlight source with visual performance benefits. Most of our LCD HDTV strategy is leveraged on core technologies and market synergy that we established in the image capture (scanning) market since our scanner devices utilize LED's as a light source, and the precise control of this light source is a critical capability in the performance and ultimate market success of this new technology. It is not expected that there will be mass acceptance of variations of this technology until late 2007. In order to meet the competitive requirements, we believe that we will need a collaborator (or partner) that has significant experience in the FPD panel design and tooling. A partner will also reduce the time-to-market and overall risk associated with entry into the marketplace.

PRODUCTS

         IMAGE SCANNING PRODUCTS

         We offer several different image scanning product groups to meet the diverse needs of our customers. Although all our products are based on the same patented and proprietary technology, our product groups vary from one another by features and configurations. Our most popular product groups include our DocketPORT and TravelScan line of products.

                  DOCKETPORT

         Our DocketPORT product group is our fourth generation of compact document/image-capture devices. Specific features of this product group include:

     -    High Speed-Universal Serial Bus (USB) powered;
     - Several models capable of true duplex scans (both sides of a two-sided document at once);
     -    600 dots per inch (DPI) optical resolution;
     -    Minimal power consumption;
     -    Extremely lightweight;
     - Restriction of Hazardous Substance (RoHS) and Waste Electrical and Electronic Equipment (WEEE) compliant;
     - Internal 48-bit analog-to-digital conversion for three-color channels (red, green and blue);
     -    No power adapter required; and
     -    Scans any size document from business cards to legal size documents.

                  TRAVELSCAN

         Our TravelScan products are the ideal document management devices for busy professionals and executives. These lightweight and convenient scanners are powered using only the USB port, an exclusive Syscan patent. Our TravelScan products can be conveniently carried alongside laptops and requires a minimal footprint in your work area. These products enable users to fax, email and organize all business documents with the "touch of a button." Specific features include:

     -    Full-Speed USB powered;
     -    600 dots per inch ("DPI") optical resolution;
     -    Minimal power consumption;
     -    Extremely lightweight; and
     -    RoHS and WEEE compliant.

                  CONTACT IMAGE SENSOR (CIS) MODULES

         In addition to the finished scanner product line, we also design, configure and sell the Contact Image Sensor (CIS) Modules that we use in our products and separately as an OEM component to other manufacturers.

                  PRODUCTS IN DEVELOPMENT

         We have a product development program currently in place to add new products in 2007. These new products are being introduced as both Syscan branded and OEM/VAR branded products. Many of these new scanners are being driven by increased market demand for duplex, faster and easier-to-use products. They will also concentrate more on the identity-security and financial transaction market needs.

         IMAGE DISPLAY PRODUCTS

                  SYSVIEW TECHNOLOGY

         During 2005 we saw the establishment of SysView Technology Inc., a wholly owned subsidiary of ours that is focused on introducing breakthrough price-performance technology in the HDTV display market. As part of this objective, we acquired Nanodisplay Inc. in October 2005. Nanodisplay is a designer of LCoS HDTV technology and we believe that the acquired technology and personnel will contribute significantly to our efforts in the display market. The light engine is the optics component that actually projects the image that the chip (Nanodisplay) creates. We believe that it is important that both of these technologies be vertically integrated and co-designed in order to offer the best and most cost-effective complete solution.

         In addition we are in various stages of development on two other HDTV initiatives. The first is the design and implementation of a unique backlighting system for large format LCD screens. Through the use of RGB (red, green and blue) LED's we will attempt to replace the current industry standard CCFL (cold cathode florescent light). The expected end result is both extended product life and enhanced visual performance. The ultimate success of this technology is based on the ability to sequentially manage the timing of the independent colored LED's appropriately. We believe that we have a unique understanding of this process as it is used in our patented mobile image scanning devices.

         We are also currently investing in the R&D of what we call ITV or intelligent TV. We believe that the step will ultimately become less passive and more interactive. To that end we are working on a host of hardware and software applications that would allow for that interactivity. Our goal is to deliver the hardware component of this technology at a price that would allow for it to be transparently included in new TV's. We also recognize the importance of making the technology seamless and simple to use. Tivo is an example of how the consumer is beginning to accept the idea of greater functionality in their TV.

SALES, DISTRIBUTION AND FULFILLMENT

         We market and distribute our products indirectly through a global network of OEM's, system integrators, value-added resellers and regional distributors.

         We have established relationships with more than 40 channel partners throughout North America, Europe and Asia, including leading system vendors, value-added resellers and regional distributors. In addition our products are sold through a variety of retail and web-based channels.

MANUFACTURING

            All of our products are currently manufactured by a subsidiary of Syscan Technology Holdings (STH), the parent company of our majority stockholder. We and STH have established an internal-pricing agreement that is updated on a semi-annual basis. STH serves as the exclusive manufacturer of all current and future image capture products to be produced by us. We believe, for quality control and pricing reasons that this type of relationship is more favorable than could be attained from unaffiliated third-parties. STH purchases the raw materials, parts and components and other items, with the exception of certain critical components and tooling, that are required to manufacture our products.

            STH warrants the products it manufactures for us against defects in material and workmanship for a period of 18 months after the completion of manufacture. After such 18 month period, STH has agreed to provide repair services for the products to us at its customary hourly repair rate plus the cost of any parts, components or items necessary to repair the products.

            Since STH is the primary manufacturer of all of our current products, if the operations of STH are interrupted or if our orders or orders of other STH clients exceed the manufacturing capabilities of STH, STH may not be able to deliver our products to us on time and we may not be able to deliver our products to our customers on time, which could adversely affect our business, reduce our revenues and significantly harm our relationship with our customers. We have the right at anytime to engage third parties to manufacture some or all of our products.

       We believe that it could take approximately three to six months to secure a third-party manufacturer to supplement STH's manufacturing capabilities and approximately six to twelve months to replace STH as our sole manufacturer. Although we believe that there are a number of third-party manufacturers (other than STH) available to us, there can be no assurances that we would be able to secure another manufacturer on terms favorable to us, or at all, or how long it would take us to secure such manufacturing.

SUPPLIERS

         STH purchases the raw materials, parts and components and other items, with the exception of certain critical components and tooling, that are required to manufacture our products. A limited number of components included in our products are obtained from a single supplier or a small group of suppliers. We have some controller chips that are sole-sourced, as they are specialized devices that can effectively control the cost of our product. We do not have any long-term or exclusive purchase commitments with any of our suppliers. Where possible, we work with secondary suppliers to qualify additional sources of supply. To reduce the risk associated with using a sole supplier, we attempt to maintain strategic inventories of these sole-sourced components. To date we have been able to obtain adequate supplies of the components used in the production of our documents/image-capture products in a timely manner from existing sources. If in the future we are unable to obtain sufficient quantities of required materials, components or subassemblies, or if such items do not meet our quality standards, delays or reductions in product shipments could occur which could harm our business, financial condition and results of operations.

PROPRIETARY TECHNOLOGY

         We exploit our proprietary technology, trade secrets, know-how, continuing technological innovations and licensing opportunities to maintain our competitive position. We rely on patent law, copyright law, trade secret laws, secrecy, technical measures, licensee agreements and non-disclosure agreements to protect our technology, trade secrets and other proprietary rights. Our policy is to file patent applications to protect technology, inventions and improvements that are important to the development of our business, to maintain a technological advantage over our competitors and to in some cases generate licensing revenue. In this regard, we have obtained patents that directly relate to our products. Our mobile imaging scanning technologies are covered by numerous patents and patent applications owned by us. We currently have 14 issued (granted) patents and 5 patents issued in Taiwan. We currently have 5 pending patents in the United States, of which 4 are related to image display technologies and 1 related to image scanning. These patents expire on various dates between 2017 and 2022.

         We require our employees to execute confidentiality and invention assignment agreements in order to protect our proprietary technology and other proprietary rights. We also rely on trade secrets and proprietary know-how to protect our proprietary rights.

RESEARCH AND DEVELOPMENT

         The market for our products and services is characterized by rapid technological change, frequent new product introductions and enhancements, evolving industry standards, and rapidly changing client requirements. As a result, we believe that our future growth is highly dependent on the timely and efficient introduction of new and updated products and technology. As of December 31, 2006, we employed or directly contracted 25 people in research and development, 8 of whom are located in international locations. Our employees based in overseas facilities extend our global focus while often lowering our overall cost of research and development. To promote efficiency in our research and development efforts, we have organized the effective use of global development teams and a comprehensively integrated development process. In addition, we have developed and refined our time-to-market process, which contributes to cost-effective resource management while promoting technology sharing across programs.

         Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our clients. Our research and development expenses for the twelve months ending December 31, 2006 and the twelve months ended December 31, 2005 were approximately $3.084 million and $951,000, respectively. We expect that we will continue to commit significant resources to research and development in the future, specifically with respect to the HDTV market. To date we have not capitalized any research and development expenses and all costs have been expensed as incurred.

INTERNATIONAL OPERATIONS

         Our international operations include research and development, customer support and sales and marketing. Our international research and development is conducted in the US and China. Additionally sales and support offices are located in the US, the Netherlands, Korea and China to support our current international customers and to expand our international revenue opportunities.

         Geographic net sales classification is based on the country in which the sale is invoiced.Net sales for the twelve months ended December 31, 2006 were 94% in North America, 3% in Asia and 3% in the European market. This is compared to the 2005 geographic net sales of 87% in North America, 9% in Asia and 4% in Europe.

         Additional financial information relating to foreign and domestic sales and operations for each of the twelve months ended December 31, 2006 and the year ended in the period ended December 31, 2005 is set forth in Note 11, "Segment and Geographic Information" of the Notes to Consolidated Financial Statements.

COMPETITION

         We have several direct competitors to our document/image-capture products, in major worldwide markets (North America, Europe and Asia). While there is currently no single company that competes with us in all of our product areas, within Image Display we compete with Sony, Samsung, Sharp, Sanyo and LG, and our HDTV products could compete with some of these same companies' products as well, however, we intend to enter into OEM and private label relationships with some of these competitors. In addition, there are several smaller vertically positioned companies in the image display technologies that may be competitive with our solutions.

         To maintain our competitive advantage we maintain a high level of investment in research and development and focus on factory efficiency allowing us to provide superior time-to-market product cycles with the goal of manufacturing and delivering products to customers virtually defect free. We believe that our competitive strengths include:

     -    Patented and proprietary-based products;
     - Favorable and well established reputation, experience and presence in the USB-powered document/image-capture devices market;
     - Superior customer relationships that allow us to identify and work closely with customers to meet market demands;
     - Vertical integration design and manufacturing business model which reduces the time to introduce a new or improved product to the market;
     -    Broad distribution channels; and
     -    Product quality and performance.

         Nonetheless, current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of our prospective customers. Most of our competitors in each of the markets in which we compete have significantly greater financial, technical and marketing resources than us. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of products than we do.

COMPLIANCE WITH ENVIRONMENTAL, HEALTH, AND SAFETY REGULATIONS

         In July 2006, the European Union ("EU") began requiring all electronics products sold within the EU to be RoHS compliant pursuant to the European Directive 2002/95/EC. Beginning in January 2006, all our products are RoHS compliant.

EMPLOYEES

         As of June 19, 2007, we employed 36 people on a full-time basis, 23 in the United States and 13 internationally. Of the total, 25 were in product research and development, 4 in sales and marketing and 7 in general administration. None of our employees located in the United States or internationally are represented by unions or collective bargaining agreements. We have experienced no work stoppages and believe that our employee relations are good. We have utilized the services of consultants, third-party developers, and other vendors in our sales, development, manufacturing activities and finance and administration functions.

AVAILABLE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549, 233 Broadway, New York, New York 10279, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from the Commission's Website at "http://www.sec.gov." We make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact our Corporate Secretary at our address as set forth above.

         We maintain a Website at "http://www.syscaninc.com" (this is not a hyperlink, you must visit this website through an internet browser). Our Website and the information contained therein or connected thereto are not incorporated into this Prospectus.

DESCRIPTION OF PROPERTY

At March 31, 2007 details of our property were as follows:

                                           TOTAL SQUARE
LOCATION               LEASE EXPIRATION      FOOTAGE     PRIMARY USAGE
San Jose, CA            November 2008         10,700     Corporate headquarters,
                                                         research and
                                                         development lab
San Jose, CA            Month to month         2,300     Inventory management
                                                         and distribution
Arnhem, Netherlands     Month to month           250     Field service and sales
                                                         office
Arnhem, Netherlands     Month to month         1,400     Inventory management
                                                         and distribution
Brisbane, Australia     Month to month         1,100     Inventory management
                                                         and distribution
Shenzhen, China         Month to month         2,100     Inventory management
                                                         and distribution

We believe our properties are adequate for our current needs and will be sufficient to serve the needs of our operations for the foreseeable future.

LEGAL PROCEEDINGS

            As of the date of this prospectus, there were no pending material legal proceedings to which we were a party and we are not aware that any were contemplated. There can be no assurance, however, that we may not from time to time be made a party to litigation in the normal course of our business, and any finding of liability imposed against us could have a material adverse effect on our financial condition, results of operations or cash flows.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock issuable upon conversion of the Series B Preferred Stock by the selling stockholders. If and when all of the warrants held by the selling stockholders are exercised, we will receive the proceeds from the exercise of those warrants. If these warrants are exercised in full by the selling stockholders, we may receive up to $1,012,500, which we intend to use for working capital and other general corporate purposes.

                              SELLING STOCKHOLDERS

         Up to an aggregate of 1,825,000 shares of common stock may be offered under this prospectus consisting of up to (i) 1,150,000 shares of common stock issuable upon conversion of Series B Preferred Stock, and (ii) up to 675,000 shares of common stock issuable upon the exercise of warrants.

         All proceeds of this offering will be received by the selling stockholders for their own account. We may receive proceeds in connection with the exercise of the warrants, the underlying shares associated with which may, in turn, be sold by the selling stockholders. As used in this prospectus, the term "selling stockholder" includes the selling stockholders listed below and their transferees, assignees, pledgees, donees or other successors.

         On August 8, 2006, we consummated the sale of 11,500 shares of our Series B Preferred Stock for gross proceeds of $1,150,000. The Series B Preferred Stock is convertible, under certain conditions, into shares of our common stock at a price equal to $1.00 per share. In connection with the financing, we also issued to the purchasers of the Series B Preferred Stock common stock purchase warrants to purchase up to 575,000 shares of our common stock at a price equal to $1.50 per share. We also issued an aggregate of 100,000 warrants to Starboard Capital Markets, LLC and its affiliates, to purchase common stock at a price equal to $1.50 per share, as compensation for its services as placement agent in our Series B Preferred Stock offering. For its services as placement agent in our Series B Preferred Stock offering, Starboard Capital Markets, LLC received an eight percent (8%) cash commission (only with respect to investors introduced by Starboard) and warrants to purchase up to ten percent (10%) of the number of shares of common stock into which the Series B Preferred Stock sold in the offering (only with respect to investors introduced by Starboard) was initially convertible, at an exercise price equal to $1.50 per share. Starboard Capital Markets, LLC acquired the warrants in the ordinary course of business and at the time of its acquisition of the warrants it did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the warrants or the shares of common stock issuable upon exercise of the warrants.

         The following table sets forth, to our knowledge, certain information about the selling stockholders as of the date of this prospectus. None of the selling stockholders, other than Starboard Capital Markets, LLC, is a registered broker-dealer.

         Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the note and upon exercise of the warrant held by the holder that are currently convertible or are exercisable within 60 days after the date of the table are deemed outstanding.

         The percent of beneficial ownership for the selling stockholder is based on 21,842,092 shares of common stock outstanding as of the date hereof. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days of the date hereof, are considered outstanding and beneficially owned by a selling stockholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling stockholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

         The following table sets forth information as of that date regarding beneficial ownership of our common stock by each of the selling stockholders before and immediately after the offering. Actual ownership of the shares is subject to conversion of the Series B Preferred Stock and exercise of the warrants.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.

         After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholders may change over time.

         Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.


                                       NUMBER
                                      OF SHARES
                       POSITION,      OF COMMON
                       OFFICE OR      STOCK, NOT                                       NUMBER
                         OTHER         INCLUDING        NUMBER                        OF SHARES
                        MATERIAL    SHARES ISSUABLE    OF SHARES         TOTAL          TO BE       NUMBER        PERCENTAGE
                      RELATIONSHIP   ON CONVERSION    REPRESENTED        NUMBER        OFFERED     OF SHARES        TO BE
                        WITH US      OF PREFERRED     BY PREFERRED     OF SHARES       FOR THE       TO BE        BENEFICIALLY
                         DURING        STOCK OR        STOCK AND       OF COMMON       ACCOUNT       OWNED           OWNED
                          PAST         WARRENTS,       WARRANTS,         STOCK          OF THE     AFTER THIS      AFTER THIS
                         THREE       BENEFICIALLY    BENEFICIALLY     BENEFICIALLY      SELLING     OFFERING        OFFERING
                         YEARS           OWNED          OWNED            OWNED        STOCKHOLDER      (1)             (1)

Whalehaven Capital
Fund (2)                   None          -0-         2,100,000         2,100,000        1,500,000    600,000         2.4%

Gregory Wong (3)           None          -0-            75,000            75,000           75,000        -0-         -0-

Wesley Wong (4)            None          -0-           150,000           150,000          150,000        -0-         -0-

Starboard Capital
Markets, LLC (5)           (6)           -0-           146,625           146,625          100,000     46,625         -0-

---------
*      Less than one percent.

(1) Assumes that all shares of common stock offered in this prospectus and otherwise beneficially owned will be sold.
(2) The address for Whalehaven Capital Fund Limited is 3rd Floor, 14 Par-La-Ville Road, P.O. Box HM 1027, Hamilton HMDX Bermuda. Evan Schemenauer, Arthur Jones and Jennifer Kelly share voting and investment power over the shares held by Whalehaven Capital Fund Limited. The number of shares being registered for Whalehaven Capital Fund Limited includes 1,000,000 shares issuable upon the conversion of Series B preferred stock and 500,000 shares issuable upon the exercise of warrants. The number of shares beneficially owned also includes 400,000 shares of common stock issuable upon the conversion of Series A Preferred Stock and 200,000 shares issuable upon the exercise of warrants that are currently exercisable and were issued in connection with the purchase of the Series A Preferred Stock.

                                      -26-

(3) The number of shares being registered for Mr. Wong includes 50,000 shares issuable upon the conversion of Series B preferred stock and 25,000 shares issuable upon the exercise of warrants.
(4) The number of shares being registered for Mr. Wong includes 100,000 shares issuable upon the conversion of preferred stock and 50,000 shares issuable upon the exercise of warrants.
(5) Starboard Capital Markets, LLC acted as our placement agent in connection with the sale of the Series B Preferred Stock and Warrants sold by us in the Series B Preferred Stock offering. Starboard Capital Markets, LLC received the shares of our common stock in the ordinary course of their business and at the time that they received the shares of our common stock had no agreements, understandings, directly or indirectly, with any person to distribute the securities. Starboard Capital Markets, LLC's address is One Logan Square, Suite 2650, Philadelphia, PA 19103. James Dotzman, a managing director of Starboard Capital Markets, LLC, has voting and investment control over the shares held by Starboard Capital Markets, LLC. The number of shares being registered for Starboard Capital Markets, LLC includes 100,000 shares issuable upon the exercise of warrants.
(6) In March 2005, Starboard Capital Markets, LLC acted as placement agent in connection with our Series A Preferred Stock and Warrant offering.
       The selling stockholders and we are not making any representation that any shares covered by the prospectus will or will not be offered for sale or resale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder named above.

                              PLAN OF DISTRIBUTION

         Selling stockholders may offer and sell, from time to time, the shares of our common stock covered by this prospectus. The term selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their securities by one or more of, or a combination of, the following methods:

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o an over-the-counter distribution in accordance with the rules of the NASDAQ National Market;

     o    in making short sales or in transactions to cover short sales;

     o    in put or call option transactions relating to the shares;

     o    in privately negotiated transactions; and

     o    in options, swaps or derivatives transactions.

         The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

         To the extent required, we may amend or supplement this prospectus to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our common stock short and redeliver the securities to close out their short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction. The selling stockholders may also loan or pledge securities to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may affect sales of the loaned or pledged securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

            The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be treated as "underwriters" within the meaning of the Securities Act in connection with sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

         The selling stockholders and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 (Exchange
Act). The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and other participating persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

         We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders and the selling stockholders have agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

      At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

      We are paying all expenses and fees in connection with the registration of the shares. The selling stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of their shares.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         The following table sets forth the names and ages our current directors and executive officers, the principal offices and positions with us held by each person and the date such person became a director or executive officer. Each year the stockholders elect the members of our Board of Directors.

         Our directors and executive officers are as follows:


-------------------- ------------------------------- --------- ------------------------------------
                        YEAR FIRST ELECTED AS AN
NAME                      OFFICER OR DIRECTOR          AGE     POSITION(S) HELD
-------------------- ------------------------------- --------- ------------------------------------
Darwin Hu                         2004                  54     President, Chief Executive Officer
                                                               and Chairman
-------------------- ------------------------------- --------- ------------------------------------
William Hawkins                   2004                  51     Chief Operating Officer,
                                                               Acting Chief Financial Officer,
                                                               Secretary and Director
-------------------- ------------------------------- --------- ------------------------------------
David Clark                       2004                  39     Senior Vice President of Business
                                                               Development and Director
-------------------- ------------------------------- --------- ------------------------------------
Lawrence Liang                    2004                  71     Director
-------------------- ------------------------------- --------- ------------------------------------


There are no family relationships between any director, executive officer, or person nominated or chosen to become a director or executive officer.

DARWIN HU became our Chairman, President and Chief Executive Officer on April 2, 2004, in connection with our acquisition of Syscan, Inc. Prior thereto, Mr. Hu was the President and Chief Executive Officer of Syscan, Inc., our wholly-owned subsidiary. Mr. Hu has over 22 years of experience in the high-tech industry and has held various management related positions within organizations related to color graphic imaging input scanning, display output and imaging communication product development, manufacturing and sales and marketing. Before joining Syscan, Inc. in April 1998, Mr. Hu held senior management positions at Microtek, Xerox, OKI, AVR, DEST, Olivetti and Grundig. Mr. Hu holds a bachelor's degree in Engineering Science from National Cheng-Kung University, Taiwan, and a master's degree in Computer Science and Engineering from California State University, Chico, USA.

WILLIAM HAWKINS became our Chief Operating Officer and Secretary on April 2, 2004, in connection with our acquisition of Syscan, Inc. On April 1, 2005 he became our interim Chief Financial Officer, after the departure of our former CFO, and on June 8, 2007 he was appointed to our board of directors. Mr. Hawkins has held various management positions at Syscan, Inc., the Company's wholly-owned subsidiary, since 1999, including V.P. of Sales and Marketing, President and General Manager Syscan Imaging Group. Prior thereto, Mr. Hawkins' product focus has been primarily in the imaging systems and computer peripheral markets, including senior positions with General Electric (UK), Kaman Aerospace, British Aerospace Engineering, Gartner Research and Per Scholas. Mr. Hawkins received a bachelor's degree in physics from the University of Maryland in 1978 and an MBA from Johns Hopkins University in Management of Technology Concentration (MOT).

DAVID CLARK has been our Senior Vice President of Business Development and a director since July 15, 2004. In July 2005, Mr. Clark was appointed President of Sysview Technology Inc., our wholly owned subsidiary. From October, 2003 to July, 2004 Mr. Clark was President of Nautical Vision, Inc. a market specific image display company where he created and implemented the company's business plan which involved product sourcing, sales and marketing and general management. From June, 2001 to October, 2003, Mr. Clark actively invested in and consulted to a diverse group of companies in addition to being involved in residential development. Mr. Clark was President and CEO of Homebytes.com from November, 1998 to May of 2001, where he was primarily responsible for raising in excess of twenty five million dollars in funding from investors including America Online, FBR Technology Venture Partners, PNC Bank, and Bank of America, as well as being instrumental in the acquisition of a key competitor of Homebytes.com. Prior thereto Mr. Clark was the head of distribution and a director of Take Two Interactive (NASDAQ:TTWO) which was a result of TTWO's acquisition of Inventory Management Systems, Inc. (I.M.S.I.), of which Mr. Clark was a co-founder and President. Prior to founding I.M.S.I., Mr. Clark held various management positions with Acclaim Entertainment (NASDAQ:AKLM), and the Imagesoft division of SONY Music (NYSE:SNE). Mr. Clark received a B.S. in Business from the State University of New York at Binghamton in 1990.

LAWRENCE LIANG has been a director since April 2, 2004. Since 1984 Mr. Liang has been the President and Vice President of Genoa Systems Corporation, a graphics company that developed the flicker free and true color technologies in the late 1980's, the President of Telecom Marketing, a marketing consultant for telecommunications infrastructure, and the President of Cwaves Technology, a wireless LAN/WAN company. Mr. Liang has also worked for IBM's Technology Component Division to help develop semiconductor products and RISC CPU Instruction sets. Mr. Liang also spent five years in IBM's Disk Drive division in Silicon Valley where he held various management positions. Mr. Liang holds a master's degree in Applied Mathematics from the City University of New York.

BOARD COMMITTEES

         Our board of directors does not currently have any committees. We intend to establish an audit committee which we expect will be comprised of a majority of our independent directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the "reporting persons") file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in 2006, we believe all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons.

CODE OF ETHICS

         Our Board of Directors has adopted a Code of Ethics which is applicable to all of our chief executive officers, senior financial officers and members of our board of directors, including our principal executive officer and principal financial officer, principal accounting officer or controller, or other persons performing similar functions.

            Any amendment of our Code of Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer and controller, principal accounting officer, directors or persons performing similar functions will be disclosed on our website within 5 days of the date of such amendment or waiver. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted and the date of the waiver will also be disclosed.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         For information regarding securities authorized for issuance under Equity Compensation Plans, and the equity compensation plan information table see "Market for Common Equity and Related Stockholder Matters."

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

            The following table sets forth, as of June 19, 2007, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for: (i) each person known by us to own beneficially more than five (5%) percent of our outstanding common stock, (ii) each of our officers and directors, and (iii) all of our officers and directors as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by them. As of June 19, 2007 there were 21,842,092 shares of our common stock outstanding.

NAME AND ADDRESS OF           NUMBER OF COMMON            PERCENTAGE OF COMMON
BENEFICIAL OWNER(1)           SHARES BENEFICIALLY         SHARES BENEFICIALLY
                              OWNED(2)                    OWNED
--------------------------------------------------------------------------------
Darwin Hu (3)                      1,683,333                     7.7%
William Hawkins (4)                1,133,333                     5.2%
David Clark (5)                      983,333                     4.5%
Lawrence Liang (6)                    26,667                        *
Syscan Imaging Limited (7)        16,173,514                    74.1%
All Directors and Officers
  as a group                       3,826,666                    17.5%
 (4 persons) (3)-(6)
* less than one percent

(1) Unless otherwise indicated, the address of each person listed below is c/o Sysview Technology, Inc., 1772 Technology Drive, San Jose, California 95110.

(2) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(3) Includes 1,398,850 shares of common stock issuable upon the exercise of options issued to Mr. Hu in connection with his employment agreement with us. Also includes 183,333 shares issuable upon the exercise of options granted pursuant to our 2002 Stock Option Plan. Does not include 366,667 shares issuable upon the exercise of options granted pursuant to our 2002 Stock Option Plan, all of which are not exercisable within 60 days of the date hereof.

(4) Includes 898,850 shares of common stock issuable upon the exercise of options issued to Mr. Hawkins in connection with his employment agreement with us. Also includes 133,333 shares issuable upon the exercise of options granted pursuant to our 2002 Stock Option Plan. Does not include 266,667 shares issuable upon the exercise of options granted pursuant to our 2002 Stock Option Plan, all of which are not exercisable within 60 days of the date hereof.

(5) Includes 50,000 shares of common stock and 698,850 shares of common stock issuable upon the exercise of options issued to Mr. Clark in connection with his employment agreement with us. Also includes 133,333 shares issuable upon the exercise of options granted pursuant to our 2002 and 2006 Stock Option Plans. Does not include 266,667 shares issuable upon the exercise of options granted pursuant to our 2002 and 2006 Stock Option Plans, all of which are not exercisable within 60 days of the date hereof.

(6) Includes 26,667 shares issuable upon the exercise of options granted pursuant to our 2006 Stock Option Plan. Does not include 53,333 shares issuable upon the exercise of options granted pursuant to our 2006 Stock Option Plan, all of which are not exercisable within 60 days of the date hereof.

(7) The sole shareholder of Syscan Imaging Limited is Syscan Technology Holdings Limited, a publicly-held company whose shares are listed on The Growth Enterprise Market of The Stock Exchange of Hong Kong Limited. The address for Syscan Imaging Limited is Unit 808, 8th floor, K. Wah Centre, 191 Java Road, North Point Hong Kong.

                            DESCRIPTION OF SECURITIES

GENERAL

         The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

         Our authorized capital stock consists of 50,000,000 shares of common stock, and 2,000,000 shares of blank-check preferred stock, 60,000 of which have been designated Series A Preferred Stock and 30,000 of which have been designated Series B Preferred Stock. As of the date of this prospectus, our outstanding capital stock consists of 21,842,092 shares of common stock, $.001 par value, 15,650 shares of Series A Preferred Stock, $.001 par value and 11,500 shares of Series B Preferred Stock. These figures do not include securities to be issued pursuant to our Amended and Restated 2002 Stock Option Plan or our 2006 Stock Option Plan.

COMMON STOCK

         As of the date of this prospectus, we have 21,842,092 shares of common stock outstanding, held of record by approximately 364 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock.

         Our common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

         We have authorized 2,000,000 shares of preferred stock, of which an aggregate of 60,000 have been designated Series A Preferred Stock, of which 15,650 are outstanding as of the date of this prospectus, and 30,000 have been designated Series B Preferred Stock, of which 11,500 are outstanding as of the date of this prospectus. As of June 19, 2007, 3,000 shares of Series A Preferred Stock were converted into shares of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Notwithstanding the broad discretion granted to our Board of Directors with respect to designating the terms and conditions of any series of preferred stock, our Board of Directors has agreed to refrain from issuing shares of preferred stock, unless such designation and issuance are approved by a majority of our independent directors who do not have an interest in the transactions and who have access to and consulted with (at our expense) our counsel or counsel of their choosing.

SERIES A PREFERRED STOCK

         In March 2005, we sold an aggregate of 18,650 shares of our Series A Preferred Stock, 3,000 of which have been converted into shares of our common stock as of June 19, 2007, the material terms of which are described below:

         PREFERRED STOCK CONVERSION RIGHTS. All or any portion of the stated value of Preferred Stock outstanding may be converted into common stock at anytime by the purchasers. The initial fixed conversion price of the preferred stock is $1.00 per share ("CONVERSION PRICE"). The Conversion Price is subject to anti-dilution protection adjustments, on a full ratchet basis, at anytime that the preferred stock is outstanding and prior to the effective date of the registration statement required to be filed pursuant to the Registration Rights Agreement, upon our issuance of additional shares of common stock, or securities convertible into common stock, at a price that is less than the then Conversion Price.

         DIVIDENDS. The Preferred Stock accrues dividends at a rate of 5% per annum, payable semiannually on July 1 and January 1 in cash, by accretion of the stated value or in shares of common stock. Subject to certain terms and conditions, the decision whether to accrete dividends to the stated value of the Preferred Stock or to pay for dividends in cash or in shares of common stock, shall be at our discretion.

         REDEMPTION. On March 15, 2008 (the "Redemption Date"), all of the outstanding Preferred Stock shall be redeemed for a per share redemption price equal to the stated value on the Redemption Date (the "Redemption Price"). The Redemption Price is payable by us in cash or in shares of common stock at our discretion and shall be paid within five trading days after the Redemption Date. In the event we elect to pay all or some of the Redemption Price in shares of common stock, the shares of common stock to be delivered to the purchasers shall be valued at 85% of the fifteen-day volume weighted average price of the common stock on the Redemption Date.

         RIGHT TO COMPEL CONVERSION. If, on any date after March 15, 2006, (A) the closing market price per share of our common stock for ten (10) consecutive trading days equals at least $4.00 (subject to adjustment for certain events), and (B) the average reported daily trading volume during such ten-day period equals or exceeds 100,000 shares, then we shall have the right, at our option, to convert, all, but not less than all, of the outstanding shares of Preferred Stock at the Conversion Price; provided that there shall be an effective registration statement covering the resale of the shares of common stock underlying the preferred stock at all times during such 10-day period and during the 30-day notice period to the holders thereof.

         RESTRICTIONS ON CONVERSION OF PREFERRED STOCK. No holder of our Preferred Stock is entitled to receive shares upon payment of dividends on the Preferred Stock, or upon conversion of the Preferred Stock held by such holder if such receipt would cause such holder to be deemed to beneficially own in excess of 4.999% of the outstanding shares of our common stock on the date of issuance of such shares (such provision may be waived by such holder upon 61 days prior written notice to us). In addition, no individual holder is entitled to receive shares upon payment of dividends on the Preferred Stock, or upon conversion of the Preferred Stock held by such holder if such receipt would cause such holder to be deemed to beneficially own in excess of 9.999% of the outstanding shares of our common stock on the date of issuance of such shares (such provision may be waived by such holder upon 61 days prior written notice to us).

         REGISTRATION RIGHTS. Pursuant to the terms of a Registration Rights Agreement between us and the holders of the preferred stock, we are obligated to file a registration statement on Form SB-2 registering the resale of shares of our common stock issuable upon conversion of the preferred stock and exercise of the warrants. We are required to file the registration statement on or before April 24, 2005 and have the registration statement declared effective on or before July 13, 2005. If the registration statement is not declared effective within the timeframe described, or if the registration is suspended other than as permitted in the Registration Rights Agreement, we will be obligated to pay each holder a fee equal to 1.0% of such holders purchase price of the Preferred Stock during the first 90 days, and 2.0% for each 30 day period thereafter (pro rated for partial periods), that such registration conditions are not satisfied.

         RIGHT OF FIRST REFUSAL. Subject to certain conditions, we have granted the holders a right of first refusal, for a period until one (1) year from the effective date of the registration statement required to be filed in connection with the purchase of the Preferred Stock, to participate in any subsequent financing that we conduct.

         VOTING RIGHTS. Holders of the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Series A Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise PARI PASSU with the Preferred Stock, (c) amend our certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the holders of the Preferred Stock, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

         LIQUIDATION PREFERENCE. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary (a "Liquidation"), the holders of the Preferred Stock shall be entitled to receive out of our assets, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the stated value per share before any distribution or payment shall be made to the holders of any of our securities with rights junior to the Preferred Stock, and if our assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Preferred Stock shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

         ANTI-DILUTION. Holders of the Preferred Stock are entitled to full ratchet anti-dilution protection for issuances of common stock or common stock equivalents, prior to the effective date of the registration statement covering the resale of the shares of common stock underlying the Preferred Stock, at less than the Conversion Price. Holders of Preferred Stock also have standard anti-dilution protection for splits, dividends, subdivisions, distributions, reclassifications and combinations of our common stock.

SERIES B PREFERRED STOCK

         On August 8, 2006, we sold an aggregate of 11,500 shares of our Series B Preferred Stock, the material terms of which are described below:

            PREFERRED STOCK CONVERSION RIGHTS. All or any portion of the stated value of Preferred Stock outstanding may be converted into Common Stock at anytime by the Investors. The initial fixed conversion price of the Preferred Stock is $1.00 per share ("CONVERSION PRICE"). The Conversion Price is subject to anti-dilution protection adjustments, on a full ratchet basis, until the date that is twelve months from the effective date of the Registration Statement required to be filed pursuant to the Registration Rights Agreement, upon the Company's issuance of additional shares of Common Stock, or securities convertible into Common Stock, at a price that is less than the then Conversion Price.

            REDEMPTION. On August 7, 2009 (the "Redemption Date"), all of the outstanding Preferred Stock shall be redeemed for a per share redemption price equal to the stated value on the Redemption Date (the "Redemption Price"). The Redemption Price is payable by the Company in cash or in shares of Common Stock at the Company's discretion and shall be paid within five trading days after the Redemption Date. In the event the Company elects to pay all or some of the Redemption Price in shares of Common Stock, the shares of Common Stock to be delivered to the Investors shall be valued at 85% of the fifteen-day volume weighted average price of the Common Stock on the Redemption Date.

            RIGHT TO COMPEL CONVERSION. If, on any date after August 7, 2007,
(A) the closing market price for a share of Common Stock for ten (10) consecutive trading days equals at least $4.00 (subject to adjustment for certain events), and (B) the average reported daily trading volume during such ten-day period equals or exceeds 100,000 shares, then the Company shall have the right, at its option, to convert, all, but not less than all, of the outstanding shares of Preferred Stock at the Conversion Price; provided that the Registration Statement shall be effective at all times during such 10-day period and during the 30-day notice period to the Investors.

            WARRANT TERMS. The Warrants grant Investors the right to purchase up to an aggregate of 575,000 shares of common stock of the Company at an exercise price of $1.50 per share. The Warrants expire on August 7, 2009 and must be exercised by the payment of cash, except if there is no effective registration statement covering the resale of the shares of Common Stock underlying the Warrants, at which time an investor may exercise their Warrants on a cashless basis.

            RESTRICTIONS ON CONVERSION OF PREFERRED STOCK AND EXERCISE OF WARRANT. No individual Investor is entitled to receive shares upon conversion of the Preferred Stock held by such Investor if such receipt would cause such Investor to be deemed to beneficially own in excess of 4.999% of the outstanding shares of our Common Stock on the date of issuance of such shares (such provision may be waived by such Investor upon 61 days prior written notice to the Company). In addition, no individual Investor is entitled to receive shares upon conversion of the Preferred Stock held by such Investor if such receipt would cause such Investor to be deemed to beneficially own in excess of 9.999% of the outstanding shares of our Common Stock on the date of issuance of such shares (such provision may be waived by such Investor upon 61 days prior written notice to the Company).

            None of the individual holders of the Warrants are entitled to exercise any such Warrant held by them, if such exercise would cause such Investor to be deemed to beneficially own in excess of 4.999% of the outstanding shares of our Common Stock on the date of issuance of such shares.

            REGISTRATION RIGHTS. Pursuant to the terms of a Registration Rights Agreement between the Investors and the Company, the Company is obligated to file a registration statement on Form SB-2 (or if Form SB-2 is not available another appropriate form) registering the resale of shares of the Company's Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants. The Company is required to file the registration statement within 60 days of August 8, 2006 and have the registration statement declared effective within 120 days of August 8, 2006. If the registration statement is not timely filed, or declared effective within the timeframe described, or if the registration is suspended other than as permitted, in the Registration Rights Agreement, the Company will be obligated to pay each Investor a fee equal to 1.0% of such Investor's purchase price of the Preferred Stock for each 30 day period thereafter (pro rated for partial periods), that such registration conditions are not satisfied, up to a maximum of 12 months.

            RIGHT OF FIRST REFUSAL. Subject to certain conditions, the Company has granted the Investors a right of first refusal, for a period of one (1) year from the effective date of the registration statement required to be filed in connection with this transaction, to participate in any subsequent financing that the Company conducts.

            VOTING RIGHTS. Holders of the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Series B Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise PARI PASSU with the Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the holders of the Preferred Stock, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

            LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the stated value per share before any distribution or payment shall be made to the holders of any securities of the Company with rights junior to the Preferred Stock, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Preferred Stock shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

WARRANTS

         We have outstanding warrants to purchase an aggregate of up to 1,884,000 shares of our common stock. 932,500 of such warrants are exercisable at $2.00 per share, 675,000 of such warrants are exercisable at $1.50 per share, 186,500 of such warrants are exercisable at $1.00 per share, and 90,000 of such warrants are exercisable at $0.65 per share, 1,119,000 of which were issued in connection with our Series A Preferred Stock financing, 675,000 of which were issued in connection with our Series B Preferred Stock financing and 90,000 of which were issued in connection with our entry into a certain investor relations consulting agreement on December 5, 2006. 90,000 of the warrants are exercisable at a rate of 7,500 per month over the period of January 1, 2007 through December 1, 2007. 1,119,000 of the warrants are exercisable through March 15, 2010 and 675,000 of the warrants are exercisable through August 7, 2009 and must be exercised by the payment of cash, except if there is no effective registration statement covering the resale of the shares of Common stock underlying the warrants, a holder may exercise their warrants on a cashless basis.

         Holders of the 675,000 warrants are entitled to full ratchet anti-dilution protection for issuances of common stock or common stock equivalents, prior to the effective date of the registration statement covering the resale of the shares of common stock underlying the Preferred Stock, at less than the exercise price of such warrants. Holders of all warrants also have standard anti-dilution protection for splits, dividends, subdivisions, distributions, reclassifications and combinations of our common stock.

         None of the individual holders of the Warrants are entitled to exercise any such Warrant held by them, if such exercise would cause such holder to be deemed to beneficially own in excess of 4.999% of the outstanding shares of our Common stock on the date of issuance of such shares.

ANTI-TAKEOVER LAW

         We are subject to Section 203 of the Delaware General Corporation Law, which restricts certain transactions and business combinations between a corporation and an "interested stockholder" (as defined in Section 203) owning 15% or more of the corporation's outstanding voting stock, for a period of three years from the date the stockholder becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of our outstanding voting stock (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

TRANSFER AGENT AND REGISTRAR

         Interwest Transfer Company is the transfer agent for our common stock. The address for Interwest Trust Company is 1981 East Murray Holladay Road, Salt Lake City, Utah 84117.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

         Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                  [remainder of page intentionally left blank]

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE WHICH ARE NOT WITHIN OUR CONTROL.

         Management's discussion and analysis of financial condition and results of operations (MD&A) is provided as a supplement to the accompanying consolidated financial statements and footnotes to help provide an understanding of our financial condition, changes in financial condition and results of operations. The MD&A is organized as follows:

     o OVERVIEW. This section provides a general description of our business, as well as recent developments that we believe are important in understanding the results of operations and to anticipate future trends in those operations.

     o CRITICAL ACCOUNTING POLICIES. This section provides an analysis of the significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

     o RESULTS OF OPERATIONS. This section provides an analysis of our results of operations for the three months ended March 31, 2007 compared to the same period in 2006 and the year ended December 31, 2006 compared to the same period in 2005. A brief description is provided of transactions and events, including related party transactions that impact the comparability of the results being analyzed.

     o LIQUIDITY AND CAPITAL RESOURCES. This section provides an analysis of our financial condition and cash flows as of and for the quarter ended March 31, 2007 and as of and for the year ended December 31, 2006.

     The following management's discussion and analysis should be read in conjunction with our consolidated unaudited financial statements for the three months ended March 31, 2007 and 2006, the consolidated audited financial statements for the fiscal years ended December 31, 2006 and 2005 and related notes to those financial statements.

OVERVIEW

         Management's Discussion and Analysis (MD&A) contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in this prospectus, as well as factors not within our control. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

         We are in the business of developing, designing and delivering imaging technology solutions. We currently have 14 issued patents held by us, all of which are U.S. patents. Our technology is also covered by 5 issued patents in Taiwan. We also have 5 patent applications currently pending with the US Patent & Trademark Office, 4 of which relate to image display technology and 1 of which relate to image scanning. Our approach to research and development (R&D) is focused on creating new deliverable and marketable technologies. We sell our products to clients throughout the world, including the United States, Canada, Europe, South America, Australia and Asia. We intend to expand our business and product offerings into the much larger image display market where we intend to leverage our experience and expertise. We also believe that we may benefit from a level of transfer of technologies from image capture to image display.

       Our wholly-owned operating subsidiary, Syscan, Inc. ("SI"), was incorporated on May 1, 1995, under the laws of the State of California and is headquartered in San Jose with additional strategic offices in Arnhem (the Netherlands), Brisbane (Australia), Shenzhen (China) and Hong Kong. Our majority stockholder is Syscan Imaging Limited, which is wholly-owned by Syscan Technology Holdings Limited. Syscan Technology Holdings Limited is a publicly-held company incorporated in Bermuda whose shares are listed on The Growth Enterprise Market of The Stock Exchange of Hong Kong Limited.

         Our strategy is to expand our document/image-capture product line and technology while leveraging our assets in other areas of the imaging industry. We are actively shipping six groups of image-capture products and have expanded our product offerings to include six new products during the year ended December 31, 2006. During the first three months of 2006, we introduced two new products under our Original Equipment Manufacturers' (OEM) brand names and two new products under the DocketPORT brand name. During the third quarter of 2006 we introduced two additional products through two different OEM customers.

We intend to continue to expand our image capture product line in 2007. Many of these new scanners are being driven by increased market demand for faster and easier-to-use products. They will also concentrate more on the identity-security and financial transaction market needs.

         While we continue to grow our presence in image capture technology, we have begun creating, through acquisition and research and development, new technology solutions for the substantially larger, image display market. More specifically we are creating products and technologies to accent and enhance the HDTV television market. We believe that these HDTV products will provide advanced image quality at a highly competitive price point, creating a value point product.

         In addition to future products and technologies in various stages of research and development, one of our objectives is to acquire companies in the image capture and display industry that could compliment our business model, improve our competitive positioning and expand our offerings to the marketplace, all of which there can be no assurance. In identifying potential acquisition candidates we will seek to acquire companies with varied distribution channels, rich intellectual property (IP) and high caliber engineering personnel.

CRITICAL ACCOUNTING POLICIES

         Our discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, accounts receivable and allowance for doubtful accounts, inventories, intangible and long-lived assets, and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used or changes in the accounting estimate that are reasonably likely to occur could materially change the financial statements. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

REVENUE RECOGNITION

         Revenues consist of sales of merchandise, including optical image capturing devices, modules of optical image capturing devices, optical image chips and other optoelectronic products. Revenue is recognized when the product is shipped or delivered and the risks, rewards and title of ownership have transferred to the customer. We recognize some shipping and handling fees as revenue, and the related expenses as a component of cost of sales. All internal handling charges are included with selling and marketing expense. Historically, sales returns have not been significant. As such, we do not record a reduction to revenue for estimated product returns in the same period that the related revenue is recorded.

INVENTORY AND WARRANTY RESERVES

         We establish inventory reserves for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future demand and market conditions. If actual demand and market conditions are less favorable than those projected by management, additional inventory reserves could be required. As of December 31, 2006, we had no inventory reserve. Currently, we purchase the majority of our finished scanner imaging products from Syscan Lab Limited (SLL), a wholly-owned subsidiary of Syscan Technology Holdings Limited (STH), the parent company of our majority stockholder SLL warrants the products it manufactures for us against defects in material and workmanship for a period of 18 months after the completion of manufacture. After such 18 month period, SLL provides product repair services for us at its customary hourly repair rate plus the cost of any parts, components or items necessary to repair the products. As a result of the product warranty provided by SLL, we do not record a product warranty reserve.

RELATED-PARTY TRANSACTIONS

         We have significant related-party transactions and agreements, which we believe have been accounted for at fair value. We utilized our best estimate of the value of these transactions and agreements. Had alternative assumptions been used, the values obtained may have been different.

RELATED-PARTY PURCHASES

         We purchase the majority of our finished scanner imaging products from SLL as discussed above. Our Chairman and CEO, Darwin Hu, was formerly the CEO of STH. He resigned from STH effective December 2004.

         Purchases from SLL totaled $8,620,000 during the year ended December 31, 2006 and $4,915,000 during the year ended December 31, 2005. All purchases from SLL were carried out in the normal course of business. As a result of these purchases, the Company was liable to SLL for $952,000 and $203,000 at December 31, 2006 and 2005, respectively.

RELATED-PARTY LOANS

         In the normal course of business, we made interest-free loans to several related parties for the purpose of purchasing capital equipment, including tooling equipment required to manufacture our product. These loans totaled $2,606,000 at December 31, 2006 and 2005. During the fourth quarter of 2006, we booked an allowance of $2,606,000 to fully reserve amounts due from related parties as it became apparent to management that such parties may not have the financial resources to repay amounts due. On March 21, 2007, we entered into an agreement with Syscan Technology Holdings, LTD whereby we agreed to forego any further collections efforts, including legal action, in exchange for the cancellation of 2,600,000 shares of our common stock beneficially owned by Syscan Technology Holdings, LTD. In addition, both parties mutually agreed to release and discharge any and all claims that each may have against the other party.

INTANGIBLE AND LONG-LIVED ASSETS

         We evaluate our intangible and long-lived assets for impairment annually or more frequently if we believe indicators of impairment exist. Significant management judgment is required during the evaluation, including in the forecasts of future operating results. The estimates we have used are consistent with the plans and estimates that we use to manage our business. It is possible, however, that the plans and estimates used may be incorrect. If our actual results, or the plans and estimates used in future impairment analyses, are lower than the original estimates used to assess the recoverability of these assets, we could incur additional impairment charges. During the fourth quarter of 2006, we performed an annual review of our identified intangible assets. Based on this review, we reclassified our intangible assets from non-amortizing to amortizing intangible assets. As a result, we booked $555,000 of intangible asset amortization expense, which is included with research and development expenses, during the fourth quarter of 2006. Additionally, we recorded an impairment charge of $838,000 related to our long-term investment during that same period, which was also a result of our annual review of asset impairment.

INCOME TAXES

         We utilize the liability method of accounting for income taxes. Deferred income tax assets and liabilities are calculated as the difference between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws themselves are subject to change as a result of changes in fiscal policy, changes in legislation, evolution of regulations and court rulings. Therefore, the actual income taxes may be materially different from our estimates. As a result of our analysis, we concluded that a full valuation allowance against our net deferred tax assets is appropriate at December 31, 2006.

CONTINGENCIES

         From time to time, we are involved in disputes, litigation and other legal proceedings. We record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met:
(i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of loss can be reasonably estimated. However, the actual liability in any such litigation may be materially different from our estimates, which could result in the need to record additional costs. Currently, we have no outstanding legal proceedings or claims, which require a loss contingency.

ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY

         We account for our Series A 5% cumulative convertible preferred stock ("Series A Stock") and our Series B convertible preferred stock ("Series B Stock") pursuant to Statement of Financial Accounting Standards ("SFAS") ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133") and the Emerging Issues Task Force ("EITF") Abstract 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS ("EITF 00-19"). Accordingly, the embedded conversion feature associated with our Series A Stock and related warrants and our Series B Stock and related warrants have been determined to be derivative instruments. The fair value of these derivative instruments, as determined by applying the Black-Scholes valuation model, is adjusted quarterly. The Black-Scholes valuation model requires the input of highly subjective assumptions, including the expected stock price volatility. Additionally, although the Black-Scholes model meets the requirements of SFAS 133, the fair values generated by the model may not be indicative of the actual fair values of our Series A Stock and Series B Stock as our derivative instruments have characteristics significantly different from traded options.

STOCK-BASED COMPENSATION EXPENSE

         Effective January 1, 2006 we adopted SFAS 123R, Share-Based Payments ("SFAS 123R"). SFAS 123R, which requires all share-based payments, including grants of employee stock options and warrants, to be recognized in our financial statements based on their respective grant date fair values. Under this standard, the fair value of each share-based payment award is estimated on the date of grant using an option pricing model that meets certain requirements. We currently use the Black-Scholes option pricing model to estimate the fair value of our share-based payment awards. The Black-Scholes model meets the requirements of SFAS 123R; however, the fair values generated by the model may not be indicative of the actual fair values of our awards as it does not consider certain factors important to our awards, such as continued employment, periodic vesting requirements and limited transferability.

         The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. We use the historical volatility for our common stock as the expected volatility assumption required in the Black-Scholes model, which could be significantly different than actual volatility. The expected life of the awards is based on historical and other economic data trended into the future. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards. The dividend yield assumption is based on our history and expectation of dividend payouts. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

         Stock-based compensation expense recognized in our financial statements beginning January 1, 2006 and thereafter is based on awards that are ultimately expected to vest. We evaluate the assumptions used to value our awards on a quarterly basis. If factors change and we employ different assumptions, stock-based compensation expense may differ significantly from what we have recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, we may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that we grant additional equity awards to employees.

THREE MONTHS ENDED MARCH 31, 2007 COMPARED TO MARCH 31, 2006

RESULTS OF OPERATIONS

         The following table summarizes certain aspects of our results of operations for the three months ended March 31, 2007 compared to the three months ended March 31, 2006 (IN THOUSANDS):


                                                THREE MONTHS ENDED MARCH 31,
                                       --------------------------------------------

                                         2007         2006   $ CHANGE     % CHANGE
                                         ----         ----   --------     --------

Net sales                              $ 4,127     $ 2,438    $ 1,689         69%

Cost of sales                            2,484       1,616        868         54
   As a percentage of sales                 60%
                                                                              66%

  Selling and marketing expense            400         293        107         37
  General and administrative expense       915         608        307         50
  Research and development expense         777         396        381         96

Total other income (expense)              (359)        203         NM         NM
Dividend on 5% convertible preferred
  stock and accretion of preferred        (241)       (148)        NM         NM
  stock redemption value

Net loss available to common            (1,049)       (420)      (629)      (150)
  Stockholders

NM = Not Meaningful

NET SALES

         The significant increase in net sales during the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 was attributable to the following:

     o The overall growth of the document/image capture market resulting from an increased market demand for products that manage information, including how information is retrieved, stored, shared and disseminated;
     o The increased end user market penetration, including distribution channel expansion, by both us and our largest customers;

     o The increased market acceptance of our more recently introduced products;
     o Our sales during the three months ended March 31, 2007 experienced substantially less of a cyclical downturn as compared to the three months ended March 31, 2006. We attribute this more consistent market delivery of our product to (i) the growth of our smaller customers and less dependence on our larger customers, (ii) our management of customer demand and product delivery and (iii) our movement toward a just-in-time inventory management product delivery system;
     o Our increased usage of Value Added Reseller (VAR) channel distributions; and
     o The growth in the small office home office (SOHO) markets, and the result of our efforts to appeal to customers in the SOHO market.

         Sales to our three largest customers represented 68% and 73% for the three months ended March 31, 2007 and 2006, respectively. We expect that our largest customers will continue to account for a substantial portion of our net sales in the remainder of fiscal 2007 and for the foreseeable future. The identities of our largest customer and their respective contributions to our net sales have varied and will likely continue to vary from period to period.

         Although we expect net sales to increase as we continue to offer additional products in the document/image-capture market and expand to the HD display market, there can be no assurance that our net sales will increase.

COST OF SALES, INCLUDING GROSS PROFIT

         Cost of sales includes all direct costs related to the transfer of scanners, imaging modules and services related to the delivery of those items manufactured in China, and to a lesser extent engineering services and software royalties. Cost of sales increased in absolute dollars as a result of the increased net sales during the three months ended March 31, 2007 as compared to the three months ended March 31, 2006. Cost of sales as a percentage of net sales decreased as a result of a higher proportion of overall net sales being generated from our most recently introduced and more feature rich products, including our duplex scanners (scanners that have the ability to scan both sides of a document at once). Our duplex scanners, which bear a higher gross margin than our simplex scanners (scanners that scan only one side of a document) have recently experienced broader market acceptance.

         We expect our cost of sales as a percentage of net sales to fluctuate somewhat as our product mix fluctuates. Our average selling price and related material cost used to manufacture our product has been stable and we expect this trend to continue for the foreseeable future.

SELLING AND MARKETING EXPENSE

         Selling and marketing expenses consist primarily of salaries and related costs of employees, including stock-based compensation costs, engaged in the sales, marketing and customer account management functions and to a lesser extent market development and promotional funds for our retail distributions channels, tradeshows, website support, warehousing, logistics and certain sales representative fees. The increase during the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 is primarily attributable to stock-based compensation cost (a non-cash charge) as a result of granting stock options to key employees during the three months ended March 31, 2007 and accounting for such option grants under SFAS 123R. Stock-based compensation cost was $73,000 for the three months ended March 31, 2007 as compared to $12,000 for the three months ended March 31, 2006. To a lesser extent, the increase during the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 was attributable to the increased staff and related marketing activities to support our expanding products offerings and the addition of direct sales personnel in Europe and Asia. Although we expect sales and marketing expenses to fluctuate as a result of the timing of advertising and promotions of our various new products and stock option grants, overall we expect selling and marketing expenses to increase as we continue to expand our marketing efforts and the number of products we offer.

GENERAL AND ADMINISTRATIVE EXPENSE

         General and administrative expense consists primarily of costs associated with our executive, financial, human resources and information services functions, including stock-based compensation costs, facilities-related expenses and outside professional services such as legal and accounting. The increase during the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 is primarily attributable to stock-based compensation cost (a non-cash charge) as a result of granting stock options to key employees and directors during the three months ended March 31, 2007 and accounting for such option grants under SFAS 123R. Stock-based compensation cost was $508,000 for the three months ended March 31, 2007 as compared to $271,000 for the three months ended March 31, 2006. Additionally, our general and administrative expenses increased during the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 as a result of hiring an outside investor relations firm to manage and enhance our investor relations function. The remaining increase was a result of increased personnel costs to support our expanding business and related infrastructure and the increased expenses associated with maintaining our public company status. We expect general and administrative expenses to increase somewhat as our business continues to grow and the costs associated with being a public company continue to increase as a result of our required reporting requirements, including but not limited to expenses incurred to comply with the Sarbanes-Oxley Act of 2002.

RESEARCH AND DEVELOPMENT EXPENSE

         Research and development expense consists primarily of salaries and related costs, including stock-based compensation costs, of employees engaged in product research, design and development activities, compliance testing, documentation, prototypes and expenses associated with transitioning the product to production. The increase during the three months ended March 31, 2007 as compared to the three months ended March 31, 2006 is primarily attributable to stock-based compensation cost (a non-cash charge) as a result of granting stock options to key employees during the three months ended March 31, 2007 and accounting for such option grants under SFAS 123R. Stock-based compensation cost was $233,000 for the three months ended March 31, 2007 as compared to $12,000 for the three months ended March 31, 2006. The remaining increase is a result of increased number of employees engaged in research and development activities, resulting from both direct hiring and acquisitions, and the increased amount of expensed equipment required to support our future product development. The majority of our research and development expenses during both the three months ended March 31, 2007 and 2006 were directly attributable to our future products which include HD display. We anticipate that research and development expense will continue to increase over the long term as a result of the growth and diversification of the products we offer, new product opportunities and our continued efforts to invest in the future and strengthen our intellectual property position within our highly competitive market.

TOTAL OTHER INCOME (EXPENSE)

         Other income (expense) for the three months ended March 31, 2007 was mainly attributable to the $368,000 increase in the fair value of the liability for derivative contracts (associated with our 5% Convertible Series A Preferred Stock and related warrants and Convertible Series B Preferred Stock and related warrants). Other income (expense) for the three months ended March 31, 2006 was mainly attributable to the $208,000 decrease in the fair value of the liability for derivative contracts (associated with our 5% Convertible Series A Preferred Stock and related warrants and Series B Stock and related warrants). Pursuant to SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133") and EITF Abstract No. 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS ("EITF 00-19"), the increase in the fair value of the liability for derivative contracts is included as other expense in our consolidated statements of operations and the decrease in the fair value of the liability for derivative contracts is included as other income in our consolidated statements of operations.

DIVIDEND ON SERIES A PREFERRED STOCK AND ACCRETION OF
PREFERRED STOCK REDEMPTION VALUE

         During the three months ended March 31, 2007 and 2006 the total accretion on our preferred stock was approximately $220,000 and $128,000, respectively. The increase is attributable to our Series B Stock, which was outstanding during the three months ended March 31, 2007 but was not outstanding during the three months ended March 31, 2006. During the three months ended March 31, 2007 and 2006, Series A Stock dividends were approximately $21,000 and $20,000, respectively, and recorded as a non-operating expense on the Company's statement of operations. We do not pay dividends on our Series B Stock.

TWELVE MONTHS ENDED DECEMBER 31, 2006 COMPARED TO DECEMBER 31, 2005

RESULTS OF OPERATIONS

         The following table summarizes certain aspects of our results of operations for the year ended December 31, 2006 compared to December 31, 2005 (IN THOUSANDS):


                                      FISCAL 2006     FISCAL 2005    $ CHANGE      % CHANGE
                                      -----------     -----------    --------      --------

Net sales                              $ 12,469         $  7,848     $  4,621        59%

Cost of sales                             8,221            4,989        3,232        65
   As a percentage of sales                  66%              64%

  Selling and marketing expense           1,240            1,037          203        20
  General and administrative expense      5,361            2,918        2,443        84
  Research and development expense        3,084              951        2,133       224
  Impairment of long-term asset             838             --             NM        NM

Total other income (expense)              1,079              557           NM        NM
Dividend on 5% convertible preferred
  stock and accretion of preferred         (749)            (546)          NM        NM
  stock redemption value

Net loss available to common              5,948            2,039        3,909       192
  Stockholders

NM = Not Meaningful

NET SALES

         The significant increase in our net sales was attributable in large part to our increased product offerings. We introduced our duplex scanners (DocketPORT) near the end of the third quarter of 2005, which created a broader base of products. Sales of our duplex scanners were approximately $1,936,000 during the year ended December 31, 2006 as compared to $674,000 for the year ended December 31, 2005. Our largest customer significantly expanded its distribution channels during 2006, which resulted in a substantial increase to our revenue during the year ended December 31, 2006 as compared to 2005. To a lesser extent, our net sales were positively impacted by our gradual trending towards our Value Added Reseller (VAR) distribution channels and the growth in the small office home office (SOHO) markets, which is a result of our efforts to appeal to customers in these sales channels. During both the years ended December 31, 2006 and 2005, our average selling price remained stable as a result of the proprietary nature of our products and the minimal impact of direct competition to our products.

         Sales to our four largest customers represented 81% and 79% of net sales during the year ended December 31, 2006 and the year ended December 31, 2005, respectively. We expect that our largest customers will continue to account for a substantial portion of our net sales for the foreseeable future. The identities of our largest five (5) customers and their respective contributions to our net sales have varied and will likely continue to vary from period to period.

         Although we expect net sales to increase as we continue to expand our business and offer additional products in the document/image-capture market and expand to the HD display market, there can be no assurance that our net sales will increase

COST OF SALES, INCLUDING GROSS PROFIT

Cost of sales includes all direct product costs and services related to the delivery of our products, and to a lesser extent engineering services and software royalties. Cost of sales increased in absolute dollars as a result of the increased net sales during the year ended December 31, 2006 as compared to the year ended December 31, 2005. Cost of sales as a percentage of net sales remained for the most part constant as a result of the stability of our average selling price and related material cost used to manufacture our products. We expect our gross profit percentage to remain for the most part constant for the foreseeable future.

SELLING AND MARKETING EXPENSE

         Selling and marketing expense consists primarily of compensation costs, including stock-based compensation, of employees engaged in the sales, marketing and customer account management functions. To a lesser extent, these expenses also include market development and promotional costs provided to our retail distribution channels, tradeshows, website support, warehousing, logistics and certain sales representative fees. The increase during the year ended December 31, 2006 as compared to the year ended December 31, 2005 is primarily attributable to the increased staff and related marketing activities to support our expanding products offerings and the addition of direct sales personnel in Europe and Asia. Overall, we expect selling and marketing expenses to increase as we continue to expand our marketing efforts and the number of products we offer in both image scanning and HD display.

GENERAL AND ADMINISTRATIVE EXPENSE

         General and administrative expense consists primarily of costs associated with our executive, financial, human resources and information services functions, including stock-based compensation, facilities-related expenses and outside professional services such as legal and accounting. The increase in general and administrative expenses during the year ended December 31, 2006 as compared to the year ended December 31, 2005 was a result of recording a $2,606,000 allowance against amounts due from related parties as it became apparent to management during the fourth quarter of the year ended

December 31, 2006 that such parties may not have the financial resources to repay amounts due. Other increases to our general and administrative expenses during the year ended December 31, 2006 as compared to the year ended December 31, 2005 were attributable to increased personnel costs to support our expanding business and related infrastructure and the increased expenses associated with maintaining our public company status. The increase was somewhat offset by the decrease from our stock-based compensation cost (a non-cash charge) as a result of granting stock options to certain executives and key employees at less than fair market value on the grant date during the year ended December 31, 2005 and adopting SFAS 123(R). Stock-based compensation cost was $1,015,000 during the year ended December 31, 2006 as compared to $1,407,000 during the year ended December 31, 2005. We anticipate that general and administrative expenses will continue to increase over the long term as our business continues to grow and the costs associated with being a public company continue to increase as a result of our required reporting requirements, including but not limited to expenses incurred to comply with the Sarbanes-Oxley Act of 2002.

RESEARCH AND DEVELOPMENT EXPENSE

         Research and development expense consists primarily of compensation costs, including stock-based compensation, of employees engaged in product research, design and development activities, compliance testing, documentation, prototypes and expenses associated with transitioning the product to production. Research and development expense significantly increased during the fiscal year ended December 31, 2006 as compared to the fiscal year ended December 31, 2005 as a result of an increase in the number of employees engaged in research and development activities, resulting from both direct hiring and acquisitions. Additionally, during the fourth quarter of the fiscal year ended December 31, 2006, we had a one-time amortization of our research and development-related intangible assets that totaled $555,000 during the fiscal year ended December 31, 2006. There was no amortization of intangible assets during the fiscal year ended December 31, 2005. As of December 31, 2006 all research and development-related intangible assets were fully amortized. The majority of our research and development expenses during the year ended December 31, 2006 were directly attributable to our future products which include HD display. We anticipate that research and development expense will continue to increase over the long term as we enhance existing products and develop new products as part of our continued efforts to invest in the future.

IMPAIRMENT OF LONG-TERM ASSET

         Our long-term investment consists of an equity interest in CMOS Sensor, Inc. (CMOS), a California corporation, which is principally engaged in the research and development of infrared sensors and CMOS sensors. As of the year ended December 31, 2006, we owned 16.1% of CMOS and accounted for the investment using the cost method of accounting. As we performed our annual review of long-lived assets, we perceived indicators of the investment's value. As such, during the year ended December 31, 2006 we recorded an impairment charge of $838,000 related to our investment in CMOS. We believe the long-term investment's new cost basis of $160,000 is reflective of the long-term investment's underlying value at December 31, 2006.

TOTAL OTHER INCOME (EXPENSE)

         Other income (expense) for the year ended December 31, 2006 and for the year ended December 31, 2005 was mainly attributable to the $1,421,000 and $1,112,000, respectively, decrease in the fair value of the liability for derivative contracts associated with our Series A Stock and related warrants and Series B Stock and related warrants. Pursuant to SFAS 133 and EITF 00-19, the decrease in the fair value of the liability for derivative contracts is included as other income in our consolidated statements of operations.

         The remaining other income (expense) during the year ended December 31, 2006 was a result of issuing our Series B Stock as follows:

     o Cash paid for issuance costs of $88,000 in connection with our offering; and
     o A non-cash charge of $173,000 representing the fair value of 100,000 warrants issued to the placement agent for the sale of the stock.

         The remaining other income (expense) during the year ended December 31, 2005 was a result of issuing our Series A Stock as follows:

     o Cash paid for issuance costs of $237,000 in connection with our offering; and
     o A non-cash charge of $290,000 representing the fair value of 186,500 warrants issued to the placement agent for the sale of the stock.

DIVIDEND ON SERIES A STOCK AND ACCRETION OF PREFERRED STOCK REDEMPTION VALUE

         During the year ended December 31, 2006, accretion on our preferred stock, both Series A and Series B, totaled approximately $668,000. During the year ended December 31, 2005, accretion on our Series A Stock was approximately $468,000. The increase in accretion of preferred stock during the year ended December 31, 2006 as compared to 2005 was attributable to the sale of our Series B Stock during the third quarter of fiscal 2006. Series A Stock dividends were $81,000 and $78,000 during the years ended December 31, 2006 and 2005, respectively.

RELATED PARTY TRANSACTIONS

         We purchase significantly all of our finished scanner imaging products from the parent company of our majority stockholder, Syscan Technology Holdings Limited ("STH"). Our Chairman and CEO, Darwin Hu, was formerly the CEO of STH. The following is a summary of significant related party transactions, which were carried out in the normal course of the Company's business, during the years ended December 31, 2006 and 2005:

         The following is a summary of significant related party purchases from entities that are wholly-owned subsidiaries of STH. The transactions were carried out in the normal course of our business.

                                    2005                         2004
                                 -----------                --------------

SYSCAN Intervision Limited,
a wholly-owned subsidiary of
STH (purchases)                    $8.620M                      $4.915M
                                 ===========                ==============


         As of the year ended December 31, 2006 amounts due from related parties were unsecured, interest-free and repayable on demand and totaled approximately $2,606,000. On March 21, 2007 we entered into a certain settlement and release agreement with STH whereby we agreed to forego any further collections efforts, including legal action against STH, in exchange for the cancellation of 2,600,000 shares of our common stock beneficially owned by STH.

LIQUIDITY AND CAPITAL RESOURCES

MARCH 31, 2007

         At March 31, 2007, our principal sources of liquidity included cash and cash equivalents of approximately $864,000 and unused borrowing capacity of approximately $987,000 under our bank line of credit. We had no significant cash outlays, except as part of our normal operations, during the three months ended March 31, 2007.

OPERATING ACTIVITIES

         During the three months ended March 31, 2007, our operating activities used $937,000 of cash. This was primarily a result of our $1,049,000 net loss, $1,415,000 of net non-cash expenses and $1,303,000 net cash used by changes in operating assets and liabilities. During the three months ended March 31, 2006, our operating activities used $382,000 of cash. This was primarily a result of our $420,000 net loss, $226,000 of net non-cash expenses and $188,000 net cash used by changes in operating assets and liabilities. Non-cash items included in net loss for both the three months ended March 31, 2007 and 2006 include depreciation expense, stock-based compensation cost of options, fair value of warrants issued for services rendered, change in fair value of derivative instruments and the accretion of our 5% Series A Preferred Stock and Series B Preferred Stock redemption value.

         Our trade receivables increased during both the three months ended March 31, 2007 and 2006 as a result of the significant increase in sales of our product. Our inventory decreased during both the three months ended March 31, 2007 and March 31, 2006 due to the timing of purchasing our product and inventory management.

         The most significant use of cash during the three months ended March 31, 2007 was attributable to paying our contract manufacturer according to the specified payments terms. We expect future cash provided (used) by operating activities to fluctuate, primarily as a result of fluctuations in our operating results, timing of product shipments, trade receivables collections, inventory management and timing of vendor payments.

INVESTING ACTIVITIES

         Our investing activities for both the three months ended March 31, 2007 and 2006 were minimal and consisted of purchasing computer equipment in the normal course of business.

FINANCING ACTIVITIES

         During the three months ended March 31, 2007, our financing activities consisted solely of a $500,000 draw against our bank line of credit to meet short term obligations, including payment on the purchase of our product. We anticipate the additional $500,000 draw to be temporary to meet short term working capital needs. We had no financing activities during the three months ended March 31, 2006.

CASH AND WORKING CAPITAL REQUIREMENTS

         As previously discussed, we plan to continue increasing our presence in the image capture market and expand our operations into the image display area, which may require additional capital. Additionally, we may seek to expand our operations through acquisitions of companies in the image capture and display industry that we believe could complement our business model, improve our competitive positioning and expand our product offerings.

         Considering current cash reserves and other sources of liquidity, including our bank line of credit, borrowing from related parties and the aforementioned funds raised through the sale of our Series B Stock, management believes that the Company will have sufficient sources of financing to continue its normal operations through at least the next twelve months. However, our business expansion plans may require additional capital through either the incurrence of debt or the issuance of equity securities, or a combination thereof, depending on the prevailing market and other conditions. There is no assurance that such additional funds will be available for us to finance our expansion plans. Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements as we expand our business operations.

CONTRACTUAL OBLIGATIONS

         The following table summarizes our contractual obligations at March 31, 2007, and the effect such obligations are expected to have on our liquidity and cash flows in future periods (IN THOUSANDS):

                                                LESS THAN     ONE -     THREE -
                                                    ONE       THREE       FIVE
                                      TOTAL        YEAR       YEARS       YEARS
                                     -------     --------    -------     -------

Line of credit (1)                    $1,513      $1,513      $ --        $ --
Operating lease
  obligations                            480         283         196           1
Consulting agreement                      75          75        --          --
                                      ------      ------      ------      ------
Total contractual
  cash obligations                    $2,068      $1,871      $  196      $    1
                                      ======      ======      ======      ======

(1) We have a line of credit agreement ("LOC Agreement") to borrow up to $2,500,000, bearing interest at the rate of prime (8.25% at March 31, 2007) plus 0.5% and secured by all of our assets. Interest payments are due monthly and all unpaid interest and principal is due in full on October 30, 2007. Upon certain events of default, the default variable interest rate increases to prime plus 5.5%. We had $987,000 available for use at March 31, 2007.

         At March 31, 2007, we were not in compliance with all of the LOC Agreement debt covenants. Pursuant to a waiver letter from the lender dated May 14, 2007, the lender agreed to forbear from exercising its rights and remedies with respect to existing defaults under the LOC Agreement from the date of the LOC Agreement through March 31, 2007. The Company is currently renegotiating certain debt covenants defined by the LOC Agreement to more accurately assess the Company's financial position.

OFF-BALANCE SHEET ARRANGEMENTS

         At March 31, 2007, we did not have any relationship with unconsolidated entities or financial partnerships, which other companies have established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes as defined in Item 303(c)(2) of SEC Regulation S-B. Therefore, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

TRENDS

         As of March 31, 2007, to the best of our knowledge, no known trends or demands, commitments, events or uncertainties, except as described in "Notes to Financial Statements Note 9 - Commitments and Contingencies" existed, which are likely to have a material effect on our liquidity.

DECEMBER 31, 2006

         At December 31, 2006, our principal sources of liquidity included cash and cash equivalents of $1,333,000 and unused borrowing capacity of $1,487,000 under our bank line of credit. We had no significant cash outlays during the year ended December 31, 2006.

OPERATING ACTIVITIES

         Net cash flows used in operating activities totaled approximately $1.239 million and approximately $598,000 for the years ended December 31, 2006 and 2005, respectively. Net cash used in operating activities for the year ended December 31, 2006 primarily reflects net loss adjusted by non-cash items such as stock-based compensation cost associated with issuing stock options, impairment of long-term investment, allowance for doubtful accounts, changes in our derivative instruments and the accretion of our convertible preferred stock. Additional uses of cash included an increase in trade receivables resulting from the significant increase in product sales during the last quarter of fiscal 2006 and an increase in inventory as we anticipate this growth in sales to continue. Sources of operating cash include an increase in accounts payable, both our trade payables and our trade payables to related parties, as a result of managing our working capital and the normal fluctuation and timing of purchases. As we have had to ramp up inventory purchases to meet the increased demand for our products, our cash was somewhat constrained during the year ended December 31, 2006. During the year ended December 31, 2005, cash used by operations resulted from funding our net loss, adjusted for non-cash items such as stock-based compensation cost associated with issuing stock options, changes in our derivative instruments and convertible preferred stock and changes to trade receivables and inventories. We expect future cash provided (used) by operating activities to fluctuate, primarily as a result of fluctuations in our operating results, timing of product shipments, trade receivables collections, inventory management and timing of vendor payments.

INVESTING ACTIVITIES.

         Net cash flows used in investing activities for the year ended December 31, 2006 was solely attributable to the purchase of capital equipment. During the year ended December 31, 2005, the majority of cash used in investing activities was attributable to the purchase of capital equipment. To a lesser extent we used cash during the year ended December 31, 2005 to purchase a company to facilitate our HD display research and development efforts.

FINANCING ACTIVITIES.

         Net cash flows provided by financing activities for the year ended December 31, 2006 resulted from the sale of $1,150,000 of our Series B Convertible Preferred Stock, less preferred stock issuance costs of $88,000 for payment of related commissions, fees and other expenses. During the year ended December 31, 2005, cash provided by financing activities primarily resulted from the sales of $1,865,000 of our 5% Series A Convertible Preferred Stock, less preferred stock issuance costs of $237,000 for payment of related commissions, fees and other expenses. Other financing activities for 2005 included advances of approximately $341,000 made to related parties during the ordinary course of business and loan activity under our bank line of credit, which was used to help fund working capital requirements, as necessary.

CASH AND WORKING CAPITAL REQUIREMENTS

         As previously discussed, we plan to continue increasing our presence in the document/image-capture market and expand our operations into the HD display market, which may require additional capital. Additionally, we may seek to expand our operations through acquisitions of companies in the document/image-capture and HD display industry that we believe could complement our business model, improve our competitive positioning and expand our product offerings.

         Considering cash reserves and other sources of liquidity, including our bank line of credit and the aforementioned funds raised through the sale of our Series B Stock, as of the year ended December 31, 2006 management believed that the Company would have sufficient sources of financing to continue its normal operations through at least the next twelve months. However, our business expansion plans may require additional capital through either the incurrence of debt or the issuance of equity securities, or a combination thereof, depending on the prevailing market and other conditions. There is no assurance that such additional funds will be available for us to finance our expansion plans. Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements as we expand our business operations.

CONTRACTUAL OBLIGATIONS

         The following table summarizes our contractual obligations at December 31, 2006, and the effect such obligations are expected to have on our liquidity and cash flows in future periods (IN THOUSANDS):


                                                LESS THAN     ONE -     THREE -
                                                    ONE       THREE       FIVE
                                      TOTAL        YEAR       YEARS       YEARS
                                     -------     --------    -------     -------

Line of credit (1)                    $1,013      $1,013      $ --        $ --
Operating lease
  obligations                            512         261         250           1
                                      ------      ------      ------      ------
Consulting agreement (2)                  90          90        --          --
                                      ======      ======      ======      ======
Total contractual
  cash obligations                    $1,615      $1,364      $  250      $    1
                                      ======      ======      ======      ======

(1) We have a line of credit agreement ("LOC Agreement") to borrow up to $2,500,000, bearing interest at the rate of prime (8.25% at December 31, 2006) plus 0.5%, which is secured by all our assets. Interest payments are due monthly and all unpaid interest and principal was originally due in full on October 30, 2006. On December 18, 2006, we extended the loan ("Extended Agreement") with the same terms, for 12 months. The new maturity date is October 30, 2007. Upon certain events of default, the default variable interest rate increases to prime plus 5.5%. We had $1,487,000 available for use at December 31, 2006.

At December 31, 2006, we were not in compliance with all of the Extended Agreement debt covenants. Pursuant to a waiver letter from the lender dated March 28, 2007, the lender agreed to forbear from exercising its rights and remedies with respect to existing defaults under the Extended Agreement from the date of the Extended Agreement through December 31, 2006.

(2) We have an agreement for investor relations services for a term of one year beginning January 1, 2007, payable monthly as follows: (i) $5,000 for January, February and March; (ii) $7,500 for April, May and June; (iii) $8,500 for July, August and September; and (iv) $9,000 for October, November, and December. Additionally, we agreed to pay the consultant 90,000 warrants with an exercise price of $0.65 per share, expiring in three years, with immediate vesting on January 1, 2007, and exercisable at the rate of 7,500 the first day of each month during calendar 2007. The warrants will not be registered under federal or state securities laws.

OFF-BALANCE SHEET ARRANGEMENTS

         At December 31, 2006, we did not have any relationship with unconsolidated entities or financial partnerships, which other companies have established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes as defined in Item 303(c)(2) of SEC Regulation S-B. Therefore, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

TRENDS

         As of December 31, 2006, to the best of our knowledge, no known trends or demands, commitments, events or uncertainties, except as described in "Notes to Financial Statements Note 10 - Commitments and Contingencies" existed, which are likely to have a material effect on our liquidity.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANUFACTURING

            All of our products are currently manufactured by a subsidiary of Syscan Technology Holdings (STH), the parent company of our majority stockholder. We and STH have established an internal-pricing agreement that is updated on a semi-annual basis. STH serves as the exclusive manufacturer of all current and future image capture products to be produced by us. We believe, for quality control and pricing reasons that this type of relationship is more favorable than could be attained from unaffiliated third-parties. STH purchases the raw materials, parts and components and other items, with the exception of certain critical components and tooling, that are required to manufacture our products.

         We purchase significantly all of our finished scanner imaging products from the parent company of our majority stockholder, Syscan Technology Holdings Limited ("STH"). Our Chairman and CEO, Darwin Hu, was formerly the CEO of STH. The following is a summary of significant related party transactions, which were carried out in the normal course of the Company's business, during the years ended December 31, 2006 and 2005:

         The following is a summary of significant related party purchase transactions, which were carried out in the normal course of our business during the years ended December 31, 2006 and 2005, and the three months ended March 31, 2007 and 2006:


                                          YEAR ENDED DECEMBER 31,
                                   ---------------------------------
                                       2006                 2005
                                   -------------       -------------

SYSCAN Intervision Limited,
a wholly-owned subsidiary
of STH (purchases)                    $8.620M             $4.915M
                                   =============       =============


                                      THREE MONTHS ENDED MARCH 31,
                                   ---------------------------------
                                       2007                2006
                                   -------------       -------------

SYSCAN Intervision Limited,
a wholly-owned subsidiary
of STH (purchases)                    $2.178M             $1.409M
                                   =============       =============

         Additionally, as a result of certain purchases made from STH, during the years ended December 31, 2006 and 2005 we were liable to STH in the aggregate amount of $952,000 and $203,000, respectively.

         As of the year ended December 31, 2006 amounts due from related parties were unsecured, interest-free and repayable on demand and totaled approximately $2,606,000. On March 21, 2007 we entered into a certain settlement and release agreement with STH whereby we agreed to forego any further collections efforts, including legal action against STH, in exchange for the cancellation of 2,600,000 shares of our common stock beneficially owned by STH.

         In April 2005 we entered into employment agreements with each of Darwin Hu, our Chief Executive Officer, William Hawkins, our Chief Operating Officer and Acting Chief Financial Officer, and David Clark, our Senior Vice President of Business Development. In connection therewith we granted options to each of

Messrs. Hu, Hawkins and Clark to purchase 1,500,000, 1,000,000 and 800,000 shares of our common stock, respectively, at an exercise price of $0.01 per share. Such options vested one-third on the execution date of the employment agreement, one-third on April 3, 2006 and one-third on April 2, 2007. Pursuant to such employment agreements, each of Messrs. Hu, Hawkins and Clark shall be entitled to receive annual salaries of $200,000, $160,000 and $150,000, respectively.

         Other than those described above, we have no material transactions which involved or are planned to involve a direct or indirect interest of a director, executive officer, greater than 5% stockholder or any family member of such parties.

         We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors and principal shareholders and their affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by the independent members of our board of directors.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION.

         Our common stock has been listed and quoted on the OTC Bulletin Board since December 1998. From January 1, 2003 through April 1, 2004 our common stock traded under the symbol "BKET", from April 2, 2004 through June 26, 2006 under the symbol "SYII" and since June 27, 2006 under the symbol "SYVT". All prices reflected herein have been adjusted to reflect the 1-for-10 reverse split of our common stock that was effected on April 2, 2004.

         The following chart sets forth the high and low sale prices for each quarter during the fiscal years ended December 31, 2005 and 2006, respectively, and the first quarter ended March 31, 2007. Such prices represent quotations between dealers, without dealer markup, markdown or commissions, and may not represent actual transactions.

                                                     HIGH            LOW
                                                     ----            ---

       2005 BY QUARTER
       January 1 - March 31                       $   3.25        $   1.20
       April 1 - June 30                          $   1.30        $   0.53
       July 1 - September 30                      $   1.15        $   0.30
       October 1 - December 31                    $   0.98        $   0.35

       2006 BY QUARTER
       January 1 - March 31                       $   0.80        $   0.55
       April 1 - June 30                          $   1.55        $   0.65
       July 1 - September 30                      $   1.49        $   0.75
       October 1 - December 31                    $   0.85        $   0.45

       2007 BY QUARTER
       January 1 - March 31                       $   1.00        $   0.55

         On June 19, 2007, the closing sale price for shares of our common stock in the over-the-counter market, as reported by NASD's OTCBB was $0.82.

         No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of our common stock for future sale will have on the market price of our common stock prevailing from time-to-time. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock.

RECORD HOLDERS

         As of the date hereof there were 364 record holders of our common stock. As of the date hereof there were 21,842,092 shares of common stock outstanding.

DIVIDENDS

         We have not paid dividends on our common stock in the past and do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. The holders of our Series A Preferred Stock are entitled to receive dividends at a rate of 5% per annum, payable in cash or shares of our common stock, on a cumulative basis.


                      EQUITY COMPENSATION PLAN INFORMATION

         The following table sets forth certain information, as of December 31, 2006, concerning shares of common stock authorized for issuance under the Company's existing equity compensation plans.


----------------------------- -------------------------------------------- -------------------------------
                                  Number of securities       Weighted average         Number of
                                   to be issued upon         exercise price of   securities remaining
                               exercise of outstanding          outstanding          available for
                                   options, warrants         options, warrants      future issuance
                                       and rights               and rights            under equity
                                                                                    compensation plans
                                                                                   (excluding securities
                                                                                  reflected in column (a))
                                            (a)                     (b)                     (c)
----------------------------- ----------------------------- ----------------------------------------------
Equity compensation plans                  890,000                 $0.92                 3,810,000
approved by security holders
----------------------------- ----------------------------- ----------------------------------------------
Equity compensation plans not            4,000,000                 $0.01                    -0-
approved by security holders
----------------------------- ----------------------------- ----------------------------------------------
                  Total                  4,890,000                 $0.18                 3,810,000
----------------------------- ----------------------------- ----------------------------------------------

                             EXECUTIVE COMPENSATION


         The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by, or paid to the following named executive officers: (i) for the fiscal years ended December 31, 2005 and 2006 individuals who served as, or acted in the capacity of, our principal executive officer;
(ii) for the fiscal year ended December 31, 2005 our other most highly compensated executive officers, who together with the principal executive officer are our most highly compensated officers whose salary and bonus exceeded $100,000 and who were employed by us at the end of fiscal year 2005; and (iii) for the fiscal year ended December 31, 2006 our two most highly compensated executive officers who earned more than $100,000.


                           SUMMARY COMPENSATION TABLE*

                                                                                    LONG TERM COMPENSATION
                                                                                    ----------------------
                                          ANNUAL COMPENSATION                  AWARDS                   PAYOUTS
                                     -------------------------------  ------------------------     ----------------------
NAME AND                     YEAR     SALARY    BONUS       OTHER      RESTRICTED   SECURITIES       LTIP     ALL OTHER
PRINCIPAL POSITION                                          ANNUAL       STOCK      UNDERLYING      PAYOUTS  COMPENSATION
                                                         COMPENSATION   AWARD(S)   OPTIONS/SARS
                                       ($)       ($)         ($)          ($)           (#)           ($)        ($)
--------------------------------------------------------------------------------------------------------------------------
Darwin Hu, Chief Executive   2006     200,000     --       7,292(1)        --             --           --         --
Officer and Chairman.

                             2005     200,000     --        --             --        1,500,000(2)      --         --


William Hawkins              2006     160,000     --       6,133(1)        --             --           --         --
Chief Operating Officer,
Acting Chief Financial
Officer and Secretary.
                             2005     160,000     --        --             --        1,000,000(2)      --         --


David Clark                  2006     150,000     --        --             --             --           --         --
Senior Vice President
of Business Development.     2005     150,000     --        --             --          800,000(2)      --         --

-------------------------
* Salary reflects total compensation paid to these executives.

(1) Represents the Company's match on the named executive's 401(k) contribution.
(2) As of the date hereof such options have fully vested.

The following table sets forth certain information regarding outstanding equity awards at December 31, 2006 for each named executive officer:


                       OUTSTANDING EQUITY AWARDS TABLE (1)

                                                      OPTION AWARDS
                              ---------------------------------------------------------------
                                    NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED OPTIONS
                              -------------------------------
NAME AND
PRINCIPAL POSITION             EXERCISABLE    UNEXERCISABLE  EXERCISE PRICE  EXPIRATION DATE
--------------------------------------------------------------------------------------------
Darwin Hu                       1,000,000        500,000         $0.01          4/26/2012
  Chief Executive Officer
  and Chairman
William Hawkins                   666,667        333,333         $0.01          4/26/2012
  Chief Operating Officer,
  Acting Chief Financial
  Officer and  Secretary
David Clark                       533,333        266,667         $0.01          4/26/2012
  Senior VP of Business
  Development

No named executive has any stock awards outstanding at December 31, 2006.

     As of June 19, 2007, options to purchase a total of 3,200,000 shares of common stock were granted under our 2002 Amended and Restated Stock Option Plan, at exercise prices of $0.65 to $1.01 per share, and options to purchase a total of 646,000 shares of common stock were granted under our 2006 Stock Option Plan, at exercise prices of $0.70 per share. Under our 2002 Amended and Restated Stock Option Plan, one-fourth of the options granted vest on the first anniversary, one-fourth of the options granted vest on the second anniversary, one-fourth of the options granted vest on the third anniversary and one-fourth of the options vest on the fourth anniversary. Under our 2006 Stock Option Plan, one-third of the options vested upon grant, one-third of the options granted vest on the first anniversary and one-third of the options granted vest on the second anniversary. The options expire on the ten year anniversary of their grant date.

2002 AMENDED AND RESTATED STOCK OPTION PLAN

DESCRIPTION OF THE 2002 PLAN

         THE PURPOSE OF THE 2002 PLAN

         The purpose of the 2002 Plan is to provide additional incentive to our directors, officers, employees and consultants to us who are primarily responsible for our management and growth. Each option shall be designated at the time of grant as either an incentive stock option (an "ISO") or as a non-qualified stock option (a "NQSO").

         Each option shall be designated at the time of grant as either an incentive stock option (an "ISO") or a non-qualified stock option (a "NQSO"). The Board of Directors believes that the ability to grant stock options to employees which qualify for ISO treatment provides an additional material incentive to certain key employees. The Internal Revenue Code requires that ISOs be granted pursuant to an option plan that receives shareholder approval within one year of its adoption. We adopted the 2002 Plan in order to comply with this statutory requirement and preserve its ability to grant ISOs.

         The benefits to be derived from the 2002 Plan, if any, are not quantifiable or determinable.

         ADMINISTRATION OF THE PLAN

         The 2002 Plan shall be administered by the Board of Directors, or by any committee that we may in the future form and to which the Board of Directors may delegate the authority to perform such functions (in either case, the "Administrator"). The Board of Directors shall appoint and remove members of the committee in its discretion in accordance with applicable laws. In the event that we establish such a committee and are required to comply with Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code (the "Code"), the committee shall, in the Board of Director's discretion, be comprised solely of "non-employee directors" within the meaning of said Rule 16b-3 and "outside directors" within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing, the Administrator may delegate non-discretionary administrative duties to any of our employees as it deems proper and the Board of Directors, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the 2002 Plan.

         Subject to the other provisions of the 2002 Plan, the Administrator shall have the authority, in its discretion: (i) to grant options; (ii) to determine the fair market value of the Common Stock subject to options; (iii) to determine the exercise price of options granted; (iv) to determine the persons to whom, and the time or times at which, options shall be granted, and the number of shares subject to each option; (v) to interpret the 2002 Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the 2002 Plan;
(vii) to determine the terms and provisions of each option granted (which need not be identical), including but not limited to, the time or times at which options shall be exercisable; (viii) with the consent of the optionee, to modify or amend any option; (ix) to defer (with the consent of the optionee) the exercise date of any option; (x) to authorize any person to execute on our behalf any instrument evidencing the grant of an option; and (xi) to make all other determinations deemed necessary or advisable for the administration of the 2002 Plan. The Administrator may delegate non-discretionary administrative duties to any of our employees as it deems proper.

         SHARES OF STOCK SUBJECT TO THE 2002 PLAN


The number of shares of Common Stock subject to options granted pursuant to the 2002 Plan may be adjusted under certain conditions. If our stock changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate adjustments shall be made by the Board of Directors in (i) the number and class of shares of stock subject to the 2002 Plan, and (ii) the exercise price of each outstanding option; provided, however, that we shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Board of Directors in its sole discretion.

         In the event of the proposed dissolution or liquidation of us, the Administrator shall notify each optionee at least thirty days prior to such proposed action. To the extent not previously exercised, all options will terminate immediately prior to the consummation of such proposed action; provided, however, that the Administrator, in the exercise of its sole discretion, may permit exercise of any options prior to their termination, even if such options were not otherwise exercisable. In the event that we merge or consolidate with or into another corporation or entity in which we do not survive, or in the event of a sale of all or substantially all of our assets in which our shareholders receive securities of the acquiring entity or an affiliate thereof, all options shall be assumed or equivalent options shall be substituted by the successor corporation (or other entity) or a parent or subsidiary of such successor corporation (or other entity); provided, however, that if such successor does not agree to assume the options or to substitute equivalent options therefor, the Administrator, in the exercise of its sole discretion, may permit the exercise of any of the options prior to consummation of such event, even if such options were not otherwise exercisable.

         PARTICIPATION

         Every person who at the date of grant of an option is an employee of ours or of any Affiliate (as defined below) of ours is eligible to receive NQSOs or ISOs under the 2002 Plan. Every person who at the date of grant is a consultant to, or non-employee director of, us or any Affiliate (as defined below) of us is eligible to receive NQSOs under the 2002 Plan. The term "Affiliate" as used in the 2002 Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code. The term "employee" includes an officer or director who is an employee of ours. The term "consultant" includes persons employed by, or otherwise affiliated with, a consultant.

         OPTION PRICE

         The exercise price of a NQSO shall be not less than 85% of the fair market value of the stock subject to the option on the date of grant. To the extent required by applicable laws, rules and regulations, the exercise price of a NQSO granted to any person who owns, directly or by attribution under the Code (currently Section 424(d)), stock possessing more than 10% of the total combined voting power of all of our classes of stock or of any Affiliate (a "10% Shareholder") shall in no event be less than 110% of the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an ISO granted to any 10% Percent Shareholder shall in no event be less than 110% of the fair market value of the stock covered by the Option at the time the Option is granted.

         TERM OF THE OPTIONS

         The Administrator, in its sole discretion, shall fix the term of each option, provided that the maximum term of an option shall be ten years. ISOs granted to a 10% Shareholder shall expire not more than five years after the date of grant. The 2002 Plan provides for the earlier expiration of options in the event of certain terminations of employment of the holder.

         RESTRICTIONS ON GRANT AND EXERCISE

         Except with the express written approval of the Administrator which approval the Administrator is authorized to give only with respect to NQSOs, no option granted under the 2002 Plan shall be assignable or otherwise transferable by the optionee except by will or by operation of law. During the life of the optionee, an option shall be exercisable only by the optionee.

         TERMINATION OF THE 2002 PLAN

         The 2002 Plan shall become effective upon adoption by the Board or Directors; provided, however, that no option shall be exercisable unless and until written consent of the our shareholders, or approval of our shareholders voting at a validly called shareholders meeting, is obtained within twelve months after adoption by the Board of Directors. If such shareholder approval is not obtained within such time, options granted pursuant to the 2002 Plan shall be of the same force and effect as if such approval was obtained except that all ISOs granted pursuant to the 2002 Plan shall be treated as NQSOs. Options may be granted and exercised under the 2002 Plan only after there has been compliance with all applicable federal and state securities laws. The 2002 Plan shall terminate within ten years from the date of its adoption by the Board of Directors.

         TERMINATION OF EMPLOYMENT

         If for any reason other than death or permanent and total disability, an optionee ceases to be employed by us or any of our Affiliates (such event being called a "Termination"), options held at the date of Termination (to the extent then exercisable) may be exercised in whole or in part at any time within three months of the date of such Termination, or such other period of not less than thirty days after the date of such Termination as is specified in the Option Agreement or by amendment thereof (but in no event after the expiration date of the option (the "Expiration Date")); provided, however, that if such exercise of the option would result in liability for the optionee under Section 16(b) of the Exchange Act, then such three-month period automatically shall be extended until the tenth day following the last date upon which optionee has any liability under Section 16(b) (but in no event after the Expiration Date). If an optionee dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by us or an Affiliate or within the period that the option remains exercisable after Termination, options then held (to the extent then exercisable) may be exercised, in whole or in part, by the optionee, by the optionee's personal representative or by the person to whom the option is transferred by devise or the laws of descent and distribution, at any time within twelve months after the death or twelve months after the permanent and total disability of the optionee or any longer period specified in the Option Agreement or by amendment thereof (but in no event after the Expiration
Date). "Employment" includes service as a director or as a consultant. For purposes of the 2002 Plan, an optionee's employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed 90 days or, if longer, if the optionee's right to reemployment by us or any Affiliate is guaranteed either contractually or by statute.

         AMENDMENTS TO THE PLAN

         The Board of Directors may at any time amend, alter, suspend or discontinue the 2002 Plan. Without the consent of an optionee, no amendment, alteration, suspension or discontinuance may adversely affect outstanding options except to conform the 2002 Plan and ISOs granted under the 2002 Plan to the requirements of federal or other tax laws relating to ISOs. No amendment, alteration, suspension or discontinuance shall require Shareholder approval unless (i) shareholder approval is required to preserve incentive stock option treatment for federal income tax purposes or (ii) the Board of Directors otherwise concludes that shareholder approval is advisable.

         TAX TREATMENT OF THE OPTIONS

         Under the Code, neither the grant nor the exercise of an ISO is a taxable event to the optionee (except to the extent an optionee may be subject to alternative minimum tax); rather, the optionee is subject to tax only upon the sale of the Common Stock acquired upon exercise of the ISO. Upon such a sale, the entire difference between the amount realized upon the sale and the exercise price of the option will be taxable to the optionee. Subject to certain holding period requirements, such difference will be taxed as a capital gain rather than as ordinary income. Optionees who receive NQSOs will be subject to taxation upon exercise of such options on the spread between the fair market value of the Common Stock on the date of exercise and the exercise price of such options. This spread is treated as ordinary income to the optionee, and we are permitted to deduct as an employee expense a corresponding amount. NQSOs do not give rise to a tax preference item subject to the alternative minimum tax.

2006 STOCK OPTION PLAN

DESCRIPTION OF THE PLAN

            THE PURPOSE OF THE PLAN

            The purpose of the Plan is to provide additional incentive to the directors, officers, employees and consultants of the Company who are primarily responsible for the management and growth of the Company. Each option shall be designated at the time of grant as either an incentive stock option (an "ISO") or as a non-qualified stock option (a "NQSO").

            The Board of Directors believes that the ability to grant stock options to employees which qualify for ISO treatment provides an additional material incentive to certain key employees. The Internal Revenue Code requires that ISOs be granted pursuant to an option plan that receives stockholder approval within one year of its adoption. The Company adopted the Plan in order to comply with this statutory requirement and preserve its ability to grant ISOs.

            The benefits to be derived from the Plan, if any, are not quantifiable or determinable.

            ADMINISTRATION OF THE PLAN

            The Plan shall be administered by the Board of Directors of the Company, or by any committee that the Company may in the future form and to which the Board of Directors may delegate the authority to perform such functions (in either case, the "Administrator"). The Board of Directors shall appoint and remove members of the committee in its discretion in accordance with applicable laws. In the event that the Company establishes such a committee and is required to comply with Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code (the "Code"), the committee shall, in the Board of Director's discretion, be comprised solely of "non-employee directors" within the meaning of said Rule 16b-3 and "outside directors" within the meaning of
Section 162(m) of the Code. Notwithstanding the foregoing, the Administrator may delegate non-discretionary administrative duties to such employees of the Company as it deems proper and the Board of Directors, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

            Subject to the other provisions of the Plan, the Administrator shall have the authority, in its discretion: (i) to grant options; (ii) to determine the fair market value of the Common Stock subject to options; (iii) to determine the exercise price of options granted; (iv) to determine the persons to whom, and the time or times at which, options shall be granted, and the number of shares subject to each option; (v) to interpret the Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each option granted (which need not be identical), including but not limited to, the time or times at which options shall be exercisable; (viii) with the consent of the optionee, to modify or amend any option; (ix) to defer (with the consent of the optionee) the exercise date of any option; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an option; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Administrator may delegate non-discretionary administrative duties to such employees of the Company as it deems proper.

            SHARES OF STOCK SUBJECT TO THE PLAN

            Subject to the conditions outlined below, the total number of shares of stock which may be issued under options granted pursuant to the Plan shall not exceed 1,500,000 shares of Common Stock, $.001 par value per share.

            The number of shares of Common Stock subject to options granted pursuant to the Plan may be adjusted under certain conditions. If the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate adjustments shall be made by the Board of Directors in (i) the number and class of shares of stock subject to the Plan, and (ii) the exercise price of each outstanding option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Board of Directors in its sole discretion.

            In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each optionee at least thirty days prior to such proposed action. To the extent not previously exercised, all options will terminate immediately prior to the consummation of such proposed action; provided, however, that the Administrator, in the exercise of its sole discretion, may permit exercise of any options prior to their termination, even if such options were not otherwise exercisable. In the event of a merger or consolidation of the Company with or into another corporation or entity in which the Company does not survive, or in the event of a sale of all or substantially all of the assets of the Company in which the Stockholders of the Company receive securities of the acquiring entity or an affiliate thereof, all options shall be assumed or equivalent options shall be substituted by the successor corporation (or other entity) or a parent or subsidiary of such successor corporation (or other entity); provided, however, that if such successor does not agree to assume the options or to substitute equivalent options therefor, the Administrator, in the exercise of its sole discretion, may permit the exercise of any of the options prior to consummation of such event, even if such options were not otherwise exercisable.

            PARTICIPATION

            Every person who at the date of grant of an option is an employee of the Company or of any Affiliate (as defined below) of the Company is eligible to receive NQSOs or ISOs under the Plan. Every person who at the date of grant is a consultant to, or non-employee director of, the Company or any Affiliate (as defined below) of the Company is eligible to receive NQSOs under the Plan. The term "Affiliate" as used in the Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code. The term "employee" includes an officer or director who is an employee of the Company. The term "consultant" includes persons employed by, or otherwise affiliated with, a consultant.

            OPTION PRICE

            The exercise price of a NQSO shall be not less than 85% of the fair market value of the stock subject to the option on the date of grant. To the extent required by applicable laws, rules and regulations, the exercise price of a NQSO granted to any person who owns, directly or by attribution under the Code (currently Section 424(d)), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Affiliate (a "10%

Stockholder") shall in no event be less than 110% of the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an ISO granted to any 10% Stockholder shall in no event be less than 110% of the fair market value of the stock covered by the Option at the time the Option is granted.

            TERM OF THE OPTIONS

            The Administrator, in its sole discretion, shall fix the term of each option, provided that the maximum term of an option shall be ten years. ISOs granted to a 10% Stockholder shall expire not more than five years after the date of grant. The Plan provides for the earlier expiration of options in the event of certain terminations of employment of the holder.

            RESTRICTIONS ON GRANT AND EXERCISE

            Except with the express written approval of the Administrator which approval the Administrator is authorized to give only with respect to NQSOs, no option granted under the Plan shall be assignable or otherwise transferable by the optionee except by will or by operation of law. During the life of the optionee, an option shall be exercisable only by the optionee.

            TERMINATION OF THE PLAN

            The Plan shall become effective upon adoption by the Board or Directors; provided, however, that no option shall be exercisable unless and until written consent of the Stockholders of the Company, or approval of Stockholders of the Company voting at a validly called Stockholders' meeting, is obtained within twelve months after adoption by the Board of Directors. If such Stockholder approval is not obtained within such time, options granted pursuant to the Plan shall be of the same force and effect as if such approval was obtained except that all ISOs granted pursuant to the Plan shall be treated as NQSOs. Options may be granted and exercised under the Plan only after there has been compliance with all applicable federal and state securities laws. The Plan shall terminate within ten years from the date of its adoption by the Board of Directors.

            TERMINATION OF EMPLOYMENT

            If for any reason other than death or permanent and total disability, an optionee ceases to be employed by the Company or any of its Affiliates (such event being called a "Termination"), options held at the date of Termination (to the extent then exercisable) may be exercised in whole or in part at any time within three months of the date of such Termination, or such other period of not less than thirty days after the date of such Termination as is specified in the Option Agreement or by amendment thereof (but in no event after the expiration date of the option (the "Expiration Date")); provided, however, that if such exercise of the option would result in liability for the optionee under Section 16(b) of the Exchange Act, then such three-month period automatically shall be extended until the tenth day following the last date upon which optionee has any liability under Section 16(b) (but in no event after the Expiration Date). If an optionee dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by the Company or an Affiliate or within the period that the option remains exercisable after Termination, options then held (to the extent then exercisable) may be exercised, in whole or in part, by the optionee, by the optionee's personal representative or by the person to whom the option is transferred by devise or the laws of descent and distribution, at any time within twelve months after the death or twelve months after the permanent and total disability of the optionee or any longer period specified in the Option Agreement or by amendment thereof (but in no event after the Expiration Date). "Employment" includes service as a director or as a consultant. For purposes of the Plan, an optionee's employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed 90 days or, if longer, if the optionee's right to reemployment by the Company or any Affiliate is guaranteed either contractually or by statute.

            AMENDMENTS TO THE PLAN

            The Board of Directors may at any time amend, alter, suspend or discontinue the Plan. Without the consent of an optionee, no amendment, alteration, suspension or discontinuance may adversely affect outstanding options except to conform the Plan and ISOs granted under the Plan to the requirements of federal or other tax laws relating to ISOs. No amendment, alteration, suspension or discontinuance shall require Stockholder approval unless (i) stockholder approval is required to preserve incentive stock option treatment for federal income tax purposes or (ii) the Board of Directors otherwise concludes that stockholder approval is advisable.

            TAX TREATMENT OF THE OPTIONS

         Under the Code, neither the grant nor the exercise of an ISO is a taxable event to the optionee (except to the extent an optionee may be subject to alternative minimum tax); rather, the optionee is subject to tax only upon the sale of the Common Stock acquired upon exercise of the ISO. Upon such a sale, the entire difference between the amount realized upon the sale and the exercise price of the option will be taxable to the optionee. Subject to certain holding period requirements, such difference will be taxed as a capital gain rather than as ordinary income. Optionees who receive NQSOs will be subject to taxation upon exercise of such options on the spread between the fair market value of the Common Stock on the date of exercise and the exercise price of such options. This spread is treated as ordinary income to the optionee, and the Company is permitted to deduct as an employee expense a corresponding amount. NQSOs do not give rise to a tax preference item subject to the alternative minimum tax.

EMPLOYMENT AGREEMENTS

         In April 2005, we entered into an employment agreement with Mr. Darwin Hu pursuant to which he will serve as our President and Chief Executive Officer. The agreement provides for an initial term of three years, an annual salary to Mr. Hu of $200,000 and an annual bonus to be determined by our board of directors. In connection with the agreement, Mr. Hu was issued non-qualified options to purchase up to 1,500,000 shares of our common stock at an exercise price of $0.01 per share. One-third of the options vested immediately upon the execution of the employment agreement, one-third vested on April 3, 2006 and one-third vested on April 2, 2007. The agreement also provides for the executive's ability to participate in our health insurance program. In the event that Mr. Hu's employment is terminated other than with good cause, he will receive a payment of the lesser of his then remaining salary due pursuant to the employment agreement or six months of base salary at his then current annual salary.

         In April 2005, we entered into an employment agreement with Mr. William Hawkins pursuant to which he will serve as our Chief Operating Officer. The agreement provides an initial term of three years, an annual salary to Mr. Hawkins of $160,000 and an annual bonus to be determined by our board of directors. In connection with the agreement, Mr. Hawkins was issued non-qualified options to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.01 per share. One-third of the options vested immediately upon the execution of the employment agreement, one-third vested on April 3, 2006 and one-third vested on April 2, 2007. The agreement also provides for the executive's ability to participate in our health insurance program. In the event that Mr. Hawkins' employment is terminated other than with good cause, he will receive a payment of the lesser of his then remaining salary due pursuant to the employment agreement or six months of base salary at his then current annual salary.

         In April 2005, we entered into an employment agreement with Mr. David Clark pursuant to which he will serve as our Senior Vice President of Business Development. The agreement provides for an initial term of three years, an annual salary to Mr. Clark of $150,000 and an annual bonus to be determined by our board of directors. In connection with the agreement, Mr. Clark was issued non-qualified options to purchase up to 800,000 shares of our common stock at an exercise price of $0.01 per share. One-third of the options vested immediately upon the execution of the employment agreement, one-third vested on April 3, 2006 and one-third vested on April 2, 2007. The agreement also provides for the executive's ability to participate in our health insurance program. In the event that Mr. Clark's employment is terminated other than with good cause, he will receive a payment of the lesser of his then remaining salary due pursuant to the employment agreement or six months of base salary at his then current annual salary.

                              FINANCIAL STATEMENTS

         See Financial Statements beginning on Page F-1.

                                  LEGAL MATTERS

         The law firm of Richardson & Patel LLP, of New York, New York, is passing on the validity of our common stock. A partner of the firm beneficially owns 16,667 shares of our common stock, which shares were issued to such partner in exchange for legal services rendered when such partner was employed by a prior law firm.

                                     EXPERTS

         The financial statements as of and for the years ended December 31, 2006 and 2005 included in this prospectus have been included in reliance on the report of Clancy and Co., P.L.L.C., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact William Hawkins at 1772 Technology Drive, San Jose, California 95110. Additionally, please note that we file our SEC reports electronically. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our Internet address is http://www.syscaninc.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus.

         We have filed with the Commission post-effective amendment #3 to a registration statement (which contains this prospectus) on Form SB-2 under the Securities Act relating to the common stock being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.



                  [remainder of page intentionally left blank]

                            SYSVIEW TECHNOLOGY, INC.

INTERIM FINANCIAL INFORMATION

Consolidated Balance Sheet as of March 31, 2007                              F-2

Consolidated Statements of Operations for the three months
  ended March 31, 2007 and 2006                                              F-3

Consolidated Statements of Cash Flows for the three months
  ended March 31, 2007 and 2006                                              F-4

Condensed Notes to Consolidated Financial Statements                         F-5

ANNUAL FINANCIAL INFORMATION

Report of Independent Registered Public Accounting Firm -
  Clancy and Co., P.L.L.C.                                                  F-13

Consolidated Balance Sheet as of December 31, 2006                          F-14

Consolidated Statements of Operations for the years ended
  December 31, 2006 and 2005                                                F-15

Consolidated Statement of Stockholders' Equity for the years
  ended December 31, 2006 and 2005                                          F-16

Consolidated Statements of Cash Flows for the years ended
  December 31, 2006 and 2005                                                F-17

Notes to Consolidated Financial Statements                                  F-19


                            SYSVIEW TECHNOLOGY, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                 MARCH 31,  DECEMBER 31,
                                                                                   2007        2006
                                                                                ----------  ---------
ASSETS                                                                          (Unaudited) (Audited)
Current assets:
  Cash and cash equivalents                                                     $    864    $  1,333
  Trade receivables                                                                2,502       1,813
  Inventories                                                                      1,310       1,642
  Prepaid expenses and other current assets                                          151          73
                                                                                --------    --------
     TOTAL CURRENT ASSETS                                                          4,827       4,861

Fixed assets, net                                                                    131         108
Long-term investment                                                                 160         160
                                                                                --------    --------
          TOTAL ASSETS                                                          $  5,118    $  5,129
                                                                                ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank line of credit                                                           $  1,513    $  1,013
  Trade payables to related parties                                                  172         952
  Trade payables                                                                     286         198
  Other payables and accruals                                                        309         506
  Accrued dividends on Series A 5% cumulative convertible preferred stock            173         152
                                                                                --------    --------
     TOTAL CURRENT LIABILITIES                                                     2,453       2,821

Other liabilities:
  Liability under derivative contracts                                               597         229
                                                                                --------    --------

          TOTAL LIABILITIES                                                        3,050       3,050

Commitments and contingencies (note 9)

Convertible preferred stock, $.001 par value, 2,000 authorized:
  Series A 5% cumulative convertible preferred stock, 16 shares issued and         1,082         957
     outstanding at March 31, 2007 and December 31, 2006; liquidation value of $1,565 at March 31, 2007 and December 31, 2006
  Series B convertible preferred stock, 11.5 shares issued and outstanding at        247         152
     March 31, 2007 and December 31, 2006; liquidation value of
     $1,150 at March 31, 2007 and December 31, 2006

Stockholders' equity:
  Common stock $.001 par value, 50,000 authorized, 22,042 shares issued               22          24
     and 21,542 outstanding at March 31, 2007 and 24,642 shares issued and 24,142 outstanding at December 31, 2006 (500 shares held in escrow)
  Additional paid-in capital                                                      30,471      29,651
  Accumulated deficit                                                            (29,754)    (28,705)
                                                                                --------    --------
     TOTAL STOCKHOLDERS' EQUITY                                                      739         970
                                                                                --------    --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $  5,118    $  5,129
                                                                                ========    ========

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.


                            SYSVIEW TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,
                                                                 --------------------
                                                                   2007        2006
                                                                 --------    --------


NET SALES                                                        $  4,127    $  2,438

COST OF SALES                                                       2,484       1,616
                                                                 --------    --------

GROSS PROFIT                                                        1,643         822

Operating expenses:
  Selling and marketing                                               400         293
  General and administrative                                          915         608
  Research and development                                            777         396
                                                                 --------    --------
TOTAL OPERATING EXPENSES                                            2,092       1,297
                                                                 --------    --------

OPERATING LOSS                                                       (449)       (475)
                                                                 --------    --------

OTHER INCOME (EXPENSE)
  Change in fair value of derivative instruments                     (368)        208
  Other                                                                 9          (5)
                                                                 --------    --------
TOTAL OTHER INCOME (EXPENSE)                                         (359)        203

                                                                 --------    --------
Net loss before income taxes                                         (808)       (272)
Provision for income taxes                                           --          --
                                                                 --------    --------

Net loss                                                             (808)       (272)
Dividend on Series A and accretion of Series A and Series B
   preferred stock redemption value                                  (241)       (148)
                                                                 --------    --------
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS                        $ (1,049)   $   (420)
                                                                 ========    ========

NET LOSS PER COMMON SHARE - BASIC AND DILUTED                    $  (0.04)   $  (0.02)
                                                                 ========    ========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED     23,850      24,092
                                                                 ========    ========


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.



                            SYSVIEW TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                        -------------------
                                                                          2007      2006
                                                                        -------    -------

OPERATING ACTIVITIES
Net loss available to common stockholders                               $(1,049)   $  (420)
Adjustments to reconcile net loss to net cash used by
      operating activities:
  Depreciation expense                                                        9         11
  Stock-based compensation cost - options                                   814        295
  Fair value of warrants issued for services rendered                         4       --
  Change in fair value of derivative instruments                            368       (208)
  Accretion of Series A and Series B preferred stock redemption value       220        128
  Changes in operating assets and liabilities:
     Trade receivables                                                     (689)      (430)
     Inventories                                                            332        134
     Prepaid expenses and other current assets                              (78)       (83)
     Accrued dividends on Series A 5% cumulative convertible stock           21         20
     Trade payables to related parties                                     (780)       449
     Trade payables and other current liabilities                          (109)      (278)
                                                                        -------    -------
CASH USED BY OPERATING ACTIVITIES                                          (937)      (382)
                                                                        -------    -------

INVESTING ACTIVITIES
  Capital expenditures                                                      (32)        (4)
                                                                        -------    -------
CASH USED BY INVESTING ACTIVITIES                                           (32)        (4)
                                                                        -------    -------

FINANCING ACTIVITIES
  Advances on bank line of credit                                           500       --
                                                                        -------    -------
CASH PROVIDED BY FINANCING ACTIVITIES                                       500       --
                                                                        -------    -------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                  (469)      (386)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                          1,333      1,426
                                                                        -------    -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                              $   864    $ 1,040
                                                                        =======    =======

  NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Common stock acquired from related party                            $     2    $  --
                                                                        =======    =======


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)


NOTE 1 - BACKGROUND AND BASIS OF PRESENTATION

ORGANIZATION

Sysview Technology. Inc. ("Sysview" or "Company") develops, designs and delivers various imaging technology solutions to all types and sizes of enterprises including governmental agencies, large corporations, small corporations, small office-home offices ("SOHO"), professional practices as well as consumers (referred to herein collectively as "Enterprises"). Sysview is a market-leader in providing USB-powered scanning solutions to a wide variety of industries and market applications. The Company's patented and proprietary page-imaging devices facilitate the way information is stored, shared and managed in both business and personal use. In addition, Sysview is involved in the research and development of certain technologies related to the field of high definition ("HD") display.

Syscan, Inc., the Company's wholly-owned subsidiary, was incorporated in California in 1995 to develop and manufacture a new generation of contact image sensors ("CIS") that are complementary metal-oxide-silicon ("CMOS") imaging sensor devices. During the late 1990s, the Company established many technical milestones and was granted numerous patents for its linear imaging technology. The Company's patented CIS and mobile imaging scanner technology provides high quality images at extremely low power consumption levels allowing delivery of compact scanners in a form ideally suited for laptop or desktop computer users who need a small light weight device to scan or fax documents.

The Company's business model was developed around intellectual property ("IP") driven products sold primarily to original equipment manufacturers ("OEM"), private label brands and value added resellers ("VAR") and can be found in a variety of applications, including but not limited, to the following:

o Document and information management; o Identification card scanners; o Passport security scanners; o Bank note and check verification; o Business card readers; o Barcode scanning; and o Optical mark readers used in lottery terminals.

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Sysview have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all information and disclosures necessary for a presentation of the Company's financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States ("GAAP").

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Actual results may differ from these estimates. The results of operations for the period ended March 31, 2007 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2007. The interim financial statements should be read in conjunction with the financial statements in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the Securities and Exchange Commission ("SEC") on April 3, 2007.

The consolidated financial statements include the accounts of Sysview and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)


Certain accounts have been reclassified to conform to the current period presentation. Such reclassifications did not affect total net sales, operating loss or net loss available to common stockholders.

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS - AN AMENDMENT OF FASB STATEMENTS 133 AND 140, ("SFAS 155"). SFAS 155 permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, to be accounted for as a single financial instrument at fair value, with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. Sysview adopted SFAS 155 on January 1, 2007 and will apply the standard to any new hybrid financial instruments issued subsequent to January 1, 2007. However, as allowed by paragraph 4(c) of SFAS 155, Sysview did not elect to apply SFAS 155 to previously existing hybrid financial instruments including the Company's Series A 5% cumulative convertible preferred stock ("Series A Stock") and Series B Convertible Preferred Stock ("Series B Stock"). As such, the adoption of SFAS 155 had no impact to the Company's consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued Interpretation 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES -- AN INTERPRETATION OF FASB STATEMENT NO. 109 ("FIN 48"), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements the impact of a tax position if that position will more likely than not be sustained on audit, based on the technical merits of the position. Sysview adopted FIN 48 on January 1, 2007. The adoption had no impact to the Company's consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS 157, FAIR VALUE MEASUREMENTS ("SFAS 157"), which provides guidance about how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another US Generally Accepted Accounting Principle ("GAAP) standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also will require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and will be adopted by the Company January 1, 2008. The Company is currently evaluating the potential impact this standard may have on its consolidated financial position, cash flows and results of operations, but does not believe the impact of the adoption will be material.

In February 2007, the FASB issued SFAS 159, THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES-INCLUDING AN AMENDMENT OF FASB STATEMENT NO. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, with unrealized gains and losses related to these financial instruments reported in earnings at each subsequent reporting date. SFAS 159 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and will be adopted by the Company January 1, 2008. The Company does not expect the adoption of SFAS 159 to result in a significant impact on its consolidated financial position, cash flows and results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force ("EITF")), the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 3 - RELATED-PARTY TRANSACTIONS

RELATED-PARTY PURCHASES

The Company purchases the majority of its finished scanner imaging products from Syscan Lab Limited ("SLL"), a wholly-owned subsidiary of Syscan Technology Holdings Limited ("STH"), the parent company of Sysview's majority stockholder. The Company's Chairman and CEO, Darwin Hu, was formerly the CEO of STH. He resigned from STH effective December 2004.

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)


Purchases from SLL totaled $2,178,000 and $1,409,000 for the three months ended March 31, 2007 and 2006, respectively. All purchases from SLL were carried out in the normal course of business. As a result of these purchases, the Company was liable to SLL for $172,000 and $952,000 at March 31, 2007 and December 31, 2006, respectively.

COMMON STOCK ACQUIRED FROM RELATED PARTY

On March 21, 2007, the Company entered into an agreement with STH whereby the Company agreed to forego any further collections efforts related to loans that were previously made by the Company to STH, which were never repaid by STH, including legal action, in exchange for the cancellation of 2,600,000 shares of the Company's common stock beneficially owned by STH. In addition, both parties mutually agreed to release and discharge any and all claims that each may have against the other party. The stock certificates were subsequently cancelled by the Company's transfer agent. The Company recorded the stock acquisition as a decrease to common stock with the corresponding offset to additional paid in capital during the three months ended March 31, 2007.

NOTE 4 - CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments that subject the Company to credit risk are cash balances maintained in excess of federal depository insurance limits and trade receivables.

CASH AND CASH EQUIVALENTS

The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of March 31, 2007, the Company had consolidated balances of approximately $480,000, which were not guaranteed by FDIC. The Company has not experienced any losses in such accounts and believes the exposure is minimal.

MAJOR CUSTOMERS AND TRADE RECEIVABLES

A relatively small number of customers account for a significant percentage of the Company's sales. The percentage of sales derived from significant customers is as follows:

                                              THREE MONTHS ENDED MARCH 31,
                                            --------------------------------
                                                2007              2006
                                            ------------     ---------------
                     Customer A                  32%              37%
                     Customer B                  21                -
                     Customer C                  15               36

Trade receivables from these customers totaled $1,748,000 at March 31, 2007. As of March 31, 2007 all the Company's trade receivables were unsecured.

NOTE 5 - CONCENTRATION OF SUPPLIER RISK

The Company purchases substantially all finished scanner imaging products from one vendor that is also a wholly-owned subsidiary of the parent company of its majority stockholder. See Note 3. If this vendor became unable to provide materials in a timely manner and the Company was unable to find alternative vendors, the Company's business, operating results and financial condition would be materially adversely affected.

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)


NOTE 6 - EMPLOYEE EQUITY INCENTIVE PLANS

STOCK-BASED COMPENSATION

Sysview has several stock-based employee compensation plans, which are more fully described in the Company's 2006 Annual Report on Form 10-KSB.

Effective January 1, 2006 Sysview adopted the fair value recognition provisions of SFAS 123R, SHARE-BASED Payments, ("SFAS 123R") using the modified prospective application method. Under this transition method, compensation cost recognized for the three months ended March 31, 2007 and 2006, includes the applicable amounts of: (a) compensation expense of all stock-based payments granted prior to, but not yet vested as of January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and the Accounting Principles Board ("APB") 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25")), and (b) compensation expense for all stock-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS 123R).

The following table sets forth the total stock-based compensation expense included in the Condensed Consolidated Statements of Operations (IN THOUSANDS):

                                                   THREE MONTHS ENDED MARCH 31,
                                                  ------------------------------
                                                     2007                2006
                                                  -------------     ------------
             Selling and marketing                $  73                $ 12
             General and administrative             508                 271
             Research and development               233                  12

At March 31, 2007, the Company had approximately $1,500,000 of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 22 months.

STOCK OPTIONS

The following table summarizes stock option activity and related information for the three months ended March 31, 2007:



                                                             WEIGHTED-AVERAGE
                                                OPTIONS       EXERCISE PRICE
                                               ---------         --------

    Outstanding at December 31, 2006           4,890,000         $   0.18
        Granted                                3,036,000             0.70
        Exercised                                   --            --
        Cancelled                                   --            --
                                               ---------         --------
    Outstanding at March 31, 2007              7,926,000         $   0.38
                                               =========         ========

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)


The following table summarizes all options outstanding and exercisable by price range as of March 31, 2007:


                                OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                      -----------------------------------------  ------------------------
                                     WEIGHTED-
                                     AVERAGE
                                     REMAINING       WEIGHTED-                  WEIGHTED-
                                     CONTRACTUAL     AVERAGE                    AVERAGE
RANGE OF              NUMBER         LIFE            EXERCISE    NUMBER         EXERCISE
EXERCISE PRICES       OUTSTANDING    (YEARS)         PRICE       EXERCISABLE    PRICE
-----------------    ------------    -----------     ----------  -----------    ---------

    $0.01            4,000,000         5.07            $0.01       2,666,666     $0.01
$0.65 - $0.70        3,266,000         9.93            $0.70       1,069,500     $0.70
    $1.01              660,000         9.14            $1.01          --           --


NOTE 7 - BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per common share is computed by dividing net income
(loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents were not considered in calculating the Company's diluted net loss per common share for the three months ended March 31, 2007 and 2006 as their effect would be anti-dilutive. As a result, for all periods presented, the Company's basic and diluted net loss per common share is the same.

NOTE 8 - EQUITY

COMMON STOCK ACTIVITY

As previously discussed in Note 3, the Company acquired 2,600,000 shares of the Company's common stock during the three months ended March 31, 2007. The Company's transfer agent subsequently cancelled the shares.

PREFERRED STOCK ACTIVITY

The Company had no preferred stock activity during the three months ended March 31, 2007.

SERIES A STOCK DIVIDENDS

The Company's Series A Stock accrues cumulative dividends at a rate of five percent per annum, payable semiannually on July 1 and January 1. Dividends are payable in cash, by accretion of the stated value or in shares of common stock. Subject to certain terms and conditions, the decision whether to accrete dividends to the stated value of the Series A Stock or to pay for dividends in cash or in shares of common stock, is at the Company's discretion. To date, the Company has not paid any dividends. During the three months ended March 31, 2007 and 2006, Series A Stock dividends were approximately $21,000 and $20,000, respectively, and recorded as a non-operating expense on the Company's consolidated statement of operations.

PREFERRED STOCK ACCOUNTING TREATMENT

Pursuant to SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133") and EITF Abstract No. 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS ("EITF 00-19"), the Company's Series A Stock and related warrants and the Series B Stock and related warrants, are deemed derivative instruments as a result of the embedded conversion feature. Accordingly, the

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)

fair value of these derivative instruments has been recorded in the Company's consolidated balance sheet as a liability with the corresponding amount as a discount to the Series A Stock and Series B Stock, respectively. The discounts are being accreted, on a straight-line basis, from the respective issuance date through the respective redemption date adjusted for conversions and are disclosed as a non-operating expense on the Company's consolidated statement of operations. Accretion of the preferred stock redemption value, for both Series A and Series B, for the three months ended March 31, 2007 was approximately $220,000. Accretion of the Series A preferred stock redemption value for the three months ended March 31, 2006 was approximately $128,000. There was no Series B accretion during the three months ended March 31, 2006 as the stock was not issued until August 2006.

The increase in the fair value of the liability for derivative contracts, for both Series A and Series B, totaled approximately $368,000 for the three months ended March 31, 2007. The decrease in the fair value of the liability for the Series A derivative contract totaled approximately $208,000 for the three months ended March 31, 2006. The offsetting adjustment to the change in the fair value of the liability for derivative contracts is disclosed with other income (expense) in the consolidated statements of operations.

The Company computes fair value of these derivatives using the Black-Scholes valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's derivative instruments have characteristics significantly different from traded options, and the input assumptions used in the model can materially affect the fair value estimate.

The assumptions used in the Black-Scholes valuation model to estimate fair value of each derivative instrument and the resulting weighted average estimated value of the Series A Stock derivative liability and the Series B Stock derivative liability as of March 31, 2007 and 2006 are as follows:

                                                                MARCH 31,
                                                       -------------------------
                                                           2007           2006
                                                       -------------   ---------
         Weighted average estimated values per share    $0.27             $0.36
         Expected life in years                          3.0               3.0
         Expected volatility                              51%               42%
         Expected dividend yield                           0%                0%
         Risk free interest rate                         5.3%               5%




NOTE 9 - COMMITMENTS AND CONTINGENCIES


OPERATING LEASES

The Company is committed under various non-cancelable operating leases which extend through November 2011. Future minimum rental commitments as of March 31, 2007 are as follows (IN THOUSANDS):



              YEAR ENDING         FUTURE MINIMUM
               MARCH 31,          LEASE PAYMENTS
             ----------------     ----------------
                 2008                $ 283
                 2009                  195
                 2010                    1
                 2011                    1
                                  ----------------
                 Total               $ 480
                                  ================

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)



BANK LINE OF CREDIT


The Company has a line of credit agreement ("LOC Agreement") to borrow up to $2,500,000, bearing interest at the rate of prime (8.25% at March 31, 2007) plus 0.5% and secured by all of the assets of the Company. Interest payments are due monthly and all unpaid interest and principal is due in full on October 30, 2007. Upon certain events of default, the default variable interest rate increases to prime plus 5.5%. The Company had $987,000 available for use at March 31, 2007.


At March 31, 2007, Sysview was not in compliance with all of the LOC Agreement debt covenants. Pursuant to a waiver letter from the lender dated May 14, 2007, the lender agreed to forebear from exercising its rights and remedies with respect to existing defaults under the LOC Agreement from the date of the LOC Agreement through March 31, 2007. The Company is currently renegotiating certain debt covenants defined by the LOC Agreement to more accurately assess the Company's financial position.


EMPLOYMENT AGREEMENTS


The Company maintains employment agreements with its executive officers which extend through 2008. The agreements provide for a base salary, annual bonus to be determined by the Board of Directors, termination payments, stock options, non-competition provisions, and other terms and conditions of employment. In addition, the Company maintains employment agreements with other key employees with similar terms and conditions. As of March 31, 2007 termination payments totaling $490,000 remain in effect.


CONSULTING AGREEMENT


The Company entered into an Investor Relations Consulting Agreement dated December 5, 2006, for a term of one year beginning January 1, 2007, payable monthly as follows: (i) $5,000 for January, February and March; (ii) $7,500 for April, May and June; (iii) $8,500 for July, August and September; and (iv) $9,000 for October, November, and December. Additionally, the Company agreed to pay the consultant 90,000 warrants with an exercise price of $0.65 per share, expiring in three years, with immediate vesting on January 1, 2007, and exercisable at the rate of 7,500 options the first day of each month during calendar 2007. In April 2007, the Company entered a separate warrant agreement that amended terms of the warrants awarded in the December 5, 2006 agreement. Under the April 2007 agreement, the warrants shall vest 7,500 per month on the first day of each month commencing on January 1, 2007 and are immediately exercisable upon vesting. In the event the consulting agreement is terminated prior to December 1, 2007, all unvested warrants shall be immediately cancelled. The warrants will not be registered under federal or state securities laws. The fair value of these warrants, as determined by the Black-Scholes valuation model, totaled $18,000 and is amortized ratably over the vesting period. As such, $4,000 was charged to general and administrative expense and credited to additional paid-in capital during the three months ended March 31, 2007.

SERIES B PREFERRED STOCK REGISTRATION RIGHTS AGREEMENT

Pursuant to the terms of a registration rights agreement ("Agreement") between the investors and the Company, the Company was obligated to file a registration statement on Form SB-2 (which was filed on October 11, 2006) registering the resale of shares of the Company's common stock issuable upon conversion of the Series B Stock and exercise of the related warrants. The Company was required to file the registration statement within 60 days following August 8, 2006 and to have the registration statement declared effective by December 6, 2006, which is 120 days following August 8, 2006. If the registration statement was not timely filed, or declared effective within the timeframe described, or if the registration was suspended other than as permitted, in the Registration Rights Agreement, the Company was obligated to pay each Investor a fee equal to one percent of such investor's purchase price of the Series B Stock for each 30 day period thereafter (pro rated for partial periods), that such registration conditions are not satisfied, up to a maximum of 12 months. Because the SEC did not declare the SB-2 effective until January 18, 2007, the Company accrued approximately $7,000, included in general and administrative expense, for damages during the three months ended March 31, 2007.

LITIGATION, CLAIMS AND ASSESSMENTS


The Company experiences routine litigation in the normal course of its business and does not believe that any pending litigation will have a material adverse effect on the Company's financial condition, results of operations or cash flows.


NOTE 10 - SEGMENT AND GEOGRAPHIC INFORMATION

SEGMENT INFORMATION

         Sysview currently operates in one segment, the design, development and delivery of various imaging technology solutions, most notably scanners, as defined by SFAS 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131").

         GEOGRAPHIC INFORMATION

         During the three months ended March 31, 2007 and 2006, Sysview recorded net sales throughout the U.S., Asia and Europe as determined by the final destination of the product. The following table summarizes total net sales attributable to significant countries (IN THOUSANDS):

                                                  THREE MONTHS ENDED
                                                       MARCH 31,
                                          ------------------------------------
                                              2007                  2006
                                          ------------------------------------
                       U.S.                $ 4,001               $ 2,221
                       Asia                      -                   118
                       Europe and other        126                    99
                                          ------------------------------------
                                           $ 4,127               $ 2,438
                                          ====================================

identifiable assets, classified by operations located in the U.S. and Asia (IN THOUSANDS):

                                MARCH 31, 2007    DECEMBER 31, 2006
                              ---------------------------------------
           U.S.                    $ 5,013            $ 5,045
           Asia                        105                 84
                              ---------------------------------------
                                   $ 5,118            $ 5,129
                              =======================================






Assets located in Asia relate to tooling equipment required to manufacture Sysview's product.




                     [END OF INTERIM FINANCIAL INFORMATION]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Sysview Technology, Inc.

         We have audited the accompanying consolidated balance sheets of Sysview Technology, Inc. and subsidiaries (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sysview Technology, Inc. and subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred substantial net losses in recent years resulting in an accumulated deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Clancy and Co., P.L.L.C.
----------------------------
Clancy and Co., P.L.L.C.
Scottsdale, Arizona

March 29, 2007


                    SYSVIEW TECHNOLOGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                      DECEMBER 31,
                                                                                 --------------------
                                                                                   2006       2005
                                                                                 --------    --------


                                          ASSETS

Current assets:
  Cash and cash equivalents                                                       $  1,333    $  1,426
  Trade receivables                                                                  1,813       1,285
  Inventories                                                                        1,642         751
  Prepaid expenses and other current assets                                             73         319
                                                                                  --------    --------
        TOTAL CURRENT ASSETS                                                         4,861       3,781

Fixed assets, net                                                                      108         167
Intangible assets, net                                                                --           555
Due from related  parties, net                                                        --         2,606
Long-term investment                                                                   160         998
                                                                                  --------    --------
          TOTAL ASSETS                                                            $  5,129    $  8,107
                                                                                  ========    ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Bank line and letter of credit                                                  $  1,013    $  1,013


  Trade payables to related parties                                                    952         203
  Trade payables                                                                       198         259
  Other payables and accruals                                                          506         185
  Accrued dividends on Series A 5% cumulative convertible stock preferred stock        152          71
                                                                                  --------    --------
        TOTAL CURRENT LIABILITIES                                                    2,821       1,731

Liability under derivative contracts                                                   229         503
                                                                                  --------    --------

          TOTAL LIABILITIES                                                          3,050       2,234

Commitments and contingencies (Note 10)

Convertible preferred stock, $.001 par value, 2,000 authorized:
  Series A 5% cumulative convertible preferred stock, 16 shares                        957         468
    issued and outstanding at December 31, 2006 and December
    31, 2005; liquidation value of $1,565 and $1,615 at
    December 31, 2006 and December 31, 2005, respectively
  Series B convertible preferred stock, 11.5 shares issued and                         152        --
     outstanding at December 31, 2006, liquidation value of $1,150

Stockholders' equity:
  Common stock $.001 par value, 50,000 authorized, 24,642                               24          24
     shares issued and 24,142 outstanding at December 31, 2006 and
     24,592 shares issued and 24,092 outstanding at December 31,
     2005 (500 shares held in escrow)

  Additional paid-in capital                                                        29,651      28,138
  Accumulated deficit                                                              (28,705)    (22,757)
                                                                                  --------    --------
        TOTAL STOCKHOLDERS' EQUITY                                                     970       5,405
                                                                                  --------    --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $  5,129    $  8,107
                                                                                  ========    ========


              The accompanying notes are an integral part of these
                       consolidated financial statements.


                    SYSVIEW TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                YEAR ENDED DECEMBER 31,
                                                                 --------------------
                                                                   2006        2005
                                                                 --------    --------

NET SALES                                                        $ 12,469    $  7,848

COST OF SALES                                                       8,221       4,989
                                                                 --------    --------

GROSS PROFIT                                                        4,248       2,859

OPERATING EXPENSES:
  Selling and marketing                                             1,240       1,037
  General and administrative                                        5,361       2,918
  Research and development                                          3,084         951
  Impairment of long-term investment                                  838        --
                                                                 --------    --------
TOTAL OPERATING EXPENSES                                           10,523       4,906
                                                                 --------    --------

OPERATING LOSS                                                     (6,275)     (2,047)
                                                                 --------    --------

OTHER INCOME (EXPENSE):
  Change in fair value of derivative instruments                    1,421       1,112
  Fair value of warrants issued                                      (173)       (290)
  Preferred stock issuance costs                                      (88)       (237)
  Interest income                                                      28          24
  Interest expense                                                    (92)        (57)
  Loss on disposal of fixed assets and other                          (17)          5
                                                                 --------    --------
TOTAL OTHER INCOME (EXPENSE)                                        1,079         557

                                                                 --------    --------
Net loss before income taxes                                       (5,196)     (1,490)
Provision for income taxes                                              3           3
                                                                 --------    --------

Net loss                                                           (5,199)     (1,493)
Dividend on Series A and accretion of Series A and Series B
   preferred stock redemption value                                  (749)       (546)
                                                                 --------    --------
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS                        $ (5,948)   $ (2,039)
                                                                 ========    ========

NET LOSS PER COMMON SHARE - BASIC AND DILUTED                    $  (0.25)   $  (0.09)
                                                                 ========    ========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED     24,105      23,279
                                                                 ========    ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.


                    SYSVIEW TECHNOLOGY, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)



                                                                ADDITIONAL                     TOTAL
                                          COMMON STOCK           PAID-IN      ACCUMULATED   STOCKHOLDERS'
                                       SHARES       AMOUNT       CAPITAL        DEFICIT       EQUITY
                                      -------      --------      --------      --------       --------
BALANCES AT DECEMBER 31, 2004          23,110      $     23      $ 25,478      $(20,718)      $  4,783
ISSUANCE OF COMMON STOCK UPON
  CONVERSION OF PREFERRED STOCK           257          --             257          --              257
ISSUANCE OF COMMON STOCK FOR
  SERVICES RENDERED                       225          --             157          --              157
STOCK BASE COMPENSATION
  COST - OPTIONS                         --            --           1,577          --            1,577
FAIR VALUE OF WARRANTS ISSUED
  FOR PAYMENT OF PREFERRED STOCK         --            --             290          --              290
  ISSUANCE EXPENSES
COMMON STOCK ISSUED FOR
  ACQUISITION OF SUBSIDIARY,
  1,000,000 SHARES LESS 500,000
  HELD IN ESCROW                          500             1           379          --              380

NET LOSS                                 --            --            --          (2,039)        (2,039)
                                      -------      --------      --------      --------       --------
BALANCES AT DECEMBER 31, 2005          24,092      $     24      $ 28,138      $(22,757)      $  5,405
                                      -------      --------      --------      --------       --------
ISSUANCE OF COMMON STOCK UPON
  CONVERSION OF PREFERRED STOCK            50          --              29          --               29
STOCK BASE COMPENSATION COST -
  OPTIONS                                --            --           1,311          --            1,311
FAIR VALUE OF WARRANTS ISSUED
  FOR PAYMENT OF PREFERRED STOCK         --            --             173          --              173
 ISSUANCE EXPENSES
NET LOSS                                 --            --            --          (5,948)        (5,948)
                                      -------      --------      --------      --------       --------
BALANCES AT DECEMBER 31, 2006          24,142      $     24      $ 29,651      $(28,705)      $    970
                                      =======      ========      ========      ========       ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.


                    SYSVIEW TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          YEAR ENDED DECEMBER 31,
                                                                            -------------------

                                                                              2006      2005
                                                                            -------    -------

OPERATING ACTIVITIES
  Net loss                                                                  $(5,948)   $(2,039)
  Adjustments to reconcile net loss to cash used in operating activities
      Depreciation and amortization                                             597         31
      Common stock issued for services                                         --          157
      Stock base compensation cost - options                                  1,311      1,577
      Change in fair value of derivative instruments                         (1,421)    (1,112)
      Accretion of Series A and Series B preferred stock redemption value       668        468
      Preferred stock issuance expenses paid by issuance of warrants            173        290
      Allowance for doubtful accounts                                         2,606       --
      Impairment of long-term investment                                        838       --
      Conversion of Series A preferred stock dividends for common stock        --            7
      Loss on disposal of assets                                                 17       --
    Changes in operating assets and liabilities:
       Trade receivables                                                       (528)      (157)
       Inventories                                                             (891)      (255)
       Prepaid expenses and other current assets                                246       (101)
       Trade payables                                                           (61)       197
       Trade payables to related parties                                        749        203
       Other payables and accruals                                              324         65
       Accrued dividends on Series A 5% cumulative convertible stock             81         71
                                                                            -------    -------
     CASH USED BY OPERATING ACTIVITIES                                       (1,239)      (598)
                                                                            -------    -------

INVESTING ACTIVITIES
    Cash paid for subsidiary                                                   --          (98)
    Capital expenditures                                                         (4)      (169)
                                                                            -------    -------
     CASH USED BY INVESTING ACTIVITIES                                           (4)      (267)
                                                                            -------    -------

FINANCING ACTIVITIES
    Proceeds from the issuance of preferred stock                             1,150      1,865
    Net repayments under bank lines of credit                                  --         (100)
    Advances under bank letters of credit                                      --          180
    Advances to related parties                                                --         (341)
                                                                            -------    -------
     CASH PROVIDED BY FINANCING ACTIVITIES                                    1,150      1,604
                                                                            -------    -------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                (93)       739

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                1,426        687
                                                                            -------    -------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                    $ 1,333    $ 1,426
                                                                            =======    =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID DURING THE YEAR FOR:
    Interest                                                                $    92    $    57
                                                                            =======    =======
    Income taxes                                                            $     3    $     3
                                                                            =======    =======

  NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Conversion of Series A Preferred Stock for Common Stock                 $    30    $   257
                                                                            =======    =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Sysview Technology. Inc. ("Sysview" or "Company") develops, designs and delivers various imaging technology solutions to all types and sizes of enterprises including governmental agencies, large corporations, small corporations, small office-home offices ("SOHO"), professional practices as well as consumers (referred to herein collectively as "Enterprises"). Sysview is a market-leader in providing USB-powered scanning solutions to a wide variety of industries and market applications. The Company's patented and proprietary page-imaging devices facilitate the way information is stored, shared and managed in both business and personal use. In addition, Sysview is involved in the research and development of certain technologies related to the field of high definition ("HD") display.

Syscan, Inc., the Company's wholly-owned subsidiary, was incorporated in California in 1995 to develop and manufacture a new generation of contact image sensors ("CIS") that are complementary metal-oxide-silicon ("CMOS") imaging sensor devices. During the late 1990s, the Company established many technical milestones and was granted numerous patents for its linear imaging technology. The Company's patented CIS and mobile imaging scanner technology provides high quality images at extremely low power consumption levels allowing delivery of compact scanners in a form ideally suited for laptop or desktop computer users who need a small light weight device to scan or fax documents.

The Company's business model was developed around intellectual property ("IP") driven products sold primarily to original equipment manufacturers ("OEM"), private label brands and value added resellers ("VAR") and can be found in a variety of applications, including but not limited, to the following:

     o    Document and information management;
     o    Identification card scanners;
     o    Passport security scanners;
     o    Bank note and check verification;
     o    Business card readers;
     o    Barcode scanning; and
     o    Optical mark readers used in lottery terminals.

BASIS OF FINANCIAL STATEMENTS

The consolidated financial statements include the accounts of Sysview and its subsidiaries. All significant intercompany transactions and balances have been eliminated. United States (U.S.) dollar is the functional currency for the Company therefore no translation adjustment recorded through accumulated other comprehensive income (loss). Monetary accounts denominated in non-U.S. currencies, such as cash or payables to vendors, have been re-measured to the U.S. dollar. Gains and losses resulting from foreign currency transactions are included in the results of operations. Certain accounts have been reclassified to conform to the current period presentation. Such reclassifications did not affect total net sales, operating loss or net loss available to common stockholders.

LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, during the years ended December 31, 2006 and 2005, the Company incurred net losses of $5,948,000 and $2,039,000, respectively, of which approximately $4,789,000 and $1,425,000, respectively, is attributed to non-cash items. In addition, cash flows used in operations were $1,239,000 and $598,000, respectively, and at December 31, 2006, the Company was not in compliance with all of its Extended Agreement debt covenants. See Notes 10 and 12. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Management believes the Company's ability to continue as a going concern is mitigated because the Company's current sources of liquidity as of February 28, 2007, which include approximately $1,500,000 in cash and cash equivalents, and a $987,000 line of credit available for use under its current line of credit facility, are sufficient to satisfy its cash requirements over the next twelve months. Management also believes that it has the ability to borrow additional funds from third parties such as financial institutions or will be successful in a debt or equity financing that will be sufficient to fund its operations for the next twelve months. Additionally, management will be reviewing all aspects of its business and making adjustments as needed to those considered unprofitable. Therefore, for at least the next twelve months, the Company can continue to operate as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and highly liquid investments. Highly liquid investments include debt securities with remaining maturities of three months or less when acquired. They are stated at cost, which approximates market value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, trade receivables and payables, prepaid expenses and other current assets, amounts due to and from related parties, and other payables and accruals approximates fair value due to the short period of time to maturity.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments that subject the Company to credit risk are cash balances maintained in excess of federal depository insurance limits and trade receivables.

Cash and Cash Equivalents. The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of December 31, 2006, the Company had consolidated balances of approximately $932,000, which were not guaranteed by FDIC. The Company has not experienced any losses in such accounts and believes the exposure is minimal.

Major Customers and Trade Receivables. A relatively small number of customers account for a significant percentage of the Company's sales. The percentage of sales derived from significant customers is as follows:

                                                  YEAR ENDED DECEMBER 31,
        ----------------------------------- --------------- -----------------
                                                 2006             2005
        ----------------------------------- --------------- -----------------
        Customer A                               42%             33%
        ----------------------------------- --------------- -----------------
        Customer B                               14              18
        ----------------------------------- --------------- -----------------
        Customer C                               13              16
        ----------------------------------- --------------- -----------------
        Customer D                               12              12
        ----------------------------------- --------------- -----------------

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Trade receivables from these customers totaled $1,652,000 at December 31, 2006. As of December 31, 2006 all the Company's trade receivables were unsecured. The risk with respect to trade receivables is mitigated by credit evaluations performed on customers and the short duration of payment terms extended to customers.

CONCENTRATION OF SUPPLIER RISK

The Company purchases substantially all its finished scanner imaging products from one vendor that is also a wholly-owned subsidiary of the parent company of our majority stockholder. See Note 3. If this vendor became unable to provide materials in a timely manner and the Company was unable to find alternative vendors, the Company's business, operating results and financial condition would be materially adversely affected.

INVENTORIES

Inventories consist of finished goods, which are stated at the lower of cost or net realizable value, with cost computed on a first-in, first-out basis. Provision is made for obsolete, slow-moving or defective items where appropriate. The amount of any provision (reversal) is recognized as a component of cost of sales in the period the provision (reversal) occurs. There was no provision recorded at December 31, 2006 or 2005.

FIXED ASSETS

Fixed assets, stated at cost, are depreciated over the estimated useful lives of the assets using the straight-line method over periods ranging from three to seven years. Significant improvements and betterments are capitalized. Routine repairs and maintenance are expensed when incurred. Gains and losses on disposal of fixed assets are recognized in the statement of operations based on the net disposal proceeds less the carrying amount of the assets.

INTANGIBLE ASSETS

Acquisition-related intangibles include 1.) intellectual property, which has reached technological feasibility, to be integrated into the Company's future products and 2.) technological expertise required to complete the integration. Intangible assets are amortized on a straight-line basis over the periods of benefit. The Company performs an annual review of its identified intangible assets to determine if facts and circumstances exist which indicate that the assets' useful life is shorter than originally estimated or that the assets' carrying amount may not be recoverable. If such facts and circumstances do exist, the Company assesses the recoverability of identified intangible assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

LONG-TERM INVESTMENTS

Long-term investments are carried at cost less provision for any impairment in value. Income from long-term investments is accounted for to the extent of dividends received or receivable. Upon disposal of investments, any profit and loss thereon is accounted for in the statement of operations.

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards ("SFAS") 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS ("SFAS 144"), if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the assets' carrying value to the assets' present value of the expected future cash flows. As such, the Company recognized $838,000 of impairment losses during the year ended December 31, 2006. The underlying asset is used in the Company's operations. Therefore, the impairment loss is included with operating expenses on the Company's statement of operations. See Note 7.

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


PREFERRED STOCK ACCOUNTING TREATMENT

Pursuant to SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS 133") and the Emerging Issues Task Force ("EITF") EITF 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS, ("EITF 00-19"), the Company's Series A 5% cumulative convertible preferred stock ("Series A Stock") and related warrants and the Series B Convertible Preferred Stock ("Series B Stock") and related warrants are deemed derivative instruments as a result of the embedded conversion feature. Accordingly, the fair value of these derivative instruments has been recorded in the Company's consolidated balance sheet as a liability with the corresponding amount as a discount to the Series A Stock and Series B Stock, respectively. The discounts are being accreted, on a straight-line basis, from the respective issuance date through the respective redemption date adjusted for conversions. Accretion of the preferred stock redemption value, for both Series A and Series B, for the years ended December 31, 2006 and 2005 totaled approximately $668,000 and $468,000, respectively, and is disclosed as a non-operating expense on the Company's consolidated statements of operations. The total decrease in the fair value of the liability for derivative contracts, for both Series A and Series B, totaled approximately $1,421,000 and $1,112,000 for the years ended December 31, 2006 and 2005, respectively, with the offsetting adjustment disclosed as non-operating income on the Company's consolidated statements of operations.

The Company computes fair value of these derivatives using the Black-Scholes valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's derivative instruments have characteristics significantly different from traded options, and the input assumptions used in the model can materially affect the fair value estimate.

The assumptions used in the Black-Scholes valuation model to estimate fair value of each derivative instrument and the resulting weighted average estimated value of the Series A Stock derivative liability and the Series B Stock derivative liability as of December 31, 2006 and 2005 are as follows:

                                                              DECEMBER 31,
      -------------------------------------------- ----------------- -----------
                                                         2006            2005
      -------------------------------------------- ----------------- -----------
      Weighted average estimated values per share       $0.13           $0.43
      -------------------------------------------- ----------------- -----------
      Expected life in years                             3.0             3.0
      -------------------------------------------- ----------------- -----------
      Expected volatility                               37.95%          99.77%
      -------------------------------------------- ----------------- -----------
      Expected dividend yield                             0%              0%
      -------------------------------------------- ----------------- -----------
      Risk free interest rate                           5.17%             4%
      -------------------------------------------- ----------------- -----------



REVENUE RECOGNITION AND ALLOWANCE FOR DOUBTFUL ACCOUNTS AND RETURNS ALLOWANCES

Revenues. Revenues consist of product sales including the sale of optical image capturing devices, modules of optical image capturing devices, and chips and other optoelectronic products. Revenue is recognized when the product is shipped and the risks and rewards of ownership have transferred to the customer. Shipping charges billed to customers are included in net sales and the related shipping costs are included in cost of sales. All internal handling charges are included with selling and marketing expenses.

Allowance for doubtful accounts and return allowances. The Company presents trade receivables, net of allowances for doubtful accounts and returns, to ensure trade receivable are not overstated due to uncollectibility. Allowances, when required, are calculated based on detailed review of certain individual customer accounts and an estimation of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. There was no allowance for doubtful accounts at December 31, 2006 or 2005 as management believes all of its trade receivables are collectible.

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



RESEARCH AND DEVELOPMENT EXPENSES

Research and development costs are expensed as incurred.

ADVERTISING COSTS

Advertising costs are expensed as incurred and were immaterial for both periods presented.

EMPLOYEE EQUITY INCENTIVE PROGRAMS

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 123-R, SHARE-BASED PAYMENT ("SFAS 123(R)"). SFAS 123(R) REPLACES SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, AND SUPERSEDES THE ACCOUNTING PRINCIPLES BOARD ("APB") APB OPINION 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"). SFAS 123(R) requires, among other things, that all share-based payments to employees, including grants of stock options, be measured based on their grant-date fair value and recognized as expense. Effective January 1, 2006, Sysview adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective application method. Under this transition method, compensation expense recognized for the year December 31, 2006, includes the applicable amounts of: (a) compensation expense of all stock-based payments granted prior to, but not yet vested as of January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and APB 25), and (b) compensation expense for all stock-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS 123(R)). Results for periods prior to January 1, 2006, have not been restated. See Note 4.

INCOME TAXES

The Company accounts for income taxes under the liability method of accounting for income taxes in accordance with the provisions of SFAS 109, ACCOUNTING FOR INCOME TAXES, ("SFAS 109"). Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. As the Company incurred net losses for the years ended December 31, 2006 and 2005, common stock equivalents were excluded from diluted net loss per share as their effect would be anti-dilutive. As a result, for all periods presented, the Company's basic and diluted net loss per share is the same.

RECENT ACCOUNTING PRONOUNCEMENTS

On June 7, 2005, the FASB issued Statement 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB OPINION 20 AND FASB STATEMENT 3, ("SFAS 154"). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles were required recognition via a cumulative effect adjustment within net income (loss) of the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. Sysview adopted SFAS 154 on January 1, 2006. The adoption had no impact to the Company's consolidated financial position, results of operations or cash flows.

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


In February 2006, the FASB issued SFAS 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS - AN AMENDMENT OF FASB STATEMENTS 133 AND 140, ("SFAS 155"). SFAS will be effective for the Company beginning January 1, 2007. The statement permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, to be accounted for as a single financial instrument at fair value, with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The Company is currently evaluating the potential impact this standard may have on its consolidated financial position, cash flows and results of operations, but does not believe the impact of the adoption will be material.

In June 2006, the FASB issued Interpretation 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES -- AN INTERPRETATION OF FASB STATEMENT NO. 109 ("FIN 48"), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements the impact of a tax position if that position will more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The Company does not expect there to be any significant impact of adopting FIN 48 on its consolidated financial position, cash flows and results of operations.

In September 2006, the FASB issued SFAS 157, FAIR VALUE MEASUREMENTS ("SFAS 157"), which provides guidance about how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also will require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and will be adopted by the Company January 1, 2008. The Company is currently evaluating the potential impact this standard may have on its consolidated financial position, cash flows and results of operations, but does not believe the impact of the adoption will be material.

In September 2006, the SEC staff issued Staff Accounting Bulletin ("SAB") 108, CONSIDERING THE EFFECTS OF PRIOR YEAR MISSTATEMENTS WHEN QUANTIFYING MISSTATEMENTS IN CURRENT YEAR FINANCIAL STATEMENTS ("SAB 108"). SAB 108 was issued to eliminate the diversity of practice in how public companies quantify misstatements of financial statements, including misstatements that were not material to prior years' financial statements. The Company applied the provisions of SAB 108 to its annual financial statements for the year ending December 31, 2006 included herein. The adoption had no impact to the Company's consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including the EITF), the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 2 - SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

During the fourth quarter of fiscal year 2006, the Company's management continued to monitor and evaluate the collectibility and potential impairment of its assets, in particular, intangible assets, amounts due from related parties and long-term investments. In connection therewith, the following adjustments were recorded in the fourth quarter:

INTANGIBLE ASSETS

During the fourth quarter of fiscal year 2006, the Company performed an annual review of its identified intangible assets. Based on this review, Sysview management reclassified its intangible assets from non-amortizing to amortizing intangible assets. As a result, Sysview booked $555,000 of intangible asset amortization expense, which is included with research and development expenses, during the fourth quarter of fiscal year 2006. See Note 6.

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


DUE FROM RELATED PARTIES

The Company booked an allowance of $2,606,000 to fully reserve amounts due from related parties as it became apparent to management that such parties may not have the financial resources to repay amounts due. The Company does not plan to continue its collection efforts. See Note 12.

LONG-TERM INVESTMENT

During the fourth quarter, the Company recorded an impairment charge of $838,000 related to its long-term investment. See Note 7.

It is management's opinion that these adjustments are properly recorded in the fourth quarter of fiscal year 2006 based upon the facts and circumstances that became available during that period.

NOTE 3 - RELATED-PARTY TRANSACTIONS

RELATED-PARTY PURCHASES

The Company purchases the majority of its finished scanner imaging products from Syscan Lab Limited ("SLL"), a wholly-owned subsidiary of Syscan Technology Holdings Limited ("STH"), the parent company of Sysview' majority stockholder. See Note 1. The Company's Chairman and CEO, Darwin Hu, was formerly the CEO of STH. He resigned from STH effective December 2004.

Purchases from SLL totaled $8,620,000 and $4,915,000 for the years ended December 31, 2006 and 2005, respectively. All purchases from SLL were carried out in the normal course of business. As a result of these purchases, the Company was liable to SLL for $952,000 and $203,000 at December 31, 2006 and 2005, respectively.

RELATED-PARTY LOANS

In the normal course of business, the Company made interest-free loans to several related parties for the purpose of purchasing capital equipment, including tooling equipment required to manufacture the Company's product. These loans totaled $2,606,000 at December 31, 2006 and 2005. As discussed in Note 2, these loans were fully reserved during the fourth quarter of fiscal year 2006. See Note 12.

NOTE 4 - EMPLOYEE EQUITY INCENTIVE PLANS

STOCK-BASED COMPENSATION

Prior to January 1, 2006, Sysview accounted for its stock-based employee compensation plans following the recognition and measurement principles of APB 25 and related interpretations. Accordingly, compensation expense, equal to the difference between the total exercise price and the total fair market value - for awards granted at an exercise price less than fair market value of the underlying common stock on the grant date - was amortized over the vesting period and included in the Consolidated Statement of Operations. Effective January 1, 2006, Syscan adopted the fair value recognition provisions of SFAS 123(R). See Note 1.

The following table sets forth the total stock-based compensation expense included in the consolidated statements of operations (IN THOUSANDS):

                                                      YEAR ENDED DECEMBER 31,
         ---------------------------------------- --------------- --------------
                                                       2006            2005
         ---------------------------------------- --------------- --------------
          Selling and marketing                   $    51         $    85
         ---------------------------------------- --------------- --------------
          General and administrative                1,015           1,407
         ---------------------------------------- --------------- --------------
          Research and development                    245              85
         ---------------------------------------- --------------- --------------

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



At December 31, 2006, the Company had approximately $863,000 of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 16 months.

STOCK OPTIONS

The Company issues options under two different stock option plans (both approved by shareholders) as well as through employment agreements with key employees, executives and consultants (approved by the board of directors on a case-by-case basis). The following table sets forth, by the respective option plan, certain aspects of the Company's stock options as of December 31, 2006:



                                          OPTION APPROVAL METHOD             OPTIONS OUTSTANDING AND OPTIONS AVAILABLE
                                  --------------------------------------       -------------------------------------
                                  BOARD OF    BOARD OF DIRECTORS                            AVAILABLE FOR
DESCRIPTION                       DIRECTORS    AND SHAREHOLDERS   TOTAL        OUTSTANDING   FUTURE GRANT      TOTAL
-----------                       ---------    ----------------   -----        -----------   ------------      -----

2002 Amended and Restated Stock        --        3,200,000      3,200,000        890,000      2,310,000      3,200,000
Option Plan

Key Personnel Option Grants       4,000,000           --        4,000,000      4,000,000           --        4,000,000
2006 Stock Option Plan                            1,500,00      1,500,000           --        1,500,000      1,500,000

                                                                                              ---------      ---------
Total                             4,000,000      4,700,000      8,700,000      4,890,000      3,810,000      8,700,000
                                  =========      =========      =========      =========      =========      =========

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The following table summarizes stock option activity and related information as of and for the year ended December 31, 2006:

                                                                   WEIGHTED-
                                                                    AVERAGE
                                                                    EXERCISE
                                                   OPTIONS           PRICE
                                                  ---------     -------------

          Outstanding at December 31, 2005        3,760,000         $   0.01
              Granted                             1,190,000             0.69
              Exercised                                --            --
              Cancelled                              60,000             1.17
                                                  ---------         --------
          Outstanding at December 31, 2006        4,890,000         $   0.18
                                                  =========         ========

The following table summarizes all options outstanding and exercisable by price range as of December 31, 2006:


                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                        -------------------------------------  -------------------------
                                      WEIGHTED-
                                      AVERAGE
                                      REMAINING     WEIGHTED-                 WEIGHTED-
                                      CONTRACTUAL   AVERAGE                   AVERAGE
RANGE OF               NUMBER         LIFE          EXERCISE    NUMBER        EXERCISE
EXERCISE PRICES        OUTSTANDING    (YEARS)       PRICE       EXERCISABLE   PRICE
-----------------     --------------  ------------  ---------   -----------   ---------

    $0.01             4,000,000         5.32          $0.01       2,666,666     $0.01
$0.65 - $1.01           890,000         9.38          $0.92          57,500     $0.65


NOTE 5 - FIXED ASSETS

Fixed assets are summarized as follows (IN THOUSANDS):

                                                  DECEMBER 31,
                                   ----------------------------------------
                                        2006                   2005
                                   ----------------      ------------------
Computer and office equipment          $  37                    $62
Furniture and fixtures                     3                      3
Tooling and product design               127                    137
                                   ----------------      ------------------
                                         167                    202
Less: accumulated depreciation           (59)                   (35)
                                   ----------------      ------------------
                                        $108                   $167
                                   ================      ==================


Total fixed asset depreciation expense totaled $42,000 and $31,000 for the years ended December 31, 2006 and 2005, respectively

NOTE 6 - BUSINESS ACQUISITION AND INTANGIBLE ASSETS

The Company's intangible assets were recorded primarily as a result of the acquisition of Nanodisplay, Inc ("Nano") in November 2005. Nano was purchased to facilitate the Company's anticipated entry into the display market as Nano was a leading designer of liquid crystal on silicon ("LCOS") HDTV technology and maintained a workforce with the technical expertise required to integrate Nano's technology into the Company's technology.

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The aggregate purchase price was $478,000 including $98,000 of cash and 1,000,000 shares of common stock (500,000 shares were not valued at the acquisition date because they were, and still are as of December 31, 2006, held in escrow until certain milestones and conditions are met) valued at $380,000, calculated using the average market price of the Company's common shares for one week before and one week after the terms of the agreement were finalized. Nano's financial information is incorporated into the consolidation of the Company effective November 17, 2005, the effective date of the merger.

The following represents the PRELIMINARY allocation of the purchase price at December 31, 2005 (IN THOUSANDS):

Fixed assets                                             $     5
Goodwill                                                     542
                                                        ---------
Total assets acquired                                        547
Accounts payable and accrued liabilities                     (69)
                                                        ---------
Fair value of net assets acquired                          $ 478
                                                        =========

As previously discussed in Note 2, management performed an annual review of its identified intangible assets during the fourth quarter of fiscal year 2006. In connection with this review, Sysview management completed its final analysis, which included re-assessing its preliminary allocation of the Nano purchase price, and determining that the purchase price was more accurately allocated to developed technology and technological expertise required to integrate the developed technology into the Company's technology. Therefore, the Company finalized the purchase price allocation at December 31, 2006 as follows
(IN THOUSANDS):

Fixed assets                                                         $     5
Developed technology (estimated useful life of one year)                 463
Technical integration expertise (estimated useful life of one year)       79
                                                                     ---------
Total assets acquired                                                    547
Accounts payable and accrued liabilities                                 (69)
                                                                     ---------
Fair value of net assets acquired                                      $ 478
                                                                     =========


Amortization of intangible assets, included in research and development expenses, totaled $555,000 for the year ended December 31, 2006. There was no amortization of intangible assets for the year ended December 31, 2005.

After management's review and reallocation of intangible assets performed in the fourth quarter of fiscal year 2006, the following summarizes the components of intangible assets (IN THOUSANDS):


                                   AS OF DECEMBER 31, 2006         AS OF DECEMBER 31, 2005
                                ----------------------------     ----------------------------
                                          Accumulated                      Accumulated
                                 Gross   Amortization   Net        Gross   Amortization  Net       Life

Developed technology              $ 463      $(463)     $--        $ 463      $ --      $ 463      1 Year
Technical integration expertise      79        (79)      --           79        --         79      1 Year
Other                                13        (13)      --           13        --         13      1 Year
                                  -----      -----      -----      -----      -----     -----
Total                             $ 555      $(555)     $--        $ 555      $ --      $ 555
                                  =====      =====      =====      =====      =====     =====



PRO FORMA INFORMATION (UNAUDITED)

Nano's actual results of operations are included in the consolidated financial statements from the date of acquisition. The Company's unaudited pro forma statement of operations data set forth below (IN THOUSANDS, EXCEPT PER SHARE
DATA) gives effect to this acquisition using the purchase method as if Nano was purchased on January 1, 2005. This pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations for future periods or the financial position or result of operations that would have been realized had the acquisition occurred on January 1, 2005.

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                        2006         2005
                                                   ------------   -----------
      Net sales                                     $  12,469      $  7,848
      Net loss                                         (4,991)       (3,349)
      Basic and diluted net loss per share          $   (0.21)     $  (0.14)



NOTE 7 - LONG-TERM INVESTMENT

Long-term investment consists of an equity interest in CMOS Sensor, Inc. ("CMOS"), a California corporation, which is principally engaged in the research and development of infrared sensors and CMOS sensors. During all periods presented, the Company owned 16.1% of CMOS and accounted for the investment using the cost method of accounting. As previously discussed in Note 2, the Company recorded an impairment charge of $838,000 related to its investment in CMOS. The Company's management and directors are of the opinion that the long-term investment's new cost basis of $160,000 is reflective of the long-term investment's underlying value at December 31, 2006.

NOTE 8 - EQUITY

COMMON STOCK ACTIVITY

During the year ended December 31, 2006 the Company issued 50,000 shares of common stock for the conversion of 500 shares of Series A Stock as discussed below.

PREFERRED STOCK ACTIVITY

SERIES A 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK INITIAL ISSUANCE AND ACTIVITY

On March 15, 2005, the Company completed a private placement with a group of accredited investors for the sale of 18,650 shares of the Company's 5% Series A Stock along with warrants, expiring five years from the date of issuance, to purchase additional shares of the Company's common stock. The Series A Stock has no voting rights.

The Series A Stock was priced at $100 per share and the Company received proceeds of $1,865,000 less offering costs and expenses. Starboard Capital Markets, LLC, a NASD member firm, acted as placement agent in the sale for which it received $186,500 in commissions and 186,500 warrants to purchase shares of the Company's common stock at an exercise price equal to $1.00 per share. The fair value of these warrants totaled $290,000 and such amount was charged to other income (expense) and credited to additional paid-in capital during 2005. The Company also incurred cash expenses totaling $50,000.

The warrants must be exercised by the payment of cash, except if there is no effective registration statement covering the resale of the shares of common stock underlying the warrants, a holder may exercise their warrants on a cashless basis. Holders of the warrants are entitled to full ratchet anti-dilution protection for issuances of common stock or common stock equivalents, prior to the effective date of the registration statement covering the resale of the shares of common stock underlying the preferred stock, at less than the exercise price of such warrants. Holders of warrants also have standard anti-dilution protection for splits, dividends, subdivisions, distributions, reclassifications and combinations of our common stock. None of the individual holders of the warrants are entitled to exercise any such warrant held by them, if such exercise would cause such holder to be deemed to beneficially own in excess of 4.999% of the outstanding shares of the Company's common stock on the date of issuance of such shares.

At the time of issuance, total common stock issuable upon conversions of the underlying Series A Stock and related warrants follows:

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



Series A Stock  (1)                                               1,865,000
Maximum accrued dividends on the shares of Series A Stock  (1)      279,750
Warrants issued to purchasers in private placement (2)              932,500
Warrants issued to placement agent in the private placement (1)     186,500
                                                                 -----------
                                                                  3,263,750
                                                                 ===========



     (1) Convertible at $1.00 per share, subject to anti-dilution provisions.
     (2) Convertible at $2.00 per share, subject to anti-dilution provisions.

During the year ended December 31, 2006, $50,000 of Series A Stock (500 shares) were converted into 50,000 shares of common stock.

SERIES A STOCK DIVIDENDS

The Company's Series A Stock accrues cumulative dividends at a rate of five percent per annum, payable semiannually on July 1 and January 1. Dividends are payable in cash, by accretion of the stated value or in shares of common stock. Subject to certain terms and conditions, the decision whether to accrete dividends to the stated value of the Series A Stock or to pay for dividends in cash or in shares of common stock, is at the Company's discretion. To date, the Company has not paid any cash dividends. During the years ended December 31, 2006 and 2005, Series A Stock dividends were approximately $81,000 and $78,000, respectively, and recorded as a non-operating expense on the Company's statement of operations.

SERIES B CONVERTIBLE PREFERRED STOCK

On August 8, 2006, the Company completed a private placement with a group of accredited investors for the sale of 11,500 shares of the Company's Series B Stock along with warrants, expiring three years from the date of issuance, to purchase additional shares of the Company's stock. Pursuant to a registration rights agreement (as discussed below), the Company filed a Form SB-2 on October 11, 2006, with the Securities and Exchange Commission ("SEC"), to register the shares of common stock issuable upon conversion of the Series B Stock and upon exercise of the warrants. The SEC declared the SB-2 effective on January 18, 2007.

At the time of issuance, total common stock issuable upon conversions of underlying Series B Stock and related warrants follows:

Series B Stock  (1)                                                1,150,000
Warrants issued to purchasers in private placement (2)               575,000
Warrants issued to placement agent in the private placement (2)      100,000
                                                                 ------------
                                                                   1,825,000
                                                                 ============


     (1) Convertible at $1.00 per share, subject to anti-dilution provisions.
     (2) Convertible at $1.50 per share, subject to anti-dilution provisions.

The Series B Stock was priced at $100 per share and the Company received proceeds of $1,150,000 less offering costs and expenses. Starboard Capital Markets, LLC, a NASD member firm, acted as placement agent in the sale for which it received $80,000 in commissions and 100,000 warrants to purchase shares of the Company's common stock at an exercise price equal to $1.50 per share. The fair value of these warrants totaled $26,000 and such amount was charged to other income (expense) and credited to additional paid-in capital during the year ended December 31, 2006.

The material terms of the Series B Stock are as follows:

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



SERIES B STOCK CONVERSION RIGHTS. All or any portion of the stated value of the Series B Stock outstanding may be converted into common stock at anytime by the investors. The initial fixed conversion price of the Series B Stock is $1.00 per share ("Conversion Price"). The Conversion Price is subject to anti-dilution protection adjustments, on a full ratchet basis, until the date that is twelve months from the effective date of the Registration Statement required to be filed pursuant to the Registration Rights Agreement, upon the Company's issuance of additional shares of common stock, or securities convertible into common stock, at a price that is less than the then Conversion Price.

REDEMPTION. On August 7, 2009 ("Redemption Date"), all of the outstanding Series B Stock shall be redeemed for a per share redemption price equal to the stated value on the Redemption Date ("Redemption Price"). The Redemption Price is payable by the Company in cash or in shares of common stock at the Company's discretion and shall be paid within five trading days after the Redemption Date. In the event the Company elects to pay all or some of the Redemption Price in shares of common stock, the shares of common stock to be delivered to the Investors shall be valued at 85% of the fifteen-day volume weighted average price of the common stock on the Redemption Date.

RIGHT TO COMPEL CONVERSION. If, on any date after August 7, 2007, (A) the closing market price for a share of the Company's common stock for ten consecutive trading days equals at least $4.00 (subject to adjustment for certain events), and (B) the average reported daily trading volume during such ten-day period equals or exceeds 100,000 shares, then the Company shall have the right, at its option, to convert, all, but not less than all, of the outstanding shares of the Series B Stock at the Conversion Price; provided that the Registration Statement shall be effective at all times during such 10-day period and during the 30-day notice period to the Investors.

WARRANT TERMS. The Warrants grant Investors the right to purchase up to an aggregate of 575,000 shares of common stock of the Company at an exercise price of $1.50 per share. The Warrants expire on August 7, 2009 and must be exercised by the payment of cash, except if there is no effective registration statement covering the resale of the shares of common stock underlying the Warrants, at which time an investor may exercise their Warrants on a cashless basis.

RESTRICTIONS ON CONVERSION OF SERIES B STOCK AND EXERCISE OF WARRANTS. No holder of the Series B Stock is entitled to receive shares upon conversion of the Series B Stock held by such holder if such receipt would cause such holder to be deemed to beneficially own in excess of 4.999% of the outstanding shares of the Company's common stock on the date of issuance of such shares (this provision may be waived upon 61 days prior written notice to the Company). In addition, no individual holder is entitled to receive shares upon conversion of the Series B Stock if the transaction causes such holder to beneficially own in excess of 9.999% of the outstanding shares of the Company's common stock on the date of issuance of such shares (this provision may be waived upon 61 days prior written notice to the Company).

None of the individual holders of the Series B warrants are entitled to exercise any warrant held by them, if the exercise causes the holder to beneficially own in excess of 4.999% of the outstanding shares of the Company's common stock on the date of issuance of such shares.

REGISTRATION RIGHTS. Pursuant to the terms of a Registration Rights Agreement between the investors and the Company, the Company was obligated to file a registration statement on Form SB-2 (which was filed on October 11, 2006) registering the resale of shares of the Company's common stock issuable upon conversion of the Series B Stock and exercise of the related warrants. The Company was required to file the registration statement within 60 days following August 8, 2006 and to have the registration statement declared effective by December 6, 2006, which is 120 days following August 8, 2006. If the registration statement was not timely filed, or declared effective within the timeframe described, or if the registration is suspended other than as permitted, in the Registration Rights Agreement, the Company will be obligated to pay each Investor a fee equal to one percent of such investor's purchase price of the Series B Stock for each 30 day period thereafter (pro rated for partial periods), that such registration conditions are not satisfied, up to a maximum of 12 months. Because the SEC did not declare the SB-2 effective until January 18, 2007, the Company accrued $10,000, included in general and administrative expense, for damages during the year ended December 31, 2006.

RIGHT OF FIRST REFUSAL. Subject to certain conditions, the Company has granted the investors a right of first refusal, for a period of one year from the effective date of the registration statement required to be filed in connection with this transaction, to participate in any subsequent financing that the Company conducts.

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



VOTING RIGHTS. Holders of the Series B Stock shall have no voting rights. However, so long as any shares of Series B Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Series B Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series B Stock or alter or amend the Series B Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise PARI PASSU with the Series B Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the holders of the Series B Stock, (d) increase the authorized number of shares of the Series B Stock, or (e) enter into any agreement with respect to the foregoing.

LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and subject to the rights of the holders of Series A Stock, the holders of the Series B Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Stock an amount equal to the stated value per share before any distribution or payment shall be made to the holders of any securities of the Company with rights junior to the Series B Stock, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Stock shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

NOTE 9 - INCOME TAX

Provision for income taxes for all periods presented represents the minimum franchise tax due, $800 per annum, in the State of California for each California entity of the consolidated entity and prior years franchise taxes paid in current periods. No provision for Hong Kong Profits Tax has been made for the periods presented as the Company and its subsidiaries operating in Hong Kong have no assessable profits during the years being reported.

The Company believes sufficient uncertainty exists regarding the realization of net operating loss carryforwards and other timing differences for the periods presented. Accordingly, a valuation allowance has been provided for the entire amount related thereto. The valuation allowance increased by approximately $1,029,000 and $596,000 during the years ended December 31, 2006 and 2005, respectively.

As of December 31, 2006, the Company has available net operating loss carryforwards for federal and state income tax purposes of approximately $22,200,000 and $19,700,000 which expire principally through 2026 and 2011, respectively. State net operating loss carryforwards are based on federal net operating losses, which are limited to certain percentages and carryover periods based on the year incurred. Pursuant to the Tax Reform Act of 1986, annual utilization of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% is deemed to occur within any three-year period.

         The following table reconciles the statutory rates to the Company's effective rate:

                                                 2006                  2005
                                            -----------------      -------------
U.S. and California statutory rate (%)          (43.0)                (43.0)
Change in valuation allowance                    43.0                  43.0
                                            -----------------      -------------
                                                  -                     -
                                            =================      =============

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS




The net deferred income tax asset consisted of the following:

                                                       2006           2005
                                                   ------------    ------------
Deferred tax assets
   Federal net operating loss carryforwards        $  7,791,000    $  6,975,000
   State net operating loss carryforwards             1,746,000       1,540,000
   Capitalized R&D Expenses                             932,000         932,000
   Tax credit carryforwards                             708,000         708,000
                                                   ------------    ------------
                                                     11,177,000      10,155,000
Less valuation allowance                             11,177,000      10,148,000
                                                   ------------    ------------
                                                           --             7,000
Deferred tax liability
   Excess tax over book depreciation                       --            (7,000)
                                                   ------------    ------------

Net deferred income tax asset                      $       --      $       --
                                                   ============    ============


NOTE 10 - COMMITMENTS AND CONTINGENCIES


OPERATING LEASES

The Company is committed under various non-cancelable operating leases which extend through November 2011. As of December 31, 2006, future minimum rental commitments are as follows (IN THOUSANDS):



                                         YEAR ENDING             FUTURE MINIMUM
                                        DECEMBER 31,             LEASE PAYMENTS
                                   -----------------------      ----------------
                                             2007                    $ 261
                                             2008                      248
                                             2009                        1
                                             2010                        1
                                             2011                        1
                                                               -----------------
                                             Total                    $512
                                                               =================

BANK LINE OF CREDIT

The Company has a line of credit agreement ("LOC Agreement") to borrow up to $2,500,000, bearing interest at the rate of prime (8.25% at December 31, 2006) plus 0.5% and secured by all of the assets of the Company. Interest payments are due monthly and all unpaid interest and principal was originally due in full on October 30, 2006. On December 18, 2006, Sysview extended the loan ("Extended Agreement"), with the same terms, for 12 months. The new maturity date is October 30, 2007. Upon certain events of default, the default variable interest rate increases to prime plus 5.5%. The Company had $1,487,000 available for use at December 31, 2006.

At December 31, 2006, Sysview was not in compliance with all of the Extended Agreement debt covenants. Pursuant to a waiver letter from the lender dated March 28, 2007, the lender agreed to forbear from exercising its rights and remedies with respect to existing defaults under the Extended Agreement from the date of the Extended Agreement through December 31, 2006. See Notes 1 and 12.

EMPLOYMENT AGREEMENTS

The Company maintains employment agreements with its executive officers which extend through 2008. The agreements provide for a base salary, annual bonus to be determined by the Board of Directors, termination payments, stock options, non-competition provisions, and other terms and conditions of employment. In addition, the Company maintains employment agreements with other key employees with similar terms and conditions. As of December 31, 2006 termination payments totaling $490,000 remain in effect.

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


CONSULTING AGREEMENT

The Company entered into an Investor Relations Consulting Agreement dated December 5, 2006, for a term of one year beginning January 1, 2007, payable monthly as follows: (i) $5,000 for January, February and March; (ii) $7,500 for April, May and June; (iii) $8,500 for July, August and September; and (iv) $9,000 for October, November, and December. Additionally, the Company agreed to pay the consultant 90,000 warrants with an exercise price of $0.65 per share, expiring in three years, with immediate vesting on January 1, 2007, and exercisable at the rate of 7,500 the first day of each month during calendar 2007. The warrants will not be registered under federal or state securities laws.

LITIGATION, CLAIMS AND ASSESSMENTS

The Company experiences routine litigation in the normal course of its business and does not believe that any pending litigation will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

SERIES A PREFERRED STOCK REGISTRATION RIGHTS AGREEMENT

In connection with the issuance of Series A Preferred Stock, the Company executed a registration rights agreement ("Agreement") with the purchasers thereof under which the Company agreed to register the common shares underlying the Series A Stock and related warrants. The Agreement provides for liquidated damages in the event the registration statement is not maintained continuously effective for a period of two years following the March 15, 2005 closing date. The liquidated damages total an amount equal to one percent (pro-rated for partial months) of the purchase price of the Series A Stock for each thirty day period effectiveness of a registration statement is not maintained and two percent for each thirty day period the registration statement ceases to remain effective. This registration, which was originally declared effective by the SEC on July 7, 2005, became ineffective April 30, 2006. The Company updated the original registration statement by filing amendments on June 6, 2006 and August 22, 2006, and the SEC declared the registration effective September 15, 2006. As a result, the Company accrued $145,000, included in general and administrative expense, for damages during the year ended December 31, 2006.

NOTE 11 - SEGMENT AND GEOGRAPHIC INFORMATION

SEGMENT INFORMATION

Sysview operates in one segment, the design, development and delivery of various imaging technology solutions, most notably scanners, as defined by SFAS 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131").

GEOGRAPHIC INFORMATION

During the years ended December 31, 2006 and 2005, Sysview recorded net sales throughout the U.S., Asia and Europe as determined by the final destination of the product. The following table summarizes total net sales attributable to significant countries (IN THOUSANDS):

                                                   YEAR ENDED DECEMBER 31,
                                            ------------------------------------
                                                  2006                 2005
                                            -----------------    ---------------
                     U.S.                       $ 11,677              $ 6,828
                     Asia                            405                  706
                     Europe and other                387                  314
                                            -----------------    ---------------
                                                $ 12,469              $ 7,848
                                            =================    ===============

Substantially all Sysview's identifiable assets are located in the U.S.

                               SYSCAN IMAGING, INC
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



NOTE 12 - SUBSEQUENT EVENTS

COMMON STOCK TRANSACTIONS

On March 21, 2007, the Company entered into an agreement with Syscan Technology Holdings, LTD whereby the Company agreed to forego any further collections efforts, including legal action, in exchange for the cancellation of 2,600,000 shares of the Company's common stock beneficially owned by Syscan Technology Holdings, LTD. In addition, both parties mutually agreed to release and discharge any and all claims that each may have against the other party. The Company's transfer agent cancelled the shares on March 29, 2007

LINE OF CREDIT

As previously discussed in Note 10, Sysview was not in compliance with all of the Extended Agreement debt covenants at December 31, 2006. The Company has remained out of compliance with the Extended Agreement debt covenants through the date of this filing. Although the Company is currently working with the lender to extend the waiver, the lender has not agreed to waive any debt covenant violations subsequent to December 31, 2006. The Company had $987,000 available for use at March 29, 2007.

STOCK OPTION GRANTS

On March 28, 2007, the Board of Directors approved the issuance of 3,036,000 options to purchase the Company's common stock for employees and directors. One third of the options vested immediately, one third vest on March 28, 2008 and one third vest on March 28, 2009.

                      [END OF ANNUAL FINANCIAL INFORMATION]

--------------------------------------------------------------------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

         ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS AND UNCERTAINTIES WHICH WE MAY FACE IN THE FUTURE WILL HAVE A GREATER IMPACT ON THOSE WHO PURCHASE OUR COMMON STOCK. THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT THE MARKET PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND WILL RUN THE RISK OF LOSING THEIR ENTIRE INVESTMENT.





                            SYSVIEW TECHNOLOGY, INC.


                                    1,825,000
                             SHARES OF COMMON STOCK








                                 ---------------

                                   PROSPECTUS
                                ----------------







                            _________________, 2007







--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

         Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

      Securities and Exchange Commission Registration Fee............   $ 66.40
      Printing and Engraving Expenses................................     $ 200
      Accounting Fees and Expenses...................................  $ 10,000
      Legal Fees and Expenses........................................   $10,000
      Blue Sky Qualification Fees and Expenses.......................     $ -0-
      Miscellaneous..................................................  $ 733.60
      TOTAL..........................................................$21,000.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         In the last three years, we sold the following unregistered securities:

         On April 26, 2005 and March 30, 2006, we granted non-qualified options to purchase up to a total of 3,700,000 and 300,000 shares of common stock, respectively, to certain of our officers, directors, employees and consultants. The options are exercisable for a period of seven years from the date of grant at an exercise price of $0.01 per share. One-third of the options vested upon grant, one-third vested on April 3, 2006 and one-third vested on April 2, 2007. On April 9, 2007, pursuant to a net cashless exercise provision, we issued 100,000 of the shares underlying the options to each of Darwin Hu, William Hawkins and David Clark, respectively. As of June 19, 2007 there remain 3,696,550 shares reserved for issuance in connection with non-qualified options.

         On October 24, 2005, we issued an aggregate of 500,000 shares of our common stock to the former shareholders of Nanodisplay, Inc., a California corporation, in connection with an Agreement and Plan of Merger and Reorganization by and among us, Nano Acquisition Corp. (our wholly-owned subsidiary), Nanodisplay, Inc. and the shareholders of Nanodisplay, Inc., pursuant to which we acquired all of the issued and outstanding capital stock of Nanodisplay, Inc.

         On October 6, 2005, we issued 125,000 restricted shares to FG Management Inc. ("FGM") for public/investor relations services. Subsequently, on August 24, 2006, we entered into a certain letter agreement with FGM, pursuant to the terms of which FGM agreed to the cancellation of such shares. As of the date hereof, we have placed a stop order on the books of our transfer agent with respect to such shares, which will be cancelled immediately upon our receipt of the certificate representing the shares from FGM.

            During the period from July 1, 2005 through September 30, 2005, we issued an aggregate of 99,996 restricted shares to Investor Relations Group for public/investor relations services.

         On March 15, 2005, we sold $1,865,000 of our Series A Convertible Preferred Stock. Starboard Capital Markets, LLC, an NASD member firm, acted as placement agent in the sale of the Preferred Stock, for which it received $186,500 in commissions and 186,500 warrants to purchase shares of our common stock, par value $.001 per share at an exercise price equal $1.00 per share.

         In connection with the financing, we also issued to the purchasers common stock purchase warrants to purchase up to an aggregate of 932,500 shares of our Common Stock at an exercise price of $2.00 per share. The Warrants are exercisable for a period of five years from the date of issuance. We have agreed, pursuant to a registration rights agreement, to register the shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants with the Securities and Exchange Commission.

         On May 18, 2006, we granted options to purchase up to a total of 660,000 shares of common stock to our officers, directors and employees pursuant to our 2002 Amended and Restated Stock Option Plan. The options are exercisable for a period of ten years from the date of grant at an exercise price of $1.01 per share. One-fourth of the options granted vest on the first anniversary, one-fourth of the options granted vest on the second anniversary, one-fourth of the options granted vest on the third anniversary and one-fourth of the options vest on the fourth anniversary.

         On May 16, 2006, we granted options to purchase up to a total of 230,000 shares of common stock to our officers, directors and employees pursuant to our 2002 Amended and Restated Stock Option Plan. The options are exercisable for a period of ten years from the date of grant at an exercise price of $0.65 per share. One-fourth of the options granted vest on the first anniversary, one-fourth of the options granted vest on the second anniversary, one-fourth of the options granted vest on the third anniversary and one-fourth of the options vest on the fourth anniversary.

         On August 8, 2006, we sold $1,150,000 of our Series B Convertible Preferred Stock. Starboard Capital Markets, LLC, an NASD member firm, acted as placement agent in the sale of the Preferred Stock, for which it received $80,000 in commissions and 100,000 warrants to purchase shares of our common stock, par value $.001 per share at an exercise price equal $1.50 per share.

         In connection with the financing, we also issued to the purchasers common stock purchase warrants to purchase up to an aggregate of 575,000 shares of our Common Stock at an exercise price of $1.50 per share. The Warrants are exercisable for a period of three years from the date of issuance. We have agreed, pursuant to a registration rights agreement, to register the shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants with the Securities and Exchange Commission.

     On March 28, 2007, we granted options to purchase up to a total of 2,310,000 and 646,000 shares of common stock to our officers, directors and employees pursuant to our 2002 Amended and Restated Stock Option Plan and 2006 Stock Option Plan, respectively. The options are exercisable for a period of ten years from the date of grant at an exercise price of $0.70 per share. Under our

2002 Amended and Restated Stock Option Plan, one-fourth of the options granted vest on the first anniversary, one-fourth of the options granted vest on the second anniversary, one-fourth of the options granted vest on the third anniversary and one-fourth of the options vest on the fourth anniversary. Under our 2006 Stock Option Plan, one-third of the options vested upon grant, one-third of the options granted vest on the first anniversary and one-third of the options granted vest on the second anniversary.

         Other than as specifically set forth above, all of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. In each instance, the offerings and sales were made to a limited number of persons, who were either (i) accredited investors, (ii) business associates of ours,
(iii) our employees, or (iv) our executive officers or directors. In addition, the transfer of such securities was restricted by us in accordance with the requirements of the Securities Act. With respect to the issuances to accredited investors, in addition to representations by them, we have made independent determinations that they were accredited or sophisticated investors, capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. With respect to our business associates, employees and executive officers or directors, in addition to representations by them, they were provided with detailed information and had access to all material information about us, and we have made independent determinations that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our filings with the Securities and Exchange Commission.

ITEM 27.  EXHIBITS AND REPORTS ON FORM 8-K.

         The following exhibits are filed with this registration statement.


--------------------------------------------------------------------------------

     2.1 Share Exchange Agreement (previously filed as exhibit 99.1 on Form 8-K dated April 19, 2004).

     3.1 Certificate of Incorporation dated February 15, 2002 (previously filed as exhibit 3.1 on Form 10-KSB dated March 31, 2005).

     3.2 Certificate of Amendment to the Company's Certificate of Incorporation dated March 19, 2004 (previously filed as exhibit
               3.2 on Form 10-KSB dated March 31, 2005).

     3.3 Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock as filed with the Secretary of State of the State of Delaware on March 15, 2005 (previously filed as exhibit 10.4 on Form 8-K dated March 21, 2005)

     3.4 Amended and Restated Bylaws (previously filed as exhibit 3.4 on Form 10-KSB dated March 31, 2005).

     3.5 Certificate of Amendment to the Company's Certificate of Incorporation dated June 23, 2006 (previously filed as exhibit
               3.5 on Form 10-QSB dated August 21, 2006).

     3.6 Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock as filed with the Secretary of State of the State of Delaware on June 10, 2006 (previously filed as exhibit 10.4 on Form 8-K dated August 14, 2006)

     5.1*      Opinion of Richardson & Patel, LLP

     10.1 Form of Convertible Preferred Stock and Common Stock Warrant Purchase Agreement entered into by and between the Company and the purchasers (previously filed as exhibit 10.1 on Form 8-K dated March 21, 2005).

     10.2 Form of Common Stock Purchase Warrant (previously filed as exhibit 10.2 on Form 8-K dated March 21, 2005).

     10.3 Form of Registration Rights Agreement (previously filed as exhibit 10.3 on Form 8-K dated March 21, 2005).

     10.4 2002 Amended and Restated Stock Option Plan (previously filed as exhibit 10.4 on Form 10-KSB dated March 31, 2005).

     10.5 Employment Agreement entered between the Company and Darwin Hu on April 26, 2005 (previously filed as exhibit 10.5 on Form 8-K dated May 2, 2005).

     10.6 Employment Agreement entered between the Company and William Hawkins on April 26, 2005 (previously filed as exhibit 10.6 on Form 8-K dated May 2, 2005).

     10.7 Employment Agreement entered between the Company and David Clark on April 26, 2005 (previously filed as exhibit 10.7 on Form 8-K dated May 2, 2005).

     10.8 2006 Stock Option Plan (previously filed as exhibit 10.8 on Form 10-QSB dated August 21, 2006).

     10.9 Form of Convertible Preferred Stock and Common Stock Warrant Purchase Agreement entered into by and between the Company and the purchasers (previously filed as exhibit 10.1 on Form 8-K dated August 14, 2006).

     10.10 Form of Common Stock Purchase Warrant (previously filed as exhibit 10.2 on Form 8-K dated August 14, 2006).

     10.11 Form of Registration Rights Agreement (previously filed as exhibit 10.3 on Form 8-K dated August 14, 2006).

     10.12 Lease Agreement by and between the Company and Airport II Property Management, LLC dated August 9, 2006 (previously filed as exhibit 10.12 on Form 10-KSB dated April 3, 2007).

     14 Code of Ethics adopted by the Company's board of directors on March 28, 2005 (previously filed as exhibit 14 on Form 10-KSB dated March 31, 2005).

     21 Subsidiaries of the Company (previously filed as exhibit 21 on Form 10-KSB dated March 31, 2005).

     23.1*     Consent of Richardson & Patel, LLP (contained in Exhibit 5.1)

     23.2*     Consent of Clancy and Co., P.L.L.C.


--------------------------------------------------------------------------------
*        Filed herewith

ITEM 28.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

      1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            i. Include any prospectus required by section 10(a)(3) of the Securities Act;

            ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            iii. include any additional or changed material information on the plan of distribution.

      2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

            Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Jose, State of California on June 25, 2007.

                            SYSVIEW TECHNOLOGY, INC.



                            By:  /s/ Darwin Hu
                                 -------------
                           Name: Darwin Hu
                          Title: Chairman of the Board and
                                 Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.


----------------------- ------------------------------------- ------------------
Person                  Capacity                                 Date
----------------------- ------------------------------------- ------------------

/S/ DARWIN HU           Chairman and Chief Executive Officer      June 25, 2007
-------------           (Principal Executive Officer)
Darwin Hu

/S/ WILLIAM HAWKINS     Chief Operating Officer, Principal        June 25, 2007
-------------------     Accounting Officer, Acting Chief
William Hawkins         Financial Officer, Secretary and
                        Director


/S/ DAVID CLARK         Senior Vice President of Business         June 25, 2007
---------------         Development and Director
David Clark


_*____________          Director                                  June 25, 2007
--------------
Lawrence Liang


* By Darwin Hu as attorney-in-fact.